SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

STATE STREET CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Joseph L. Hooley

Chairman, President and Chief Executive Officer

April 5, 2012

Dear Shareholder:

We cordially invite you to attend the 2012 annual meeting of shareholders of State Street Corporation. The meeting will be held at One Lincoln Street, 36th Floor, Boston, Massachusetts, on Wednesday, May 16, 2012, at 10:00 a.m.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting and proxy statement.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote. We urge you to vote regardless of the number of shares you hold. Please mark, sign, date and mail promptly the accompanying proxy card. If you hold your shares in “street name,” meaning they are held for your account by a broker, bank or other nominee, you will receive separate voting instructions for your shares from your broker, bank or other nominee. Registered shareholders may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card. For shares held in street name, please follow the relevant instructions for telephone and Internet voting provided by the broker, bank or other nominee. To be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this e-proxy process expedites shareholders’ receipt of proxy materials and lowers the costs and reduces the environmental impact of the annual meeting. Shareholders receiving e-proxy materials have been sent a notice containing instructions on how to access the proxy statement and annual report over the Internet and how to vote.

We look forward to seeing you at the annual meeting. Your continuing interest in State Street is very much appreciated.

Sincerely,

PLEASE NOTE: If you plan to attend the meeting, please allow time for registration and security clearance. You will be asked to present a valid picture identification acceptable to our security personnel, such as a driver’s license or passport. For security reasons, you and your bags are subject to search prior to your admittance to the meeting. If you own your shares in street name through a broker, bank or other nominee, you should also bring proof of beneficial ownership (for further details, see “Meeting Admission” in the attached Notice of State Street Corporation 2012 Annual Meeting of Shareholders). Public fee-based parking is available at State Street’s headquarters at One Lincoln Street (entrance from Kingston Street). Other public fee-based parking facilities available near One Lincoln Street include the LaFayette Corporate Center and the Hyatt Hotel (entrances from Rue de LaFayette). South Station is the closest MBTA station to One Lincoln Street.

State Street Corporation

One Lincoln Street

Boston, MA 02111-2900

NOTICE OF STATE STREET CORPORATION 2012 ANNUAL MEETING OF SHAREHOLDERS

Time	10:00 a.m., Eastern Time

Date	Wednesday, May 16, 2012

Place	One Lincoln Street, 36th Floor, Boston, Massachusetts

Purpose	1. To elect 12 directors;

2. To approve an advisory proposal on executive compensation;

3.      To approve the amended and restated 2006 equity incentive plan to, among other things, increase by 15.5 million the number of shares of our common stock that may be delivered in satisfaction of awards under the plan;

4. To ratify the selection of Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2012;

5. To act upon such other business as may properly come before the meeting and any adjournments thereof.

Record Date	The directors have fixed the close of business on March 15, 2012, as the record date for determining shareholders entitled to notice of and to vote at the meeting.

Meeting Admission	For security clearance purposes, you will be asked to present a valid picture identification acceptable to our security personnel, such as a driver’s license or passport. If your State Street shares are held in “street name” through a broker, bank or other nominee, your name does not appear on our list of shareholders and these proxy materials are being forwarded to you by your broker, bank or other nominee. If you are a street name holder and wish to attend the annual meeting, in addition to a valid form of picture identification, you will be required to present a letter or account statement showing that you were a beneficial owner of our shares on the record date.

Voting by Proxy	Please submit a proxy card or, for shares held in street name, voting instruction form, as soon as possible so your shares can be voted at the meeting. You may submit your proxy card or voting instruction form by mail. If you are a registered shareholder, you may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card. If your shares are held in street name, you will receive instructions for the voting of your shares from your broker, bank or other nominee, which may permit telephone or Internet voting. Follow the instructions on the voting instruction form that you receive from your broker, bank or other nominee to ensure that your shares are properly voted at the annual meeting.

By Order of the Board of Directors,

Jeffrey N. Carp
Secretary

April 5, 2012

i

ii

STATE STREET CORPORATION

One Lincoln Street, Boston, Massachusetts 02111

PROXY STATEMENT

GENERAL INFORMATION

Why am I receiving these materials?

State Street’s Board of Directors is soliciting your vote by proxy at the 2012 annual meeting of shareholders. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission, or SEC, and that is designed to assist you in voting your shares.

Can I access State Street’s proxy materials and annual report electronically?

As permitted by SEC rules, we are making this proxy statement and our annual report, including our consolidated financial statements for the year ended December 31, 2011, available to our shareholders over the Internet. On April 5, 2012, we mailed our U.S. shareholders as of the record date for the annual meeting, March 15, 2012, a notice containing instructions on how to access these proxy materials online and how to vote. Also on April 5, 2012, we began mailing printed copies of these proxy materials to shareholders that have requested printed copies and to shareholders outside the United States. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the notice instructs you on how to access and review online all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 16, 2012.

The proxy statement and annual report, and the means to vote electronically, are available at www.proxyvote.com. To view this material, you must have available the 12-digit control number located on the notice mailed on April 5, 2012 or the proxy card or, if shares are held in the name of a broker, bank or other nominee, the voting instruction form.

How do I request a printed copy of the proxy materials for future shareholder meetings?

To request a printed copy of the proxy statement, annual report and form of proxy relating to our future shareholder meetings, visit www.proxyvote.com, telephone 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. You must have available the 12-digit control number described above.

What are the directions to the meeting?

Directions to the meeting are as follows:

From the North:

Take Expressway (I-93) South to exit 20 (Purchase Street/South Station) and follow the signs for South Station. Follow exit ramp and cross Summer Street. Turn right onto Lincoln Street. Take first left onto Bedford Street. Take first left onto Kingston Street. Entrance to the garage is on the left.

From the South:

Take Expressway (I-93) North to exit 20 (South Station). Bear left at the ramp to South Station/Chinatown. You will see State Street Financial Center directly ahead. You will be on Lincoln Street. Follow Lincoln

Street through the major intersection at the lights (pass the entrance to the building). Take left onto Bedford Street. Take first left onto Kingston Street. Entrance to the garage is on the left.

From the West:

Take Mass Turnpike (I-90) to exit 24A (South Station). Turn left on Kneeland Street towards Chinatown. Turn right onto Lincoln Street at the light. Follow Lincoln Street through the major intersection at the lights (pass the entrance to the building). Take left onto Bedford Street. Take first left onto Kingston Street. Entrance to the garage is on the left.

Via Massachusetts Bay Transportation Authority:

Take the MBTA Red Line train to the South Station MBTA stop. Exit the train station and walk across Atlantic Avenue (towards Summer Street and Federal Street). Follow Summer Street to Lincoln Street.

What is the record date for the meeting?

Our Board of Directors has fixed the record date for the annual meeting as of the close of business on March 15, 2012.

How many votes can be cast by all shareholders?

As of the record date, 489,928,399 shares of our common stock were outstanding and entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.

How do I vote?

If your shares are registered in your name, you may vote in person at the annual meeting or by proxy without attending the meeting. Registered shareholders may also vote by telephone or over the Internet by following the instructions included with your proxy card or the notice we mailed to you on April 5, 2012. In addition, if you received a printed proxy card, you may mark, sign, date, and mail the proxy card you received from State Street in the postage-paid return envelope. If you vote by any of the available methods, your shares will be voted at the meeting in accordance with your instructions. If you sign and return the proxy card or vote by telephone or over the Internet but do not provide voting instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the recommendations of the Board of Directors given below.

If your shares are held in “street name” by a broker, bank or other nominee, that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares, which may include the ability to instruct the voting of your shares by telephone or over the Internet.

If your shares are held by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain from the record holder, and bring with you to the meeting, a proxy from the record holder issued in your name. Please note that this proxy from the record holder is in addition to the picture identification and proof of beneficial ownership required for your admission into the meeting.

What are the Board’s recommendations on how to vote my shares?

The Board of Directors recommends a vote:

■	Item 1 – FOR election of the 12 nominees named herein as directors (page 8)

■	Item 2 – FOR approval of the advisory proposal on executive compensation (page 17)

■	Item 3 – FOR approval of the amended and restated 2006 equity incentive plan (page 17)

■	Item 4 – FOR ratification of the selection of the independent registered public accounting firm (page 24)

Additionally, if other matters are presented at the annual meeting, the persons named in the proxy card as proxy holders are authorized to vote on the additional matters as they determine.

Who pays the cost for soliciting proxies by State Street?

State Street will pay the cost for the solicitation of proxies by the Board. That solicitation of proxies will be made primarily by mail and electronic means. State Street has retained Georgeson Inc. to aid in the solicitation of proxies for a fee of $19,000, plus expenses. Proxies may also be solicited by employees of State Street and its subsidiaries personally, or by mail, telephone, fax or e-mail, without any remuneration to such employees other than their regular compensation. State Street will reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain authorization for the execution of proxies.

What is householding?

Some banks, brokers and other nominee record holders may be “householding” our proxy statements, annual reports and related materials. “Householding” means that only one copy of these documents may have been sent to multiple shareholders in one household. If you would like to receive your own set of State Street’s proxy statements, annual reports and related materials, or if you share an address with another State Street shareholder and together both of you would like to receive only a single set of these documents, please contact your bank, broker or other nominee.

May I change my vote?

If you are a registered shareholder, you may revoke or change your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date or submitting an electronic proxy as of a later date or by attending the meeting and voting in person. If your shares are held in street name, you must contact your bank, broker or other nominee for instructions on changing your vote.

What constitutes a quorum?

A majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. A share once represented for any purpose at the annual meeting will be deemed present for determination of a quorum for the entire meeting and for any adjournment of the meeting (unless (1) a shareholder attends solely to object to lack of notice, defective notice or the conduct of the meeting on other grounds, and the shareholder does not vote the shares or otherwise consent that they are to be deemed present, or (2) in the case of an adjournment, a new record date is set for that adjourned meeting).

What vote is required to approve each item?

Since it is an uncontested election of directors at the annual meeting, a nominee for director will be elected to the Board of Directors if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election (Item 1). If the votes cast “against” the nominee’s election exceed the votes cast “for” the nominee’s election, the nominee will not be elected to the Board of Directors. However, under Massachusetts law, if a nominee that is an incumbent director is not elected to the Board of Directors, that incumbent director will “hold over” in office as a director until his or her successor is elected or until there is a decrease in the number of directors. All of the 12 nominees for director are incumbent directors. Under our Corporate Governance Guidelines, in an uncontested election of directors, any director/nominee who does not receive more votes cast “for” his or her election than votes cast “against” his or her election, will submit to the Board a letter of resignation for consideration by the Nominating and Corporate Governance Committee. After consideration, that committee would make a recommendation to the Board on action to be taken regarding the resignation. No such tendered resignation will be deemed effective unless and until it is accepted by action of the Board.

The actions concerning the advisory proposal on executive compensation (Item 2) and the ratification of the selection of the independent registered public accounting firm (Item 4) will be approved if the votes cast “for” the action exceed the votes cast “against” the action. Item 2 is a non-binding proposal.

Under NYSE rules, approval of the amended and restated 2006 equity incentive plan (Item 3) requires that: (1) a majority of the common stock issued, outstanding and entitled to vote at the 2012 annual meeting must actually vote on the matter (with abstentions counting as votes and broker non-votes not counting as votes) and (2) votes in favor must constitute at least a majority of the votes cast (with abstentions counting as votes cast and broker non-votes not counting as votes cast).

How is the vote counted?

Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed by State Street to act as tellers for the meeting.

Except as provided above with respect to Item 3, “abstentions” and “broker non-votes” are not counted as votes with respect to any of the items to be voted on at the annual meeting.

If you hold shares through a broker, bank or other nominee, generally the nominee may vote the shares for you in accordance with your instructions. Stock exchange rules permit a broker to vote shares held in a brokerage account on “routine” proposals if the broker does not receive voting instructions from you. Stock exchange and SEC rules, however, prohibit brokers from voting uninstructed shares in the election of directors and executive compensation matters, including the advisory proposal on executive compensation and the proposal on the amendments to the 2006 equity incentive plan. Accordingly, of the matters to be voted on at the 2012 Annual Meeting, the only “routine” proposal is the ratification of the selection of the independent registered accounting firm (Item 4).

Could other matters be decided at the meeting?

We do not know of any matters that may be properly presented for action at the meeting other than Items 1 through 4. Under our by-laws, the deadline for shareholders to notify us of any proposals or director nominations to be presented for action at the 2012 Annual Meeting has passed. However, should any other business properly come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

What are my rights as a participant in the Salary Savings Program?

As part of its employee benefits program, State Street maintains a Salary Savings Program, or SSP. If you participate in the SSP with company stock in the SSP and have invested part or all of your account in the Employee Stock Ownership Plan fund as of the record date, you may direct the trustee how to vote your allocated share of State Street Corporation common stock held in your SSP account. You may give the trustee direction over the Internet, by telephone or by mail. If you do not provide timely direction to the trustee as to how to vote your allocated share, the trustee will vote your allocated share on the same proportional basis as the shares that are directed by other participants. If a matter arises at the meeting, or such other time as affords no practical means for securing participant direction, the trustee will follow the direction of State Street, unless the trustee determines that doing so would result in a breach of the trustee’s fiduciary duty.

You must direct the trustee in advance of the meeting so that the trustee, the registered owner of all of the shares held in the SSP, can vote in a timely way. Regardless of what method you use to direct the trustee, the trustee must receive your direction no later than 11:59 p.m. Eastern Time on May 14, 2012 for your direction to be counted. Your direction will be held in confidence by the trustee. You may not provide this direction at the annual meeting. You may change your direction to the trustee by timely submitting a new direction. The last direction the trustee receives by 11:59 p.m. Eastern Time on May 14, 2012, will be the only one counted. If your direction by mail is received on the same day as one received electronically, the electronic direction will be followed.

The trustee is providing the annual report and the notice of annual meeting and proxy statement electronically to SSP participants with company stock in the SSP who are active employees and have a company-provided e-mail account and Internet access. Instead of receiving these materials in paper form mailed to your home, you will have on-line access to these materials over the Internet, thus expediting the delivery of materials and reducing printing and mailing costs. An e-mail will be sent to all such participants with detailed instructions to access materials and give your direction to the trustee. You may request that paper copies be sent to you, thereby permitting you to send in your direction by mail if you prefer that method. All other participants will receive their materials in the mail.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Owners

The table below sets forth the number of shares of common stock of State Street beneficially owned as of the close of business on December 31, 2011 by each person or entity known to State Street to beneficially own more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	26,997,900	(1)	5.5%

BlackRock, Inc 40 East 52nd Street New York, NY 10022	25,149,987	(2)	5.1

Massachusetts Financial Services Company 500 Boylston Street Boston, MA 02116	24,659,620	(3)	5.0

(1)	This information is based solely on a Schedule 13G filed with the SEC on February 8, 2012 by Capital Research Global Investors, in which it reported sole voting power of 26,997,900 shares and sole dispositive power of 26,997,900 shares.

(2)	This information is based solely on a Schedule 13G filed with the SEC on February 9, 2012 by BlackRock, Inc., in which it reported sole voting power of 25,149,987 shares and sole dispositive power of 25,149,987 shares.

(3)	This information is based solely on a Schedule 13G filed with the SEC on January 27, 2012 by Massachusetts Financial Services Company, in which it reported sole voting power of 20,055,879 shares and sole dispositive power of 24,659,620 shares.

Management

The table below sets forth the number of shares of common stock of State Street beneficially owned as of the close of business on March 1, 2012 by (1) each director, (2) the named executive officers for the year ended December 31, 2011, as identified in the Summary Compensation Table on page 55 of this proxy statement, and (3) all current directors and executive officers as a group. For this purpose, beneficial ownership is determined under the rules of the SEC. As of March 1, 2012, there were 489,859,443 shares of State Street common stock outstanding. On March 1, 2012, neither the current executive officers or directors listed below individually, nor those individuals as a group, owned beneficially as much as 1% of the outstanding shares of common stock.

Name	Amount and Nature of Beneficial Ownership(1)
Joseph C. Antonellis	192,160
Kennett F. Burnes	37,234
Peter Coym	14,043
Patrick de Saint-Aignan	8,675
Amelia C. Fawcett	18,863
David P. Gruber	18,895
Linda A. Hill	31,566
Joseph L. Hooley	581,448	(2)
Robert S. Kaplan	14,300
Charles R. LaMantia	26,332
James S. Phalen	284,558	(3)
Scott F. Powers	174,508
Edward J. Resch	463,838
Richard P. Sergel	34,292
Ronald L. Skates	36,421
Gregory L. Summe	49,935
Robert E. Weissman	78,761
All current directors and executive officers, as a group (24 persons)	3,603,127	(4)

(1)	Information in this table includes shares that the individual or group has the right to acquire within 60 days of March 1, 2012, including through the exercise of stock options or the exercise of stock appreciation rights based on the closing price of common stock on March 1, 2012, as follows: Mr. Antonellis, 82,332; Mr. Hooley, 222,985; Mr. Phalen, 85,126; Mr. Powers, 56,935; Mr. Resch, 240,500; and the group of current directors and executive officers, 759,756. No non-management director holds any stock options or stock appreciation rights exercisable within 60 days of March 1, 2012.

(2)	Includes 6,800 shares as to which Mr. Hooley has shared voting power and investment power.

(3)	Includes 47,808 shares held in a trust.

(4)	Includes 219,707 shares held in trust by one current executive officer not individually named, for which this executive officer disclaims beneficial ownership except to the extent of his pecuniary interest therein.

ITEM 1 – ELECTION OF DIRECTORS

The Board of Directors unanimously recommends that you vote

FOR

each of the nominees for director

Each director elected at the 2012 annual meeting will serve until the next annual meeting of shareholders, except as otherwise provided in State Street’s by-laws. Prior to the 2012 annual meeting, the State Street Board of Directors will consist of 13 members. Effective as of the 2012 annual meeting, the State Street Board of Directors will consist of 12 members. Of the 12 director nominees, 11 are non-management directors and one is the chief executive officer of State Street. All of the non-management directors are independent directors, as determined by the Board in its opinion, under the applicable definition in the New York Stock Exchange, or NYSE, listing standards and the State Street Corporate Governance Guidelines.

Pursuant to State Street’s by-laws, on February 16, 2012, the Board fixed the number of directors at 12 effective as of the 2012 annual meeting. Each of the nominees for election as a director is currently a director. Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the election of the 12 nominees listed below as directors. We have no reason to believe that any nominee will be unavailable for election at the annual meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors to be elected at the annual meeting. Information relating to each nominee for election as director is described below, including:

■	his or her age and period of service as a director of State Street;

■	his or her business experience during the past five years (including directorships at other public companies);

■	his or her community activities; and

■	the other experience, qualifications, attributes or skills that led the Board to conclude he or she should continue to serve as a director of State Street.

See “Corporate Governance at State Street—Composition of the Board and Director Selection Process” on page 26 of this proxy statement for a further discussion of the Board’s process and reasons for nominating these candidates.

KENNETT F. BURNES	Age 69, Director since 2003

Board Roles: Lead Director; and Executive Committee

Career Highlights and Community Involvement

■	Former Chairman and Chief Executive Officer, Cabot Corporation, an NYSE-listed manufacturer of specialty chemicals and performance materials (2001 to 2008); also President (1995 to 2008)

■

Director, Watts Water Technologies, Inc., an NYSE-listed supplier of products for use in the water quality, water safety, water flow control and water conservation markets (2009 to present), chair of Nominating Committee

■	Trustee, Dana Farber Cancer Institute

■	Chairman of Board of Visitors and member of the Board of Trustees, Executive Committee and Audit Committee, New England Conservatory

■	Chairman of Board of Trustees, Schepens Eye Research Institute

■	Chairman of Board of Trustees, Epiphany School

Qualifications and Attributes

Mr. Burnes’ significant experience in leading a global organization, with facilities and operations in approximately 20 countries, brings to State Street’s Board a focus on developing new products and new businesses in diverse, international environments. Prior to joining Cabot Corporation in 1987, Mr. Burnes was a partner at the Boston-based law firm of Choate, Hall & Stewart where he practiced corporate and business law for nearly 20 years. Mr. Burnes obtained experience in evaluating complex legal issues that arise in the types of material transactions boards of directors are called on to consider, including mergers and acquisitions and financing transactions. Mr. Burnes holds both an LL.B. and B.A. degree from Harvard University.

PETER COYM	Age 70, Director since 2006

Board Roles: Examining and Audit Committee; and Nominating and Corporate Governance Committee

Career Highlights and Community Involvement

■	Retired head of Lehman Brothers Holdings Inc., Germany; and former Member of the Lehman Brothers Bankhaus Management Board, and its European Management Group (1993 to 2005)

■	Managing Director and Office Manager, Salomon Brothers AG, and Managing Director of Salomon Brothers, Inc. (1986 to 1993)

■	Deputy Chairman of Supervisory Board, Magix AG, an international provider of software, online services and digital content in multimedia communication (2003 to present)

■	Member of Supervisory Board, Deutsche Börse AG, one of the world’s leading exchange organizations (1994 to 2003)

■	Member of the Supervisory Board (Börsenrat), Eurex, a German options and futures exchange (1994 to 2005); also Chairman of the Supervisory Board (2003 to 2005)

■	Board Member, Association of Foreign Banks (1992 to 2005); also Chairman of Executive Committee (2001 to 2005)

■	Board member, German Deposit Protection Fund (1999 to 2005)

■	Member, German Central Capital Market Committee (1997 to 2005)

■	Member, Advisory Council of the German Bundesbank (2003 to 2006)

■	Member, Advisory Council to the German Minister of Finance (2002 to 2005)

Qualifications and Attributes

A German citizen, Dr. Coym’s more than 35 years of experience in investment banking, based primarily in Europe, provides, among other things, insight into the complexities and trends within and influencing the financial services industry, including its participants, customers and regulators, particularly in a region of strategic importance to State Street. Dr. Coym, through his broad advisory experience in foreign markets, brings to the Board an international perspective on the factors motivating and affecting major corporate strategic and financing transactions and product development initiatives. Dr. Coym received an undergraduate degree and a Ph.D. in business studies from The University of Hamburg.

PATRICK DE SAINT-AIGNAN	Age 63, Director since 2009

Board Roles: Risk and Capital Committee

Career Highlights and Community Involvement

■	Retired Managing Director and Advisory Director for Morgan Stanley (1974 to 2007), including firm-wide head of the company’s risk management function (1995 to 2002)

■	Director, Non-executive Chairman, European Kyoto Fund (2008 to present)

■

Director, Allied World Assurance Company Holdings AG, an NYSE-listed specialty insurance and reinsurance company (2008 to present); also member of the Enterprise Risk Committee (chair), Compensation Committee (chair), Audit Committee and Investment Committee (2008 to present)

■	Director, Member of the Compensation Committee, Forerun Inc., a private healthcare information technology company (2007 to present)

■	Censeur of Supervisory Board, IXIS Corporate and Investment Bank, the Corporate and Investment Banking arm of Groupe Caisse d'Epargne (2005 to 2007)

■	Director, Bank of China Limited (2006 to 2008); also member of the Audit Committee (chair), the Risk Policy Committee, and the Personnel and Remuneration Committee (2006 to 2008)

Qualifications and Attributes

Mr. de Saint-Aignan’s extensive experience in risk management, corporate finance, capital markets and firm management brings to the Board a sophisticated understanding of risk, particularly with respect to the implementation of risk evaluation and monitoring programs within a global financial services organization. Mr. de Saint-Aignan’s service on the board of directors and committees of several other companies give him additional perspective on global management and governance. A dual citizen of the United States and France, he was honored with Risk Magazine's Lifetime Achievement Award in 2004. Mr. de Saint-Aignan holds his B.B.A. degree from the Ecole des Hautes Etudes Commerciales and an M.B.A. from Harvard University.

AMELIA C. FAWCETT	Age 55, Director since 2006

Board Roles: Executive Committee; Executive Compensation Committee; and Risk and Capital Committee (Chair)

Career Highlights and Community Involvement

■	Non-Executive Chairman, Guardian Media Group plc, a privately held diversified multimedia business headquartered in London (2009 to present)

■	Chairman, Hedge Fund Standards Board, a standard setting body for the hedge fund industry, headquartered in London (2011 to present)

■

Non-Executive Director, Investment AB Kinnevik, investment manager of a portfolio of long-term investments in a number of listed and unlisted growth companies around the globe including a long history of investing in emerging markets (2011 to present)

■	Non-Executive Chairman, Pensions First LLP, a privately held financial services and systems company (2007 to 2010)

■

Former Vice Chairman and Chief Operating Officer of European Operations (2002 to 2006), Morgan Stanley International Limited, London (2006 to 2007); also Vice President (1990 to 1992), Executive Director (1992 to 1996), Managing Director and Chief Administrative Officer for European Operations (1996 to 2002), and Senior Adviser (2006 to 2007)

■	Former Member of the Court of Directors and Chairman of the Audit Committee, The Bank of England (2004 to 2009)

■	Chairman, The Prince of Wales’ Charitable Foundation (2012 to present); Trustee since 2011

■	Chairman of the American Friends of the National Portrait Gallery (2011 to present); Former Deputy Chairman, National Portrait Gallery (2002 to 2011); also Chairman of Development Board (2002 to 2011)

■	Governor, London Business School (2009 to present)

■	Director, Project Hope (U.K.) (2009 to present)

■	Commissioner, US-UK Fulbright Commission (2010 to present)

Qualifications and Attributes

Dame Amelia Fawcett, a dual American and British citizen, has many years of extensive and diverse financial services experience. At Morgan Stanley, she had responsibility for development and implementation of the company's business strategy (including business integration), as well as oversight of the company’s operational risk functions, infrastructure support and corporate affairs. Prior to joining Morgan Stanley, she was an attorney at the New York-based law firm of Sullivan & Cromwell, practicing primarily in the areas of corporate and banking law in both New York and Paris. In 2002 Dame Amelia was awarded a CBE (Commander of the Order of the British Empire) by the Queen and in 2010 she was awarded a DBE (Dame Commander of the Order of the British Empire) by the Queen, in both instances for services to the finance industry. In addition, she received His Royal Highness The Prince of Wales' Ambassador Award in 2004, an award recognizing responsible business activities that have a positive impact on society and the environment. Dame Amelia’s public policy experience and experience in the European banking markets provides a valuable international financial markets perspective to Board. Dame Amelia received a B.A. degree from Wellesley College, a J.D. degree from the University of Virginia and an honorary degree from the American University in London (Richmond).

DAVID P. GRUBER	Age 70, Director since 1997

Board Roles: Examining and Audit Committee; and Risk and Capital Committee

Career Highlights and Community Involvement

■

Former Director, Chairman and Chief Executive Officer, Wyman-Gordon Company, a manufacturer of forging, investment casting and composite airframe structures for the commercial aviation, and defense industries (1994 to 1999); also President (1991 to 1997), and Chief Operating Officer (1991 to 1994)

■	Director and Chairman of the Board, Cambridge Semantics Inc., a privately held provider of semantic middleware and application development tools (2009 to present)

■	Director, Stone Panels, Inc., a privately held manufacturing company producing surfaces of buildings (2008 to present)

■	Director, Nanoscale Components, Inc., a privately held company that develops super capacitors (2008 to 2012)

■	Director, Nanocomp Technologies Inc., a privately held developer of energy-saving performance materials and component products from carbon nanotubes (2009 to present)

■	Chairman of the Mechanical Engineering Advisory Committee, Worcester Polytechnic Institute (2000 to 2008)

■	Trustee, Manufacturers Alliance for Productivity and Innovation

■	Distinguished Life Member of the Materials Information Society

Qualifications and Attributes

As the former Chairman, Chief Executive Officer, President and Chief Operating Officer of Wyman-Gordon, Mr. Gruber offers an in-depth understanding of management and operations for a large, complicated organization outside the financial services industry. Mr. Gruber’s background, technical experience and tenure on State Street’s Board provide a unique perspective on the opportunities and challenges presented to the company’s businesses through market cycles and trends as well as the company’s operations and strategic direction. He has a B.S. degree from Ohio State University.

LINDA A. HILL	Age 55, Director since 2000

Board Roles: Executive Compensation Committee; and Nominating and Corporate Governance Committee

Career Highlights and Community Involvement

■

Harvard Business School: Wallace Brett Donham Professor of Business Administration (1997 to present); and former Faculty Chair for the Leadership Initiative, the High Potentials Leadership Program, and the Organizational Behavior Unit

■	Director, Cooper Industries, an NYSE-listed diversified global manufacturer of electrical components and tools, and a member of the Management Development and Compensation Committee (1994 to present)

■	Director, Harvard Business Publishing

■	Trustee, Bryn Mawr College

■	Trustee, The Bridgespan Group

■	Trustee, Nelson Mandela Children’s Fund USA

Qualifications and Attributes

Ms. Hill is the author of several books and articles focusing on the principles and qualifications for effective leadership and management. Through her research and academic perspectives, affiliation with Harvard Business School, and experience as a public company director, Ms. Hill brings to the Board an effective understanding of market and competitive trends in executive talent development and corporate governance matters. Ms. Hill received an A.B. degree in psychology from Bryn Mawr College, an M.A. in educational psychology from the University of Chicago, and a Ph.D. in behavioral sciences from the University of Chicago and completed her post-doctoral research fellowship at the Harvard Business School.

JOSEPH L. HOOLEY	Age 55, Director since 2009

Board Roles: Chairman of the Board; Executive Committee (Chair); and Risk and Capital Committee

Career Highlights and Community Involvement

■

State Street Corporation, Chairman (2011 to present), President (2008 to present), and Chief Executive Officer (2010 to present); also President and Chief Executive Officer, National Financial Data Services (1988 to 1990), President and Chief Executive Officer, Boston Financial Data Services (1990 to 2000), Executive Vice President and head of Investor Services (2002 to 2008), Vice Chairman and Global Head of Investment Servicing and Investment Research and Trading and Operations and Technology (2006 to 2008)

■	Director, Boston Financial Data Services (1992 to present)

■	Director, Boys and Girls Clubs of Boston (2002 to present)

■	Director, President’s Council of Massachusetts General Hospital (2009 to present)

■	Chairman, Boston College Center for Asset Management (2007 to present)

■	Member of the Corporate Advisory Board, The Boston Club (2006 to present)

Qualifications and Attributes

Mr. Hooley joined State Street in 1986 and has served in various executive positions since joining the Company. In his various roles at State Street, Mr. Hooley has been responsible for all of State Street’s asset servicing and trading activities worldwide and has served on, and now chairs, the company’s Management Committee, which is comprised of the most senior policy-making officers. Mr. Hooley’s leadership experience and core understanding of the company’s full range of services brings to the Board a detailed and thorough perspective on the company’s key operations, strategic initiatives and customer relationships globally. He received his Bachelor of Science degree from Boston College.

ROBERT S. KAPLAN	Age 54, Director since 2009

Board Roles: Executive Compensation Committee; and Nominating and Corporate Governance Committee

Career Highlights and Community Involvement

■	Co-Chairman, Draper, Richards, Kaplan Foundation, a global venture philanthropy firm (2010 to present)

■	Professor of Management Practice, Harvard Business School (2005 to present)

■	Advisory Director, Berkshire Partners LLC, a private equity firm (2009 to present)

■	Senior Advisor, Indaba Capital Management, LLC, a hedge fund manager (2011 to present)

■

Director, Harvard Management Company, manager of Harvard University’s endowment and related financial assets; also served as President, Chief Executive Officer (2007) and Interim Chief Executive Officer (2007 to 2008)

■

Former Vice Chairman, Goldman Sachs Group; and Senior Director, Management Committee Member (2002 to 2006); also Global Co-Head, Investment Banking Division (1999 to 2002), Co-chief Operating Officer, Global Investment Banking (1998 to 1999), Head, Americas Corporate Finance Department (1994 to 1999), Co-head, Asia-Pacific Investment Banking (1990 to 1994)

■	Director, Bed, Bath & Beyond, Inc, a NASDAQ-listed retailer (2004 to 2009)

■	Co-Chairman, Project A.L.S., a not-for-profit dedicated to neurodegenerative disease research (2000 to present)

■	Co-Chairman, Teak Fellowship, a not-for-profit which provides academic support to low-income students from New York City (1998 to present)

■	Trustee, Ford Foundation (2008 to present)

■	Trustee, The Jewish Theological Seminary (2004 to present)

■	Founding Co-Chair of the Harvard NeuroDiscovery Center Advisory Board

■	Member, Kansas Healthcare Policy Authority Board (2006 to 2010)

Qualifications and Attributes

As a professor of management practice at Harvard Business School, and through his broad range of financial services experience while at Goldman Sachs and other roles in the industry, Mr. Kaplan adds to the Board a multi-faceted, regionally diverse and practical knowledge of financial, operational and regulatory issues within the financial services industry. Mr. Kaplan’s commitment to community service is represented by his extensive service to several not-for-profit organizations. Mr. Kaplan received his B.S. from the University of Kansas and an M.B.A. from Harvard University and also was previously employed as a Certified Public Accountant for Peat Marwick Mitchell & Co.

RICHARD P. SERGEL	Age 62, Director since 1999

Board Roles: Executive Committee; Executive Compensation Committee (Chair); and Examining and Audit Committee

Career Highlights and Community Involvement

■	Retired President, Chief Executive Officer, North American Electric Reliability Corporation, a self-regulatory organization for the bulk electricity system in North America (2005 to 2009)

■	President, Chief Executive Officer, New England Electric System (and its successor company, National Grid USA), an NYSE-listed electric utility (1998 to 2004)

■	Director, Emera, Inc., a Toronto Stock Exchange energy and services company (2010 to present)

■	Former Director of Jobs for Massachusetts

■	Former Director of The Greater Boston Chamber of Commerce

■	Former Trustee for the Merrimack Valley United Way, and the Worcester Art Museum

■	Former Chairman for the Consortium for Energy Efficiency

■	Former Audit Committee member for the Town of Wellesley Massachusetts

Qualifications and Attributes

Mr. Sergel’s responsibilities as Chief Executive Officer of the North American Electric Reliability Corporation included imposing statutory responsibility and regulating the industry through adoption and enforcement of standards and practices. To do so, he led NERC to establish the first set of legally enforceable standards for the U.S. bulk power system. Prior to joining NERC, he spent twenty-five years with the New England Electric System, where he oversaw the merger with National Grid in 2000. His extensive practical and technical expertise in navigating the energy market through regulatory change and major transactions offers to the Board important perspective on the evolving financial services industry and regulatory environment. Mr. Sergel received a B.S. degree from Florida State University, an M.S. from North Carolina State University, and an M.B.A. from the University of Miami. He served in the United States Air Force reserve from 1973 to 1979.

RONALD L. SKATES	Age 70, Director since 2002

Board Roles: Examining and Audit Committee (Chair); Executive Committee; Nominating and Corporate Governance Committee; and Risk and Capital Committee

Career Highlights and Community Involvement

■

Former Chief Executive Officer and President, Data General Corp., a manufacturer of multi-user computer systems such as minicomputers, workstations, servers and storage devices (acquired by EMC Corp. in 1999) (1989 to 1999); also Senior Vice President of Finance and Administration (1986 to 1988), Executive Vice President and Chief Operating Officer (1988 to 1989), Chief Financial Officer (1986 to 1987)

■	Audit Partner, PricewaterhouseCoopers (1976 to 1986)

■

Director, Raytheon Company, an NYSE-listed developer of technological products specializing in defense, homeland security and other government markets throughout the world (2003 to present); also serves on the Audit Committee (chair), the Public Affairs Committee, and the Management Development and Compensation Committee

■

Director, Courier Corporation, a NASDAQ-listed full-service book manufacturer and specialty publisher (2003 to present); also serves on the Audit and Finance Committee (chair), the Compensation Management Development Committee and the Nominating and Corporate Governance Committee

■	Director, Gilbane, Inc., a privately held, family owned construction and real-estate company (2002 to present)

■

Director, Cabot Microelectronics Corp., an NYSE-listed supplier of sophisticated polishing compounds and a provider of polishing pads which serve as components for modern electronics (2000 to 2005); also served on the Compensation Committee (chair), and the Nominating and Corporate Governance Committee (2001 to 2005)

■	Trustee Emeritus, Massachusetts General Hospital

■	Trustee, Massachusetts General Physicians Organization

Qualifications and Attributes

Mr. Skates currently is a private investor. His management experience for a large information technology company, combined with his extensive accounting background and board service for varied and significant organizations, provides the State Street Board with a balanced and detailed insight into the Company’s operations, organization and administration. He holds B.A. (cum laude) and M.B.A. degrees from Harvard University.

GREGORY L. SUMME	Age 55, Director since 2001

Board Roles: Executive Committee; and Nominating and Corporate Governance Committee (Chair)

Career Highlights and Community Involvement

■	Managing Director and Vice Chairman of Global Buyout, Carlyle Group, a leading private equity firm (2009 to present)

■	Director, Automatic Data Processing, Inc., a NASDAQ-listed provider of business outsourcing solutions (2007 to present)

■	Director, Freescale Semiconductor, an NYSE listed provider of embedded processing solutions (2010 to present)

■	Senior Advisor, Goldman Sachs Capital Partners, a private equity business affiliated with Goldman Sachs (2008 to 2009)

■	Chairman (1999 to 2009), Chief Executive Officer (1999 to 2008) and President (1998 to 2007) of PerkinElmer, Inc., an NYSE-listed global health science company

■	President of General Aviation Avionics, Aerospace Engines, and Automotive Products Group for AlliedSignal, an NYSE-listed aerospace, automotive and engineering company (1993 to 1998)

■	General Manager of commercial motors, General Electric (1992 to 1993)

■	Associate and then Partner, McKinsey & Co. (1983 to 1992)

Qualifications and Attributes

Mr. Summe has extensive management experience leading large and complex corporate organizations in evolving environments. In particular, at PerkinElmer he led that company’s transformation from a diversified defense contractor to a technology leader in health sciences. His experience in private equity since PerkinElmer has afforded him a deepened exposure to understanding varied business models, practices, strategies and environments and assessing value in varied international regions. At the Carlyle Group, he is responsible for buyout funds in financial services, infrastructure, Japan, the Middle East and Africa. Mr. Summe holds B.S. and M.S. degrees in electrical engineering from the University of Kentucky and the University of Cincinnati, and an M.B.A. with distinction from the Wharton School of the University of Pennsylvania. He has published a number of articles in the Harvard Business Review, Electronic Business, and various technical journals and is in the Engineering Hall of Distinction at the University of Kentucky.

ROBERT E. WEISSMAN	Age 71, Director since 1989

Board Roles: Executive Compensation Committee

Career Highlights and Community Involvement

■	Director, Pitney Bowes Inc., an NYSE-listed provider of mail equipment (2001 to present); also serves on the Audit Committee, Governance Committee, and Compensation Committee

■	Director, Information Services Group, Inc., a NASDAQ-listed advisory firm (2006 to present); also serves on the Compensation Committee, Governance Committee, and Audit Committee

■

Director, Cognizant Technology Solutions Corp., an NYSE-listed provider of information technology, consulting and business-process outsourcing (2001 to present); also serves on the Compensation Committee, and Governance Committee

■	Chairman, Shelburne Investments, a private investment company that works with emerging companies in the United States and Europe (2001 to present)

■	Chairman and Chief Executive Officer, IMS Health Inc., an NYSE-listed leading provider of information to the pharmaceutical and healthcare industries (1997 to 2000)

■	Chairman and Chief Executive Officer, Cognizant Corporation, the former parent company of IMS Health Inc. (1996 to 1997)

■

Chairman and Chief Executive Officer (1994 to 1996) of Dun & Bradstreet Corp., an NYSE-listed company that licenses information on businesses and corporations for use in credit decisions, business-to-business marketing and supply chain management; also served as President and Chief Operating Officer (1985 to 1994)

■	Director, Board of Trustees, Babson College

Qualifications and Attributes

Mr. Weissman is State Street’s longest serving director, and with this experience provides a firm understanding of the development and evolution of State Street’s products, services and client base, as well as perspective on the businesses’ reaction to market cycles. In addition, his background in information technology and service on the boards of directors of other public companies offers valuable technical and governance insight. Mr. Weissman received a degree in Business Administration and an honorary Doctor of Laws degree from Babson College.

Charles R. LaMantia is retiring as a director at the annual meeting. Dr. LaMantia, age 72, is the former Chairman and Chief Executive Officer of Arthur D. Little, Inc., a worldwide professional service company and has served as a director of State Street since 1993.

ITEM 2 – APPROVAL OF ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION

The Board of Directors unanimously recommends that you vote

FOR

this proposal (Item 2 on your proxy card)

The Board of Directors recommends that shareholders approve the advisory proposal on executive compensation set forth below. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the approval of the advisory proposal. This is the fourth consecutive year that our shareholders have had the opportunity to vote on an advisory proposal on executive compensation. In each of the past three years, the “say-on-pay” vote was approved by a significant majority of the votes cast.

The goals of State Street’s compensation program for executive officers are to attract, retain and motivate superior executives and reward them for meeting short-term and long-term financial and strategic goals, and to drive long-term shareholder value and financial stability, in a manner aligned with appropriate risk management principles. Our executive compensation program is described below in this proxy statement under the heading “Executive Compensation – Compensation Discussion and Analysis.”

The advisory vote is provided in accordance with Section 14A of the Securities Exchange Act of 1934, or the Exchange Act, and is non-binding. The outcome of this advisory vote does not overrule any decision by State Street or the Board of Directors (or any of its committees), create or imply any change to the fiduciary duties of State Street or the Board of Directors (or any of its committees), or create or imply any additional fiduciary duties for State Street or the Board of Directors (or any of its committees). Although non-binding, the Executive Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Currently, the Board of Directors has determined that State Street will hold an annual advisory vote on executive compensation.

The text of the proposal presented for your approval is as follows:

VOTED:	That the compensation of State Street’s executives, as disclosed pursuant to the SEC’s compensation disclosure rules, as set forth in this proxy statement under the heading “Executive Compensation,” including the Compensation Discussion and Analysis, the compensation tables and related material, is approved; provided, that, this resolution shall not be binding on State Street’s Board of Directors or any of its committees and may not be construed as overruling any decision by the Board or any of its committees.

ITEM 3 – APPROVAL OF AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN

The Board of Directors unanimously recommends that you vote

FOR

this proposal (Item 3 on your proxy card)

The Board of Directors recommends that shareholders approve the Board’s proposal to amend and restate our 2006 equity incentive plan to increase by 15.5 million the maximum number of shares of our common stock that may be delivered in satisfaction of awards under the plan and to make the other updates described below. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the approval of the amended and restated 2006 equity incentive plan.

In February 2012, the Board approved, subject to shareholder approval, the amended and restated 2006 equity incentive plan. The purpose of the plan is to advance State Street’s interests providing for the grant to plan participants of stock-based awards. We are asking our shareholders to approve the amended and restated plan to increase the maximum number of shares available under the plan and to make other updating amendments detailed in the description below. The plan was first approved by shareholders in 2006, with 20 million shares, plus up to 8 million shares derived from our prior stock plans, available for delivery in satisfaction of awards under the plan. The plan was amended by our shareholders in 2009 to add 17 million shares for delivery in satisfaction of awards granted under the plan and to make additional updating amendments. As of March 1, 2012, we had delivered 16,207,484 shares, with an additional 25,031,518 shares subject to outstanding awards or related restrictions under the plan.

Summary of Proposed Amendments

The material changes implemented by the proposed amendment and restatement of the 2006 equity incentive plan are as follows:

■	an increase by 15.5 million of the maximum number of shares of our common stock that may be delivered in satisfaction of awards under the plan;

■	to extend from May 19, 2019 to the tenth anniversary of shareholder approval of these amendments the date after which no new awards may be granted under the plan; and

■

to extend, from the date of our annual meeting of shareholders in 2014 to the date of our annual meeting in 2017, the date after which performance awards under the plan may no longer be granted without our shareholders reapproving the performance measures (unless such grant is made contingent upon such approval) in accordance with the requirements of Section 162(m) of the Internal Revenue Code.

Securities Authorized for Issuance Under Equity Compensation Plans at March 1, 2012

As indicated above, at March 1, 2012 we had a total of 25,031,518 shares, subject to outstanding awards or related restrictions under the 2006 equity incentive plan. The following table sets forth the number of shares of our common stock subject to outstanding awards and available for future grant under all State Street equity compensation plans (including the 2006 equity incentive plan) as of March 1, 2012, as well as the total number of shares of our common stock that were outstanding as of that date. The table does not include the additional shares that are the subject of the proposed amendment and restatement of the 2006 equity incentive plan being presented for shareholder approval at the annual meeting.

Number of Shares Subject to Outstanding Stock Options and SARs(1)	7,264,910
Weighted-average per share exercise price	$53.51
Weighted-average remaining term	3.2 years
Number of Shares Subject to Outstanding Stock Awards(2)	22,724,279
Number of Shares Available for Future Grant Under Equity Compensation Plans	8,995,616	(3)
Shares of State Street Common Stock Outstanding	489,859,443

(1)	Consists of 4,379,800 shares subject to stock options and 2,885,110 stock appreciation rights (SARs).

(2)	Consists of 16,799,334 shares subject to deferred stock awards, 2,899,807 shares subject to restricted stock awards and 3,025,138 shares subject to performance awards (assuming payout at 100%).

(3)	All shares available for future grant are under the 2006 equity incentive plan. At March 1, 2012, we had no other equity compensation plans under which shares of our common stock remained available for future grant.

For additional information concerning our securities authorized for issuance under our equity compensation plans at December 31, 2011, see below under the heading “– Securities Authorized for Issuance Under Equity Compensation Plans at December 31, 2011.”

Description of the 2006 Equity Incentive Plan, as Proposed to be Amended and Restated

The following is a summary of the material features of the amended and restated 2006 equity incentive plan, which summary is qualified in its entirety by reference to the entire plan. The summary includes the amendments identified above under “– Summary of Proposed Amendments.” A copy of the entire plan is attached as Appendix A to this proxy statement.

The purpose of the plan is to advance State Street’s interests by providing for the grant to participants of awards based on State Street’s common stock, as more fully described below. The amendment and restatement of the plan will become effective on the date of its approval by the shareholders. The plan will terminate on the tenth anniversary of such shareholder approval, except that awards made prior to termination may continue in accordance with their terms.

Administration. A committee of the Board, currently the Executive Compensation Committee, will administer the plan. The term “administrator” is used in this proxy statement to refer to the person (the Executive Compensation Committee or other committee, and their delegates) charged with administering the plan. The administrator has full authority to determine who will receive awards and to determine the types of awards to be granted as well as the amounts, terms, and conditions of any awards. Awards may be in the form of options, stock appreciation rights, or SARs, restricted or unrestricted stock, stock units or performance awards or other awards that are convertible into or otherwise based on State Street’s common stock. The administrator has the right to determine any questions that may arise regarding the interpretation and application of the provisions of the plan and to make, administer, and interpret such rules and regulations as it deems necessary or advisable. Determinations of the administrator made under the plan are conclusive and bind all parties.

Limits on Shares Deliverable under the Plan; Limits on Awards. The maximum number of shares of common stock that may be delivered in satisfaction of awards made under the plan is 52.5 million plus the number (not to exceed 8 million) of shares subject to awards outstanding under State Street’s 1997 equity incentive plan that are either forfeited (in the case of restricted stock) or never delivered (for example, because an option expires unexercised) on or after April 19, 2006 (the date the 2006 equity incentive plan was approved by our shareholders and became effective). Shares withheld to pay the exercise price or to satisfy tax withholding requirements, restricted stock that is forfeited, and shares subject to an award that is exercised or satisfied, or that terminates or expires, without the delivery of the shares do not reduce the maximum number of shares available for delivery under the plan. The maximum number of shares of common stock for which stock options may be granted to any person in any calendar year and the maximum number of shares of common stock subject to SARs granted to any person in any calendar year is in each case 2 million. The maximum number of shares of common stock subject to other awards granted to any person in any calendar year is 2 million. In the event of a stock dividend, stock split or other change in our capital structure, the administrator will make appropriate adjustments to the limits described above and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, any exercise prices relating to awards and any other provisions of awards affected by the change. The administrator may also make similar adjustments to take into account other distributions to shareholders or any other event, if the administrator determines that adjustments are appropriate to avoid distortion in the operation of the plan and to preserve the value of awards.

The closing price of State Street common stock, as reported on the New York Stock Exchange on March 1, 2012, was $42.42 per share.

Eligibility. Participation is limited to those key employees and directors, as well as consultants and advisors, who in the administrator’s opinion are in a position to make a significant contribution to the success of State Street and its subsidiaries and who are selected by the administrator to receive an award. As of March 5, 2012, the group of persons from which the administrator may select participants consisted of approximately 8,800 individuals.

Stock Options. The administrator may from time to time award options to any participant subject to the limitations described above. Stock options give the holder the right to purchase shares of common stock within a specified period of time at a specified price, not less than the fair market value of the common stock at the time of grant. Stock options granted under the plan may not be repriced other than in accordance with the applicable stockholder approval requirements of the New York Stock Exchange. Two types of stock options may be granted under the plan: incentive stock options, or “ISOs”, which are subject to special tax treatment as described below, and nonstatutory options, or “NSOs”. Eligibility for ISOs is limited to employees of State Street and its corporate subsidiaries.

The expiration date of an ISO cannot be more than ten years after the date of the original grant. In the case of NSOs, the expiration date is determined in the discretion of the administrator. The administrator also determines all other terms and conditions related to the exercise of an option, including the time at which options may be exercised and conditions related to the exercise of options.

Stock Appreciation Rights. The administrator may grant SARs under the plan. A SAR entitles the holder upon exercise to receive an amount, delivered in the form of shares of common stock, determined by reference to appreciation in the value of a share of common stock. The value from which appreciation is measured in the case of a SAR may not be less than the fair market value of the common stock on the date of grant. No SAR, once granted, may be repriced other than in accordance with the applicable stockholder approval requirements of the New York Stock Exchange.

Stock Awards; Stock Units. The plan provides for awards of nontransferable shares of restricted common stock, as well as unrestricted shares of common stock. Awards of restricted stock and unrestricted stock may be made in exchange for past services or other lawful consideration. Generally, awards of restricted stock are subject to the requirement that the shares be forfeited or resold to State Street unless specified conditions are met. Subject to these restrictions, conditions and forfeiture provisions, any recipient of an award of restricted stock will have all the rights of a State Street shareholder, including the right to vote the shares and to receive dividends. Other awards under the plan may also be settled with restricted stock. The plan also provides for stock units, including restricted stock units, entitling the recipient to receive shares of common stock (or cash measured by the value of the common stock) in the future on such conditions as the administrator may specify.

Performance Awards. The administrator may also subject awards otherwise available under the plan to the satisfaction of specified performance criteria. The performance criteria used in connection with a particular performance award will be determined by the administrator. In the case of performance awards intended to qualify for exemption under Section 162(m) of the Internal Revenue Code of 1986 as amended, the administrator will use one or more objectively determinable measures of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenue; assets; expenses; expense control; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; capital or capital ratios; one or more operating ratios; operating leverage; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; shareholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A performance criterion and any targets with respect thereto determined by the administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m) of the Internal Revenue Code, the administrator may provide in the case of any award intended to qualify for such exception that one or more of the performance criteria applicable to such award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions, changes in accounting principles or interpretations, impairment charges) occurring during the performance period that affect the applicable performance criterion or criteria. No performance award may be granted after State Street’s first meeting of shareholders held in 2017 until the listed performance measures (as originally approved or as subsequently amended) have been resubmitted to and reapproved by State Street’s shareholders in accordance with the requirements of Section 162(m) of the Internal Revenue Code, unless such grant is made contingent upon such approval.

Plan Benefits. The future benefits or amounts that would be received under the plan are discretionary and are therefore generally not determinable at this time. The following individuals and groups of individuals currently serving in office have received the following awards under the plan, stated in aggregate number of shares of common stock underlying options/SARs, performance based awards and other awards, since its inception in 2006 and as subsequently amended by shareholders in 2009: Joseph L. Hooley, Chairman, President and Chief Executive Officer, 349,000 options/SARs and 1,013,766 other awards; Edward J. Resch, Executive Vice President and Chief Financial Officer, 226,373 options/SARs and 596,350 other awards; Joseph C. Antonellis, Vice Chairman, 277,545 options/SARs and 576,711 other awards; James S. Phalen, Executive Vice President, 132,989 options/SARs and 560,603 other awards; Scott F. Powers, Executive Vice President, 139,346 options/ SARs and 680,979 other awards; all current executive officers, as a group, 1,278,057 options/SARs and 5,079,420 other awards; all current directors who are not executive officers, as a group, no options/SARs and 182,707 other awards; and all employees, including all current officers who are not executive officers, as a group, 1,199,020 options/SARs and 33,752,926 other awards.

General Provisions Applicable to All Awards. Neither ISOs nor, except for gratuitous transfers to the extent permitted by the administrator, other awards may be transferred other than by will or by the laws of descent and distribution. During a recipient’s lifetime an ISO and, except as the administrator may provide, other non-transferable awards requiring exercise may be exercised only by the recipient. Shares delivered under the plan may consist of either authorized but unissued shares or previously issued shares acquired by State Street.

Mergers and Similar Transactions. In the event of a “change in control” of State Street, as defined in the plan, all options and SARs issued under the plan will become fully exercisable, all shares of restricted stock and restricted stock units will vest, and holders of performance awards as to which the performance period has not ended will (if the transaction involves a payment to shareholders) be cashed out. If options and SARs are granted in substitution for existing awards, the substitute awards will remain exercisable after a termination of employment or other service relationship (other than by reason of death or disability) or retirement for the lesser of the period of seven months or the period ending on the latest date on which the option or SAR could otherwise have been exercised. Also, in connection with or following a change in control, awards may not be amended in any manner adverse to the participant without the participant’s consent.

Whether or not there is a change in control, as defined, in the event of a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which State Street is not the surviving corporation or which results in the acquisition of all or substantially all of State Street’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, a sale or transfer of all or substantially all of State Street’s assets, or a dissolution or liquidation of State Street, the following rules will apply except as otherwise provided in an award. If the transaction is one in which there is an acquiring or surviving entity, the administrator may provide for the assumption of some or all outstanding awards or for the grant of new awards in substitution therefore by the acquirer or survivor or an affiliate of the acquirer or survivor. If the transaction is one in which holders of common stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the administrator may likewise cash out some or all awards, except that the terms of payment need not be the same as those applicable to holders of common stock. If the transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, substitution or cash-out, awards will become payable, except that the administrator may impose restrictions on amounts payable to carry out the intent of the plan (subject to the requirement of full vesting if the transaction constitutes a change in control). Existing awards requiring exercise, unless assumed, will terminate upon completion of the transaction.

Amendment. The administrator may at any time or times amend the plan or any outstanding award for any purpose which may at the time be permitted by law, and may at any time terminate the plan as to any future grants of awards. The administrator may not, however, alter the terms of an award so as to affect materially and adversely the participant’s rights under the award without the participant’s consent, unless the terms of the plan so provide or the administrator expressly reserved the right to do so at the time of the award.

Non-U.S. Participants: The administrator may provide for special rules applicable to non-U.S. participants.

Securities Authorized for Issuance Under Equity Compensation Plans at December 31, 2011

The following table discloses the number of outstanding common stock options, warrants and rights granted by State Street to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans, as of December 31, 2011. The table provides this information separately for equity compensation plans that have and have not been approved by shareholders. The table does not include the additional shares that are the subject of the proposed amendment and restatement of the 2006 equity incentive plan being presented for shareholder approval at the annual meeting.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category:
Equity compensation plans approved by shareholders	23,626,423	(2)	$53.37	18,395,525
Equity compensation plans not approved by shareholders	41,737	(3)		—

Total	23,669,000			18,395,525

(1)	Excludes deferred stock awards, restricted stock awards and performance awards (for which there is no exercise price).

(2)	Consists of 9,124,024 shares subject to deferred stock awards, 4,772,732 shares subject to stock options, 4,164,741 shares subject to restricted stock awards, 2,936,160 stock appreciation rights (SARs), and 2,628,766 shares subject to performance awards (assuming payout at 100% for all awards regarding which performance is uncertain).

(3)	Consists of 41,737 shares subject to deferred stock awards.

Individual directors who are not our employees have received stock awards and cash retainers, both of which may be deferred. Directors may elect to receive shares of our common stock in place of cash. If payment is in the form of common stock, the number of shares is determined by dividing the approved cash amount by the closing price on the date of the annual shareholders' meeting. All deferred shares, whether stock awards or common stock received in place of cash retainers, are increased to reflect dividends paid on the common stock and, for certain directors, may include share amounts in respect of an accrual under a terminated retirement plan. Directors may elect to defer 50% or 100% of cash or stock awards until a date that they specify, usually after termination of service on the Board. The deferral may also be paid in either a lump sum or in installments over a two- to ten-year period. Stock awards totaling 212,643 shares of common stock were outstanding at December 31, 2011; awards made through June 30, 2003, totaling 41,737 shares outstanding at December 31, 2011, have not been approved by shareholders. There are no other equity compensation plans under which our equity securities are authorized for issuance that have been adopted without shareholder approval. Awards of stock made or retainer shares paid to individual directors after June 30, 2003 have been or will be made under our 1997 or 2006 Equity Incentive Plan, both of which were approved by shareholders.

Federal Income Tax Effects

The following discussion summarizes certain United States federal income tax consequences of the issuance and receipt of awards under the plan under the law as in effect on the date of this proxy statement. Changes to these tax laws could alter the tax consequences described below. This summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the plan, nor does it cover state, local or non-U.S. taxes.

ISOs. An optionee realizes no taxable income upon the grant or, for regular tax purposes, upon the exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to State Street) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain to the optionee for which State Street is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss to the optionee recognized upon a subsequent sale is treated as a long-term capital gain or loss for which State Street is not entitled to a deduction.

NSOs. In general, in the case of a NSO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to State Street; and upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss to the optionee for which State Street is not entitled to a deduction.

In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as an NSO. ISOs are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

Stock Appreciation Rights. A recipient of a stock appreciation right will not have income upon grant of the SAR. The recipient generally will recognize compensation income upon the exercise of the SAR equal to the amount of cash and the fair market value of any stock received; a corresponding deduction is available to State Street. Upon the subsequent sale of the stock, any recognized gain or loss after the date of exercise is treated as capital gain or loss to the recipient for which State Street is not entitled to a deduction.

Restricted Stock Awards. A recipient will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a recipient will have compensation income equal to the value of the stock less the purchase price and State Street will be entitled to a corresponding deduction. There would be no further tax consequences to the recipient upon the vesting of the shares for which an 83(b) election was made. Upon the subsequent sale of the stock, any recognized gain or loss after the date of grant is treated as capital gain or loss to the recipient for which State Street is not entitled to a deduction. If the recipient forfeits shares for which an 83(b) election was made, the recipient is not entitled to a deduction, loss or credit with respect to the taxes paid as a result of making the election. If the recipient does not make an 83(b) election, then when the stock vests the recipient will have compensation income equal to the value of the stock on the vesting date less the purchase price; a corresponding deduction is available to State Street. Upon the subsequent sale of the stock, any recognized gain or loss after the date of vesting is treated as capital gain or loss for which State Street is not entitled to a deduction. If the recipient forfeits shares and no 83(b) election was made, there are no tax consequences to the recipient as a result of the forfeiture.

Restricted Stock Units. A recipient will not have income upon the grant of a restricted stock unit award. A recipient is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, or, if the delivery of the shares has been properly deferred, upon delivery of the shares, the recipient will have compensation income equal to the value of the stock less the purchase price, if any; a corresponding deduction is available to State Street. Upon the subsequent sale of the stock, any recognized gain or loss after the date of vesting (or delivery) is treated as capital gain or loss to the recipient for which State Street is not entitled to a deduction.

Golden Parachute Tax. Under the so-called “golden parachute” provisions of the Code, the accelerated vesting of awards in connection with a change in ownership or control of State Street may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the plan, may be subject to an additional 20% federal tax and may be nondeductible to State Street.

Section 162(m). Where applicable, Section 162(m) limits the deduction for compensation payable to certain executive officers of State Street. Options under the plan should be able to qualify as performance-based awards not subject to the deduction limitation under Section 162(m) of the Code. The Board may also grant performance awards that are intended to be exempt from the deduction limitation under Section 162(m) of the Code.

ITEM 4 – RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors unanimously recommends that you vote

FOR

this proposal (Item 4 on your proxy card)

The Board of Directors recommends that shareholders approve the ratification of the selection of the independent registered public accounting firm described below. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the approval of the proposal.

The Examining and Audit Committee has appointed Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2012. Ernst & Young LLP has acted as our independent auditor since 1972. We have been advised by Ernst & Young LLP that it is a registered public accounting firm with the Public Company Accounting Oversight Board (United States) and complies with the auditing, quality control and independence standards and rules of that Board and the SEC.

We expect that representatives of Ernst & Young LLP will be present at the annual meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

While shareholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required, the Board of Directors is submitting the selection of Ernst & Young LLP to the shareholders for ratification to learn the opinion of shareholders on the selection. Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the ratification of the selection of Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2012. Should the selection of Ernst & Young LLP not be ratified by the shareholders, the Examining and Audit Committee will reconsider the matter. Even in the event the selection of Ernst & Young LLP is ratified, the Examining and Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if in its view such a change is in the best interests of State Street and its shareholders.

OTHER MATTERS

The Board of Directors does not know of any other matters that may be presented for action at the annual meeting. Should any other business properly come before the meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. See the discussion above in this proxy statement under the heading “General Information – Could other matters be decided at the meeting?”

CORPORATE GOVERNANCE AT STATE STREET

State Street is a financial holding company whose principal subsidiary is State Street Bank and Trust Company, or the Bank. State Street and the Bank are each organized under the laws of the Commonwealth of Massachusetts. In accordance with Massachusetts law and State Street’s by-laws, our Board of Directors has responsibility for overseeing the conduct of our business. Our Board is committed to strong corporate governance practices and is intent on maintaining State Street’s reputation for quality, integrity and high ethical standards.

State Street’s Board of Directors, in its role of overseeing the conduct of our business, is guided by our Corporate Governance Guidelines, or the Guidelines. Among other things, the Guidelines describe the role of the Board of Directors, its responsibilities and functions, the director qualification and selection process and the role of the Lead Director. The Guidelines also contain categorical standards for determining director independence under NYSE listing standards. In general, a director would not be independent under these standards if the director (and in certain circumstances, a member of the director’s immediate family) has, or in the past three years had, certain relationships or affiliations with State Street, its external or internal auditors, or other companies that do business with State Street (including employment by State Street, receipt of a specified level of direct compensation from State Street other than director fees and compensation committee interlocks). The categorical standards also provide specified relationships that, by themselves, would not impair independence. The portion of the Guidelines addressing director independence is attached as Appendix B to this proxy statement. The full Guidelines are available on our website at www.statestreet.com. In addition to the Guidelines, the charters for each principal committee of the Board and our Standard of Conduct for Employees, Standard of Conduct for Directors and Code of Ethics for Senior Financial Officers are also available on our website. Except as may be specifically incorporated by reference in this proxy statement, information on our website is not part of this proxy statement.

Pursuant to the Guidelines, the Board undertook a review of director independence in February 2012. As provided in the Guidelines, the purpose of this review was to determine whether any relationship or transaction was inconsistent with a determination that the director was independent. As a result of this review, the Board, after review and recommendation by the Nominating and Corporate Governance Committee, determined that each of our non-management directors (Dame Amelia and Ms. Hill and Messrs. Burnes, Coym, de Saint-Aignan, Gruber, Kaplan, LaMantia, Sergel, Skates, Summe and Weissman) meets the categorical standards for independence under the Guidelines, has no material relationship with State Street and satisfies the qualifications for independence under listing standards of the NYSE. In making this determination, the Board considered that the following individuals, or their respective family members, have the following relationships or arrangements that are deemed to be immaterial under the categorical standards for independence included in the Guidelines: commercial relationships with an entity for which the State Street director or family member serves as non-employee director or owner of less than a 10% interest and with respect to which the director was uninvolved in the negotiations (Dame Amelia, Ms. Hill and Messrs. Skates, Summe and Weissman); and commercial relationships with an entity for which the State Street director or family member serves as an employee, consultant or executive officer where the director does not receive any special benefits from the transaction and the annual payments to or from the entity are equal to or less than the greater of $1 million or 2% of the consolidated gross annual revenues of the other entity during the most recent completed fiscal year (Ms. Hill and Messrs. Kaplan and Summe). None of these commercial relationships involved amounts paid or received by State Street in 2011 greater than 0 .1% of the director-affiliated entity’s annual gross revenue or 0.1% of State Street’s annual gross revenue.

Although State Street does not have a formal policy regarding attendance of directors at the annual meeting, all directors are encouraged to attend. Of the thirteen directors then on the Board, twelve attended the 2011 annual meeting.

State Street has established and maintains internal controls and procedures designed to ensure the integrity and accuracy of its consolidated financial statements and control of its assets. State Street has established and maintains disclosure controls and procedures designed to ensure that State Street is able to timely record, process and report the information required for public disclosure. State Street is dedicated to maintaining its high standards of financial accounting and reporting.

We have a Standard of Conduct for Directors, which together with the Standard of Conduct for Employees, promotes ethical conduct and the avoidance of conflicts of interest in conducting our business. We also have a Code of Ethics for Senior Financial Officers (including the Chief Executive Officer), as required by the Sarbanes-Oxley Act and SEC rules. Only our Board may grant a waiver for directors, senior financial officers or executive officers from a provision of the Standard of Conduct for Directors, the Standard of Conduct for Employees or the Code of Ethics for Senior Financial Officers, and any waivers will be posted on our website at www.statestreet.com.

Composition of the Board and Director Selection Process

In connection with nominating directors for election each year and evaluating the need for new director candidates as appropriate, the Nominating and Corporate Governance Committee, with input from the entire Board and management, focuses on the Board’s capabilities and functioning as a whole, including skill sets, diversity, specific business background and global or international experience. The Board expects all nominees to possess the following attributes or characteristics:

■	unquestionable business ethics, irrefutable reputation and superior moral and ethical standards;

■	informed and independent judgment with a balanced perspective, financial literacy, mature confidence, high performance standards and incisiveness;

■

ability and commitment to attend Board and committee meetings and to invest sufficient time and energy in monitoring management’s conduct of the business and compliance with State Street’s operating and administrative procedures; and

■	a global vision of business with the ability and willingness to work closely with the other Board members.

Taken as a whole, the Board expects one or more of its members to have the following skill sets, specific business background and global or international experience:

■	experience in the financial services industry;

■	experience as a senior officer of a well-respected public company;

■	experience as a senior business leader of an organization active in the company’s key international growth markets;

■	experience in key disciplines, such as risk management, of significant importance to the company’s overall operations; and

■	qualification as an audit committee financial expert (as defined by applicable SEC rules).

The director biographies set forth in this proxy statement above under the heading “Item 1-Election of Directors” indicate each nominee’s experience, qualifications, attributes and skills that led the Board to conclude he or she should continue to serve as a director of State Street. The Board believes that individually each of the nominees has had substantial achievement in his or her personal and professional pursuits, and has talents, experience and integrity that will contribute to the best interests of State Street and to long-term shareholder value, and the nominees as a group possess the skill sets, specific business background and global or international experience that the Board desires.

State Street does not have a formal or informal policy with respect to diversity, but taken as a whole, strives to have a Board that reflects the diversity (in terms of a number of characteristics, including, gender, race, national origin, age and tenure on the Board) of the company’s key stakeholders and of the various communities in which the company operates. Presently, the Nominating and Corporate Governance Committee and the Board believe the composition of the Board, which currently reflects a range of personal and professional backgrounds, experiences and other characteristics, is reflective of this diversity. As noted above, the Nominating and Corporate Governance Committee includes diversity as a consideration in making its recommendations for nominees for director. The Committee, however, does not assign specific weight to the various factors it considers and no particular criteria is a prerequisite for nomination.

In carrying out its responsibility to find the best qualified candidates for directors, the Nominating and Corporate Governance Committee will consider proposals from a number of sources, including recommendations for nominees from shareholders submitted upon written notice to the Chair of the Nominating and Corporate Governance Committee, c/o the Office of the Secretary of State Street Corporation, One Lincoln Street, Boston, Massachusetts 02111 (facsimile number (617) 664-8209). The Committee seeks to identify individuals qualified to become directors, consistent with the above criteria established by the Board for director candidates.

The Nominating and Corporate Governance Committee’s process for identifying and evaluating candidates includes actively seeking to identify qualified individuals by reviewing lists of possible candidates, and considering proposals from a number of sources, such as from members of the Board, members of management, employees, shareholders and industry contacts. The Committee’s charter grants it the authority to retain a search firm to assist in conducting this search. Upon identifying a possible candidate, from whatever source, the Committee makes an initial evaluation as to whether the individual would be expected to qualify under the criteria established by the Board for director candidates. A possible candidate whom the Committee feels is an individual who could qualify under the criteria established by the Board is then further evaluated through a process which may include obtaining and examining the individual’s resume, speaking with the person who has recommended the individual, speaking with others who may be familiar with the individual, interviews by members of the Board and the Nominating and Corporate Governance Committee with the individual, discussion at the Committee level of the individual’s possible contribution to State Street and, if appropriate, voting on the individual as a candidate. The Committee evaluates possible nominees for director without regard to whether an individual is recommended by a shareholder or otherwise.

Board Leadership Structure

On January 1, 2011, Mr. Hooley, State Street’s Chief Executive Officer, commenced his role as Chairman of the Board. As Chairman, Mr. Hooley presides at all meetings of the Board during which he is present. State Street has adopted a leadership structure that also incorporates an independent Lead Director of the Board. This position is currently held by Kennett F. Burnes. The Chairman works with the independent Lead Director in setting Board agendas and coordinating other Board activities. The Board of Directors believes that Mr. Hooley’s role as Chairman and Mr. Burnes’ role as Lead Director is the most effective leadership structure for State Street and is in the best interests of the Board, the company and its shareholders at this time. Among the factors leading the Board to this conclusion are:

■

As our Chief Executive Officer, Mr. Hooley is more familiar with our business and strategy than an independent, non-management Chairman would be and is thus better positioned to focus our Board’s agenda on the key issues facing State Street.

■	A single Chairman and Chief Executive Officer provides strong, consistent and accountable leadership for State Street, without risking overlap or conflict of roles.

■	Oversight of State Street is the responsibility of our Board as a whole, and this responsibility can be properly discharged without an independent Chairman.

■	The Chairman and our Lead Director work together to play a strong and active role in the oversight of State Street’s leadership.

Mr. Burnes was appointed Lead Director to serve a one-year term as the presiding director of the independent directors of the Board (all directors, except for Mr. Hooley) in May 2011. Mr. Burnes has served in this capacity for two terms. In appointing Mr. Burnes to this position, the Board intended to enhance the role of Lead Director within our corporate governance framework. As Lead Director, Mr. Burnes:

■	is actively involved in all the matters of the Board and each of its committees;

■	participates in, and attends, meetings of all of the Board’s committees providing valuable committee membership overlap to enable optimal agenda coordination;

■	presides at all meetings of the Board at which the Chairman is not present, including all executive sessions of independent directors;

■	serves as a liaison between the Chairman and the independent directors;

■	establishes the agenda and oversees the executive sessions of the independent directors;

■	communicates with the Chairman to provide feedback and also to implement the decisions and recommendations of the independent directors; and

■	approves, in consultation with the Chairman, the agendas for Board meetings, information sent to the Board and the schedule of Board meetings.

The independent directors meet in executive session at every regularly scheduled meeting of the Board and otherwise as needed. The Lead Director is authorized to call additional meetings of the independent directors. The meetings of the independent directors promote additional opportunities, outside the presence of management, for the directors to engage together in discussion of pending and other important matters, and the regularity of these meetings fosters continuity for these discussions and allows for a greater depth and scope to the matters discussed. The role of the Lead Director provides another method to communicate the perspectives of the independent directors, including the matters discussed at the separate meetings of the independent directors, and to effectively integrate those perspectives into Board agendas and materials.

A review of the role, responsibilities and effectiveness of the Lead Director is conducted annually by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee conducts a review of the current Lead Director by soliciting feedback from members of the Board, and based upon the review, recommends that the Board of Directors elect a member of the Board as its Lead Director for a one-year term.

Communication with the Board of Directors.

Shareholders and interested parties who wish to contact the Board of Directors or the Lead Director should address correspondence to the Lead Director in care of the Corporate Secretary. The Corporate Secretary will review and forward correspondence to the Lead Director or appropriate person or persons for response.

Lead Director of State Street Corporation

c/o Office of the Secretary

One Lincoln Street

Boston, MA 02111

In addition, State Street has established a procedure for communicating directly with the Lead Director by utilizing a third-party independent provider, regarding concerns about State Street or its conduct, including complaints about accounting, internal accounting controls or auditing matters. An interested party who wishes to contact the Lead Director may use any of the following methods, which are also described on State Street’s website at www.statestreet.com:

Telephone:	Posted Mail:	Internet:

From within the United States:	The Network	www.tnwinc.com/webreport
1-888-736-9833 (toll-free)	ATTN: State Street
333 Research Court
Norcross, GA 30092
USA

For country specific phone numbers please visit www.statestreet.com.

The Lead Director may forward to the Examining and Audit Committee, or to another appropriate group or department, any concerns the Lead Director receives for appropriate review. The Lead Director periodically reports to the non-management directors as a group regarding concerns received.

Meetings of the Board of Directors

During 2011, the Board of Directors held eleven meetings, and each of the directors attended 75% or more of the total of all meetings of the Board and all meetings of the committees of the Board on which such director served during the year. Each member of the Board is also a member of the Board of Directors of the Bank. The Board of Directors of the Bank held nine meetings during 2011. Each member of State Street’s Executive Committee, Risk and Capital Committee and Examining and Audit Committee is also a member of the corresponding committee of the Bank, and members customarily hold joint meetings of both committees.

Committees of the Board of Directors

The Board of Directors has the following principal committees to assist it in carrying out its responsibilities, each of which operates under a written charter, a copy of which is available on our website at www.statestreet.com. The charter for each committee, which establishes its roles and responsibilities and governs its procedures, has been approved by the Board.

Examining and Audit Committee. The Examining and Audit Committee has direct responsibility for the appointment, compensation, retention, evaluation and oversight of the work of the independent registered public accounting firm for State Street, and sole authority to establish pre-approval policies and procedures for all audit engagements and for any non-audit engagements with the independent auditor. The Committee also oversees the operation of a comprehensive system of internal controls covering the integrity of our financial statements and reports, compliance with laws, regulations, corporate policies, and the qualifications, performance and independence of State Street’s independent auditor. The Committee acts on behalf of the Board in monitoring and overseeing the performance of the internal audit function at State Street and in reviewing certain communications with bank regulatory authorities. The Committee reports periodically to the Board as appropriate, and its specific functions and responsibilities are set forth in the Committee’s charter. The Committee’s members are, Ronald L. Skates, Chair; Peter Coym, David P. Gruber, Charles R. LaMantia and Richard P. Sergel. During 2011, the Committee held 22 meetings.

The Board of Directors has determined that the Examining and Audit Committee consists entirely of directors who meet the independence requirements of the listing standards of the NYSE and the rules and regulations of the SEC. Further, all of the members of the Committee are financially literate, based upon their education and experience, as such qualification under the listing standards of the NYSE is interpreted by the Board. The Board has determined, based upon education and experience as a principal accounting or financial officer or public accountant, or experience actively supervising a principal accounting or financial officer or public accountant, that all members of the Committee, with the exception of Peter Coym, satisfy the definition of “audit committee financial expert” as set out in the rules and regulations under the Exchange Act, and have accounting or related financial management expertise as such qualification under the listing standards of the NYSE is interpreted by the Board. None of the members of the Committee serves on more than two other audit committees of public companies.

Executive Committee. The Executive Committee is authorized to exercise all the powers of the Board of Directors, except as otherwise limited by the laws of the Commonwealth of Massachusetts or its charter. The purpose and function of the Committee is to review, approve and act on matters on behalf of the Board of Directors at times when it is not practical to convene a meeting of the full Board to address such matters. The Committee, dependent on its meeting activities, if any, reports periodically to the Board, as appropriate, and its specific functions and responsibilities are set forth in the Committee’s charter. The Committee’s members are Joseph L. Hooley, Chair, Kennett F. Burnes, Amelia C. Fawcett, Richard P. Sergel, Ronald L. Skates and Gregory L. Summe. The Committee did not meet in 2011.

Executive Compensation Committee. The Executive Compensation Committee, sometimes referred to as the Compensation Committee, oversees the operation of all of our compensation plans, policies and programs in which officers who are Section 16 reporting persons participate and certain other incentive, retirement, welfare and equity plans in which all other employees participate. The Committee also oversees the alignment of our incentive compensation arrangements with our safety and soundness. Acting together with the other independent directors, the Committee annually reviews and approves corporate goals and objectives relevant to the chief executive officer’s compensation, evaluates the chief executive officer’s performance, and reviews, determines and approves, in consultation with the other independent directors, the chief executive officer’s compensation level. In addition, the Committee reviews, evaluates and approves the total compensation of all Section 16 officers and oversees State Street’s incentive plans. The Committee is also responsible for approving the terms and conditions of employment and any changes thereto, including any restrictive provisions, severance arrangements, and special arrangements or benefits, of any Section 16 officer. The Committee adopts equity grant guidelines in connection with its overall responsibility for all equity plans, and monitors stock ownership of executive officers. The Committee reports periodically to the Board, as appropriate, and its specific functions and responsibilities are set forth in the Committee’s charter. Its members are Richard P. Sergel, Chair; Amelia C. Fawcett, Linda A. Hill, Robert S. Kaplan and Robert E. Weissman. None of these individuals is or has been an officer or employee of State Street or the Bank. The Board of Directors has determined that the Committee consists entirely of directors who meet the independence requirements of the listing standards of the NYSE. During 2011, the Committee held 8 meetings.

The Board of Directors has formed a subcommittee of the Executive Compensation Committee and appointed Messrs. Sergel (Chair) and Weissman and Dame Amelia as members of the subcommittee. The purpose and authority of the subcommittee is to perform all functions of the Executive Compensation Committee related to the qualification of performance-based compensation for applicable exemptions under Section 162(m), including establishing and administering performance goals and certifying the attainment of those goals. Each of Messrs. Sergel and Weissman and Dame Amelia qualify as outside directors for purposes of Section 162(m) and as non-employee directors for purposes of SEC Rule 16b-3. All references to the Executive Compensation Committee in this proxy statement refer to the subcommittee, as appropriate.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s principal responsibilities are to assist the Board in overseeing the company’s succession planning process, to identify and recommend nominees for directors of State Street, to recommend to the Board director nominees for each committee, to provide leadership in shaping our corporate governance, including the Corporate Governance Guidelines, and to lead the Board in its annual review of the Board’s performance. The Committee is also responsible for reviewing and approving State Street’s related-person transactions and reviewing the amount and form of director compensation. The Committee reports periodically to the Board, as appropriate, and its specific functions and responsibilities are set forth in the Committee’s charter. Its members are Gregory L. Summe, Chair; Peter Coym, Linda A. Hill, Robert S. Kaplan and Ronald L. Skates. The Board of Directors has determined that the Committee consists entirely of directors who meet the independence requirements of the listing standards of the NYSE. During 2011, the Committee held 7 meetings.

Risk and Capital Committee. The Risk and Capital Committee is responsible for the oversight relating to State Street’s assessment and management of risk, including market, operational, fiduciary, interest-rate, liquidity, business and credit risks and related policies. In addition, the Committee provides oversight on strategic capital governance principles and controls and monitors capital adequacy in relation to risk. The Risk and Capital Committee is also responsible for discharging the duties and obligations of the Board under applicable Basel requirements. The Committee reports periodically to the Board, as appropriate, and its specific functions and responsibilities are set forth in the Committee’s charter. Its members are Amelia C. Fawcett, Chair; Patrick de Saint-Aignan, David P. Gruber, Joseph L. Hooley, Charles R. LaMantia and Ronald L. Skates. During 2011, the Committee held 13 meetings.

Non-Employee Director Compensation

General

The Nominating and Corporate Governance Committee is responsible for reviewing annually the form and amount of director compensation and for making a related recommendation to the Board. The Committee’s review focuses on compensation for our non-employee directors. Mr. Hooley is the only director that is also one of our employees, and the determination of his compensation is described in this proxy statement under the heading “Executive Compensation.” In conducting its review, the Committee has access to compensation consultants and other resources it deems appropriate, including peer group data. The Committee uses the same peer group as the Compensation Committee uses for purposes of executive compensation generally and, like the Compensation Committee, uses the services of Aon Hewitt as a compensation consultant.

The Nominating and Corporate Governance Committee targets non-employee director compensation at the median of the companies in our peer group. Aon Hewitt prepares a review of director compensation at the peer group and provides the review to the Committee annually. The summary includes data on total compensation for directors at the peer group companies as well as on individual components of that compensation, such as annual retainers, meeting fees and equity awards. Data is also provided that differentiates compensation by board position, such as committee chairs and lead directors. Aon Hewitt also provides data showing trends in director compensation. For 2011 director compensation, management and Aon Hewitt met to review the data with the Committee at a meeting in April 2011. The Committee then made its recommendation to the Board, which, following the May 2011 annual meeting of shareholders, approved director compensation for all non-employee directors effective through the 2012 annual meeting of shareholders.

Director Compensation Arrangements

Compensation

For the period beginning after the 2011 annual meeting of shareholders and ending upon the 2012 annual meeting of shareholders, non-employee directors receive the following compensation:

■	annual retainer – $75,000, payable at the director's election in shares of State Street common stock or in cash;

■	meeting fees – $1,500 for each Board and committee meeting attended, together with reimbursement of expenses incurred as a result of attending such meetings, payable in cash;

■	an annual common stock award in an amount equal to $130,000 divided by the closing price of the stock on May 18, 2011 (with additional stock amounts to reflect dividends if the award is deferred);

■	an additional annual retainer for the Lead Director of $90,000, payable at the director's election in shares of State Street common stock or in cash;

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an additional annual retainer for the Examining and Audit Committee Chair and for the Risk and Capital Committee Chair of $25,000, payable at the director's election in shares of State Street common stock or in cash;

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an additional annual retainer for the Chairs of the Executive Compensation Committee and the Nominating and Corporate Governance Committee of $15,000, payable at the director's election in shares of State Street common stock or in cash; and

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an additional annual retainer for each member of the Examining and Audit Committee and for each member of the Risk and Capital Committee, other than the Chairs, of $10,000, payable at the director's election in shares of State Street common stock or in cash.

Pursuant to State Street's Deferred Compensation Plan for Directors, directors may elect to defer the receipt of 50% or 100% of their (1) retainers, (2) meeting fees, and/or (3) annual award of shares of common stock.

Directors also may elect to receive all of their retainers in cash or shares of common stock. Directors who elect to defer the cash payment of their retainers and/or meeting fees may also make notional investment elections with respect to such deferrals, with a choice of one or more of five notional investment fund returns, including one that tracks the performance of State Street common stock. To the extent the amounts are deferred, they will be paid (a) on the date elected by the director, either the date of the director's termination of service on the Board or a future date specified, and (b) in the form elected by the director as either a lump sum or in installments over a two- to ten-year period.

Director Stock Ownership Guidelines

We have stock ownership guidelines that apply to all directors. The target level of stock ownership is the lesser of 10,000 shares of common stock or common shares worth at least $500,000. The value of those shares is calculated by reference to the closing price of our common stock on the NYSE on the date that we use for the beneficial ownership table in our annual meeting proxy statement. Directors are credited with the value and number of all shares they beneficially own for purposes of the beneficial ownership table as well as all shares awarded as director compensation whether deferred, delayed or subject to vesting or other restrictions. The achievement of these levels is phased-in over a period of seven years for current directors, with the first year commencing on the date of election as director. As of March 1, 2012, the stock ownership of each of our directors exceeded the expected level of ownership under these guidelines or is consistent with a prorated accumulation of shares which would, if continued, exceed the guidelines for those directors whose holdings do not meet the seven-year threshold.

2011 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)

(a)	(b)	(c)	(g)	(h)
Kennett F. Burnes	$21,000	$295,000	$26,117	$342,117
Peter Coym(3)	$143,500	$130,000	—	$273,500
Patrick de Saint-Aignan(3)	$121,000	$130,000	$25,721	$276,721
Amelia C. Fawcett(3)	$145,000	$130,000	$14,836	$289,836
David P. Gruber(3)	$164,000	$130,000	—	$294,000
Linda A. Hill(3)	$112,500	$130,000	—	$242,500
Robert S. Kaplan	$34,500	$205,000	—	$239,500
Charles R. LaMantia(3)	$164,000	$130,000	—	$294,000
Richard P. Sergel(3)	$163,000	$130,000	$25,721	$318,721
Ronald L. Skates(3)	$194,000	$130,000	$26,117	$350,117
Gregory L. Summe	$24,000	$220,000	$25,336	$269,336
Robert E. Weissman	$27,000	$205,000	—	$232,000

(1)	For the May 2011 – April 2012 Board year, each director received 2,761 shares of stock with a total value of $130,000 on the date of grant for the annual equity award; each director electing to receive the annual retainer in stock also received 1,593 shares of stock valued at $75,000 on the date of grant. Some directors elected to receive their additional committee chair or member retainers in stock in lieu of cash. All of these shares were valued based on the per share closing price of our common stock on the NYSE on May 18, 2011 of $47.08.

(2)	Perquisites that Dame Amelia Fawcett and Messrs. Burnes, de Saint-Aignan, Sergel, Skates, and Summe received in 2011 include: director life insurance coverage paid for by State Street ($336 for Mr. Summe and Dame Amelia, $721 for Mr. de Saint-Aignan and Mr. Sergel, and $1,117 for Mr. Skates and Mr. Burnes); and matching charitable contributions that were made in the name of directors under State Street’s matching gift program available to all directors ($14,500 for Dame Amelia and $25,000 for Messrs. Burnes, de Saint-Aignan, Sergel, Skates, and Summe). The amount of perquisites and other personal benefits for Ms. Hill and Messrs. Coym, Gruber, Kaplan, LaMantia, and Weissman has not been itemized because the total did not exceed $10,000.

(3)	Annual retainer was paid in cash.

Related Person Transactions

The Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which State Street is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% shareholders (or their immediate family members), who we refer to as “related persons,” has a direct or indirect material interest.

A related person proposing to enter into such a transaction, arrangement or relationship must report the proposed related-person transaction to State Street’s Chief Legal Officer. The policy calls for the proposed related-person transaction to be reviewed and, if deemed appropriate, approved by the Nominating and Corporate Governance Committee. Whenever practicable, the reporting, review and approval will occur prior to the transaction. If advance review is not practicable or was otherwise not obtained, the Committee will review, and, if deemed appropriate, may ratify the related-person transaction. The policy also permits the Chair of the Committee to review and, if deemed appropriate, approve proposed related-person transactions that arise between Committee meetings, in which case they will be reported to the full Committee at its next meeting. Any related-person transactions that are ongoing in nature will be reviewed annually.

A related-person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Committee (or the Committee Chair) after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Committee (or the Committee Chair) will review and consider:

■	the related person’s interest in the related-person transaction;

■	the approximate dollar value of the amount involved in the related-person transaction;

■	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

■	whether the transaction was undertaken in the ordinary course of State Street’s business;

■	whether the transaction with the related person is on terms no less favorable to State Street than terms that could be reached with an unrelated third party;

■	the purpose of, and the potential benefits to State Street of, the transaction; and

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any other information regarding the related-person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Committee may approve or ratify the related-person transaction only if the Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, State Street’s best interests. The Committee may, in its sole discretion, impose such conditions as it deems appropriate on State Street or the related person in connection with approval of the related-person transaction.

In addition to the transactions that are excluded by the instructions to the SEC’s related-person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related-person transactions for purposes of this policy:

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interests arising solely from the related person’s position as an executive officer, employee or consultant of another entity (whether or not the person is also a director of such entity) that is a party to the transaction, where (1) the related person and his or her immediate family members do not receive any special benefits as a result of the transaction and (2) the annual amount involved in the transaction equals less than the greater of $1 million or 2% of the consolidated gross revenues of the other entity that is a party to the transaction during that entity’s last completed fiscal year; or

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a transaction that involves discretionary charitable contributions from State Street to a tax-exempt organization where a related person is a director, trustee, employee or executive officer, provided the related person and his or her immediate family members do not receive any special benefits as a result of the transaction, and further provided that, where a related person is an executive officer of the tax-exempt organization, the amount of the discretionary charitable contributions in any completed year in the last three fiscal years is not more than the greater of $1 million, or 2% of that organization’s consolidated gross revenues in the last completed fiscal year of that organization (in applying this test, State Street’s automatic matching of employee charitable contributions to a charitable organization will not be included in the amount of State Street’s discretionary contributions).

Based on information provided by the directors and executive officers, and obtained by the legal department, no related-person transactions were required to be reported in this proxy statement under applicable SEC regulations. In addition, neither State Street nor the Bank had extended a personal loan or extension of credit to any directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The goals of State Street’s compensation program for executive officers are to attract, retain and motivate superior executives and reward them for meeting short-term and long-term financial and strategic goals, and to drive long-term shareholder value and financial stability, in a manner aligned with appropriate risk management principles. In this compensation discussion and analysis, we describe our approach to executive compensation, including philosophy, design, process and risk alignment. We also describe 2011 compensation determinations for specific executive officers.

Overview

In making compensation decisions for our executive officers, the Compensation Committee evaluates a number of relevant factors. Financial performance, capital position and other corporate performance indicators are the predominant factors in determining incentive compensation for executive officers, each of whom has significant policy-making and other influence over our operations. The Committee also evaluates individual performance, market and competitive compensation practices and regulatory and shareholder perspectives in these determinations. This overview reviews several key factors and procedural elements involved in the Committee’s determinations of 2011 executive officer incentive compensation. Many of these factors and elements are further described later in this compensation discussion and analysis, along with others.

Named Executive Officers

The executive officers whose 2011 compensation is described specifically in this compensation discussion and analysis are identified below. We refer to these executive officers as our named executive officers.

■	Joseph L. Hooley, Chairman, President and Chief Executive Officer;

■	Edward J. Resch, Executive Vice President and Chief Financial Officer;

■	Joseph C. Antonellis, Vice Chairman;

■	James S. Phalen, Executive Vice President and Head of Global Operations, Technology and Product Development; and

■	Scott F. Powers, Executive Vice President and President and Chief Executive Officer of State Street Global Advisors.

Each of the named executive officers serves on our Management Committee, which consists of our senior-most policy-setting executive officers. The compensation philosophy, design, process and risk alignment characteristics applicable to our named executive officers are also generally applicable to all of the other members of our Management Committee.

2011 Corporate Performance

State Street’s 2011 corporate performance reflects the company’s financial stability and capability to advance its business opportunities and strategic priorities in an environment which included volatile equity markets and economic uncertainty – particularly in the second half of the year – in important regions such as Europe. Below are highlights reflecting several indicators by which we monitor our performance and which were among the factors used in evaluating corporate performance for 2011 for compensation purposes.

■	Earnings Performance. Overall, consolidated total revenue for 2011 increased 7% compared to 2010, with an associated increase in consolidated net income of 23%.

■	Assets under Custody and Administration/Management. Assets under custody and administration at December 31, 2011 were $21.81 trillion, an increase from $21.53 trillion at December 31, 2010. Asset servicing fees for 2011 increased 11% compared to 2010. Assets under management declined to $1.86 trillion at December 31, 2011 from $2.01 trillion at December 31, 2010; asset management fees for 2011, however, increased by 11% compared to 2010.

■	Return on Equity. Return on common shareholders’ equity for 2011 was 10.0%, an increase from 9.5% for 2010.

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Total Shareholder Return. Our total shareholder return for 2011 placed us in the top third of our general peer group used for compensation purposes and described below under “– Additional Key Considerations and Process Elements – Peer Group and Benchmarking.” Relative to our peer-group competitors operating primarily as trust banks (Bank of New York Mellon and Northern Trust Corporation), we had the highest 2011 total shareholder return.

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Dividends and Share Repurchases. State Street declared aggregate common stock dividends of $0.72 per share in 2011, compared to aggregate common stock dividends of $0.04 per share in 2010. In addition, we purchased approximately 16.3 million shares of our common stock in 2011 at an aggregate cost of approximately $675 million under our publicly announced share repurchase program approved by our Board in March 2011.

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Capital Levels. Our regulatory capital levels were among the highest in the industry. At December 31, 2011 State Street Corporation’s tier 1 risk-based capital ratio was 18.8%, our total risk-based capital ratio was 20.5% and our tier 1 leverage ratio was 7.3%.

■	Enhanced Expense Controls. During 2011, in response to market factors and particularly the weakening global environment in the second half of the year, we maintained and enhanced expense controls.

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Compensation Expense Reduction. We reduced our compensation and benefits expenses in the second half of 2011 by $146 million compared to the first half of 2011. These actions helped reduce our ratio of compensation and benefits expense to total revenue for the second half of 2011 to 38.7%, compared to 40.9% for the first half of 2011.

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Business Operations and Information Technology Transformation Program. We accelerated this program, originally announced in November 2010. This is a multi-year program that includes operational, information technology and targeted cost initiatives, including plans related to reductions in both staff and occupancy costs.

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Acquisitions. During 2011, we completed our acquisitions of Bank of Ireland’s asset management business, Complementa Investment-Controlling AG, an investment performance measurement and analytics firm based in Switzerland, and Pulse Trading, Inc., a full-service agency brokerage firm based in Boston, Massachusetts.

State Street’s 2011 financial performance is reviewed in detail in our annual report on Form 10-K, accompanying this proxy statement and on file with the Securities and Exchange Commission.

Compensation Committee Process and Risk Alignment

The Compensation Committee has direct responsibility for executive officer compensation plans, policies and programs at State Street and for establishing the overall compensation philosophy for executive officers, other than the Chief Executive Officer. The Compensation Committee, in consultation with the other independent directors, performs those same functions with respect to the Chief Executive Officer. References in this section to compensation determinations by the Compensation Committee for the Chief Executive Officer are also references to the other independent directors. In making compensation decisions for the other named executive officers, the Committee considers the recommendations of the Chief Executive Officer and input from the other independent directors. The Compensation Committee met seven times for the 2011 compensation cycle and received, considered and evaluated regular reports on a breadth of corporate performance factors, individual performance updates and market and other information.

One area of particular focus for the Compensation Committee in 2011 was the alignment of incentive compensation with risk. Over the past several years, State Street has implemented various compensation processes and design characteristics to maintain a high level of alignment of its executive compensation programs with risk considerations. These features include, for example: annual risk reviews by the Compensation Committee of compensation plan design presented by the Chief Risk Officer and Chief Human Resources Officer; maintaining significant levels of equity and deferral in incentive compensation awards; integrating forfeiture provisions into executive officer performance-based restricted stock unit and deferred share awards; and establishing a multi-disciplinary control function committee to formally review and assess incentive compensation arrangements throughout the organization. For 2011, the Committee augmented these measures by, among other things: formalizing a recurring process for incorporating input of the Risk and Capital Committee into compensation decisions; standardizing a comprehensive framework for identifying executives and other individuals whose activities may expose State Street to material amounts of risk; and implementing a two-pronged process for risk-based adjustments to incentive compensation awards, as appropriate, for specific personnel both before and after such compensation is awarded. For a further discussion of the risk alignment of our compensation practices, see below under the heading “Alignment of Incentive Compensation and Risk.”

Incentive Compensation Design Elements

The design of the 2011 incentive compensation program for our named executive officers reflects the Compensation Committee’s consideration of a number of factors, including:

■	alignment with the performance of the company over time, including performance-based metrics and risk considerations;

■	market practices in the design of deferred incentive compensation;

■	current economic conditions;

■	the current hiring environment;

■	the design of prior incentive compensation awards granted by the company; and

■	evolving regulatory standards and guidance.

Key elements of our incentive compensation program for our named executive officers for 2011 are described below.

Element	Description	Considerations
Performance-Based Restricted Stock Units (RSUs)

■     Equity-based compensation

■     The number of RSUs actually earned is dependent upon State Street’s 2012 return on common shareholders’ equity performance, determined in accordance with GAAP, subject to adjustment for pre-established, objectively determinable factors(1) (ROE)

■     RSUs convert at a rate of 100% if 2012 ROE performance meets or exceeds a threshold of 80% of the ROE level included in the 2012 budget

■     Conversion rate adjusts downward ratably if 2012 ROE performance is lower than the threshold, with a minimum conversion rate of 30% for ROE performance at or below 30% of the ROE level included in the 2012 budget (but no payout will be made if there is no 2012 ROE)

■     RSUs converting based on 2012 ROE performance vest ratably in four annual installments beginning in 2013

■     Represent approximately 40% of each named executive officer’s 2011 incentive compensation(3)

■     Vest in accordance with both performance and time vesting criteria

■     Due to the performance-based conversion adjustment, the ultimate number of shares received under the award may be less than (but not more than) the initial number of restricted stock units awarded

■     Performance threshold designed to create appropriate incentives consistent with applicable regulatory guidance concerning risk considerations

■     Equity-based form of compensation directly reflects the rewards and risks shared with shareholders

Deferred Share Awards (DSAs)	■ Equity-based compensation ■ Vest ratably in four annual installments beginning in 2013

■     Represent approximately 40% of each named executive officer’s 2011 incentive compensation(3)

■     Vest in accordance with time vesting criteria

■     Equity-based form of compensation directly reflects the rewards and risks shared with shareholders

Element	Description	Considerations
Forfeiture Provisions

■     RSUs and DSAs are subject to post-award forfeiture provisions, sometimes referred to as “clawbacks”

■     In general, amounts remaining to be paid under these awards are subject to forfeiture by the executive under the following circumstances:(2)

■   if the executive’s actions exposed State Street to inappropriate risk or risks and the exposure resulted in (or could reasonably be expected to result in) a material loss or losses

■   if the executive engaged in fraud, gross negligence or any misconduct that was materially detrimental to the interests or business reputation of State Street

■   if, as a result of a material financial restatement or miscalculation or inaccuracy in the determination of performance metrics, financial results or other criteria, the relevant officer would have received a smaller or no award

■     Compensation Committee, in its discretion, determines whether forfeiture is appropriate

■     Forfeiture provisions apply to all RSUs and DSAs awarded as part of 2011 incentive compensation

■     Forfeiture under the first set of circumstances, regarding “risk exposure,” is a new element introduced as part of 2011 incentive compensation

Cash Incentive	■ Paid in immediately available cash	■ Represents approximately 20% of each named executive officer’s 2011 incentive compensation

(1)	Early in each compensation year, the Compensation Committee identifies specific types of objectively determinable factors that could affect performance measures if the factors occur during the year. In doing so, the Committee establishes that the effects of those factors will be excluded from the calculation of the performance measures. Factors that result in an adjustment to the calculation of performance measures include: acquisitions, dispositions and similar transactions and related securities issuances and expenses; changes in accounting principles or law; litigation or regulatory settlements; and restructuring charges and expenses. The Compensation Committee retains the power to exercise negative discretion, as it deems appropriate under the relevant circumstances, to reduce the actual payouts under performance awards below the payouts otherwise resulting from the application of adjustments for any of these factors.

(2)	For a description of these forfeiture provisions, see below under the heading, “– Other Elements of Compensation – Forfeiture Provisions.”

(3)	As a result of specific requirements of the U.K. Financial Services Authority applicable to Mr. Antonellis, due to his role in our organization, the structure of Mr. Antonellis’s incentive compensation differs from that of our other named executive officers. Among those requirements is that one-half of the non-deferred portion of Mr. Antonellis’s incentive compensation award be in the form of equity that is immediately vested, but that cannot be sold for six months. As a result of this requirement, the composition of Mr. Antonellis’s 2011 incentive compensation award was approximately as follows: 30% performance-based RSUs, 30% DSAs, 20% immediately vested common stock (with a six-month no-sale restriction) and 20% cash.

2011 Compensation Determinations

Philosophy

The goals of State Street’s compensation program for executive officers are to attract, retain and motivate superior executives and reward them for meeting short-term and long-term financial and strategic goals, and to drive long-term shareholder value and financial stability, in a manner aligned with appropriate risk management principles. The Compensation Committee’s compensation objective is to target the total compensation of our executives, consisting of fixed base salary and variable incentive compensation, at the median of a peer group of companies if we attain anticipated performance and, at higher or lower performance levels, to recognize over-performance or under-performance contributing to the relevant performance level.

Total Compensation Approach

The Compensation Committee evaluates individual compensation by looking at total compensation, consisting of base salary and incentive compensation.

Base salary is a fixed annual cash amount and, for all named executive officers, historically has been a smaller portion of total compensation. Base salary rates for all of the named executive officers for 2011 remained unchanged from their levels in 2010. In evaluating base salaries, the Committee is mindful of the $1 million deduction limit on non-performance-based compensation under Section 162(m) of the Internal Revenue Code.

Incentive compensation is a variable amount, composed of both cash and equity. The Committee believes that a significant amount of the incentive compensation portion of total compensation should take the form of deferred equity-based awards, as this serves to align our compensation structure with the performance of our stock and therefore the interests of our shareholders. This approach is also consistent with regulatory guidance applicable to executive compensation at major financial institutions. For 2011, approximately 80% of the incentive compensation for each named executive officer, other than Mr. Antonellis, was in the form of four-year deferred equity awards. Fifty percent of these awards were in the form of four-year performance-based restricted stock units payable based upon a one-year return on equity performance-metric and 50% were in the form of four-year deferred stock awards. Each of these awards vests ratably in four annual installments, except that the amount vesting under the performance-based awards is determined based upon achievement of specified levels of return on common shareholders’ equity in 2012. By placing a significant component of our executives’ compensation in the same form, equity, held by our shareholders and by requiring vesting of that component over a four-year ratable period from the date of award, the Committee believes it has created an incentive structure where the executives share directly with our shareholders in both the rewards and the risks of share ownership. The equity-based awards are described further above under the heading “– Overview – Incentive Compensation Design Elements.”

Due to his role in our organization, the structure of Mr. Antonellis’s incentive compensation is subject to specific requirements of the U.K. Financial Services Authority that are not applicable to our other named executive officers. Among those requirements is that one-half of the non-deferred portion of his incentive compensation award be in the form of equity that is immediately vested, but that cannot be sold for six months. Therefore, in accordance with these regulatory requirements, while Mr. Antonellis received 80% of his 2011 incentive compensation award in the form of equity, 25% of his total equity incentive (20% of his total 2011 incentive compensation) was in the form of immediately vested shares of our common stock that he is prohibited from selling until August 2012. The remainder of Mr. Antonellis’s 2011 equity-based incentive compensation was in the form of performance-based restricted stock units and deferred shares, each representing 37.5% of his 2011 equity-based incentive compensation and 30% of his total 2011 incentive compensation.

In addition, our named executive officers are permitted to defer certain compensation and are entitled to retirement benefits, change in control protection and perquisites that may differ from those generally available to other employees. These other elements of our compensation program for our named executive officers are described below under “– Other Elements of Compensation.”

Compensation Assessment Framework

For each named executive officer, the Committee makes a determination of the appropriate aggregate level of total compensation for the year. This determination of total compensation is based upon a subjective evaluation of many factors, including assessments of corporate performance, individual performance (including, as applicable, over-performance or under-performance) and market, regulatory and shareholder considerations. The determination of total compensation does not result from a specific formula, and the achievement of any particular goal or target does not automatically result in any particular level of compensation. In evaluating these factors and making 2011 compensation decisions for the named executive officers, the Committee used the following framework:

As it relates to evaluating corporate performance, the above framework incorporates a structured approach by using three separate standardized performance assessments: one focused on each of financial performance, strategic objective performance and risk performance. The Compensation Committee received quarterly updates on each of these areas and progress against annual goals, with a final evaluation at year-end. The Committee’s assessment of these standardized performance assessments factored significantly into the 2011 incentive compensation decisions for named executive officers.

State Street’s consolidated financial performance for 2011 exceeded its 2010 performance in many ways, with increases in revenue and earnings per share, on both a GAAP and an operating basis1. On a GAAP basis, our 2011 return on average common shareholders’ equity increased compared to 2010, but declined on an operating basis. Our regulatory capital ratios at December 31, 2011 were among the highest in the industry, and we achieved a higher total shareholder return than most of the members of our peer group, including our closest trust bank competitors (Bank of New York Mellon and Northern Trust Corporation). The Committee also recognized management’s significant overall progress toward our corporate strategic objectives of: growing revenue in non-U.S. markets; creating new revenue streams through innovation and cross-selling; expanding electronic trading capabilities; expanding SSgA’s core business; achieving cost savings targets; and supporting our strategic direction.

[1]	State Street measures and reports its financial performance in accordance with GAAP. It also separately measures and compares its financial performance on a non-GAAP, or operating basis, which reflects revenue from non-taxable sources on a fully taxable-equivalent basis and excludes the impact of revenue and expenses outside of the normal course of its business. State Street reviews its results on an operating basis, as these results, in addition to its results presented in accordance with GAAP, facilitate comparisons from period to period and the analysis of comparable financial trends with respect to State Street’s normal ongoing business operations. Operating-basis results are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.

Risk performance for 2011 was evaluated based on a separate standardized assessment developed by our Enterprise Risk Management department and the Risk and Capital Committee. The Compensation Committee finalized the parameters of this assessment in a joint meeting with the Risk and Capital Committee in May 2011 and reviewed updates to the assessment in July, September and December of 2011. On each occasion, the risk assessment was reviewed and approved by the Risk and Capital Committee and presented by a representative of that committee to the Compensation Committee for consideration in compensation decisions. The assessment evaluates firm-wide risk performance on a wide number of key risk factors associated with financial, operational, customer, capital and other activities, including stress scenarios. Under this evaluation, the Compensation Committee assessed that State Street’s overall 2011 corporate risk performance met expectations.

Individual Compensation Determinations

Each of the named executive officers, due to their position within our organization, has the opportunity to determine or influence broad corporate activities. Therefore, in determining the 2011 incentive compensation for each of our named executive officers, the Compensation Committee weighed heavily the overall corporate performance assessments described above. In determining the total compensation for each named executive officer, the Committee also considered that officer’s individual performance. On an individual performance basis, the Committee recognized, in particular, the contributions of:

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Mr. Hooley in improving overall financial performance in a challenging market environment, maintaining focus on strategic priorities of increasing non-U.S. growth and developing new revenue streams, and prioritizing a realigned operational framework and management structure to support the organization in an evolving market and regulatory climate;

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Mr. Resch in optimizing the performance of our investment portfolio, managing financial elements of our business operations and information technology transformation program and improving the Finance departments effectiveness through talent development;

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Mr. Antonellis in actively implementing international business priorities, particularly in Asia, advancing our goal of growing revenue in non-U.S. markets, enhancing the international management talent pool and delivering significant cost savings;

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Mr. Phalen in leading the business operations and information technology transformation program to accelerate savings, assembling and developing a broad and diverse team of senior managers, and achieving budgetary goals; and

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Mr. Powers in continuing to evolve SSgA’s strategic plan, refining SSgA’s operating model in support of new markets and opportunities and, recognizing net outflows, achieving strong gross new business asset inflows in a volatile environment.

In its compensation determinations, the Committee also evaluated additional key considerations, including market and competitive compensation practices and shareholder perspectives. For a discussion of these additional considerations, see below under the heading “– Additional Key Considerations and Compensation Process Elements.”

Based on all the above, the Committee determined the 2011 total compensation for each of the named executive officers as set forth in the table below. The table below reflects the process and philosophy by which the Compensation Committee calculated executive compensation in respect of 2011 and is intended to assist shareholders in understanding the elements of total compensation as determined by the Committee. This information differs from the calculation of total compensation in accordance with the rules of the SEC. The data attributed to 2011 under the heading “Summary Compensation Table” on page 55 of this proxy statement reflects 2011 compensation calculated in accordance with the SEC methodology. Footnotes (1)-(3) to the table below describe the relationship between the amounts reported in the table below and those amounts reported in the Summary Compensation Table and related tables beginning on page 55 of this proxy statement. While the table below is presented to explain how the Committee determines compensation, the table and its accompanying disclosure are not a substitute for the tables and disclosures required by the SEC’s rules.

Named Executive Officer	Base Salary Rate(1)	Annual Incentive Award(1)	Equity-Based Compensation(2)				2011 Total Compensation(3)
		Cash	Performance - Based RSUs	Non-Deferred Stock Awards		Deferred Stock Awards
Joseph L. Hooley	$1,000,000	$2,608,000	$5,196,000	$0		$5,196,000	$14,000,000
Edward J. Resch	800,000	1,488,000	2,956,000	0		2,956,000	8,200,000
Joseph C. Antonellis	800,000	1,460,000	2,190,000	1,460,000	(4)	2,190,000	8,100,000
James S. Phalen	750,000	1,558,000	3,096,000	0		3,096,000	8,500,000
Scott F. Powers	800,000	1,558,000	3,096,000	0		3,096,000	8,550,000

(1)	Cash Compensation. The base salary paid and the cash portion of the annual incentive awards for 2011 are set forth in columns (c) and (g), respectively, of the Summary Compensation Table. The base salary rate for each named executive officer for 2011 and the cash portion of incentive awards for 2011 are reflected in the above table under the headings “Base Salary Rate” and “Annual Incentive Award – Cash,” respectively.

(2)	Equity-Based Compensation. As to equity-based compensation, the table above reflects incentive compensation equity awards for the year they are awarded even if the actual grant date is later. In contrast, the Summary Compensation Table and related tables are required by SEC rules to reflect the amount of equity compensation in the year it is actually awarded. Therefore, while both the above table and the Summary Compensation Table and related tables each reflect the amount of equity compensation, as calculated by the Committee, they reflect the equity compensation attributable to different calendar years, as viewed by the Committee. From the Committee’s perspective, the amounts in the equity compensation columns of the Summary Compensation Table for 2011 represent the equity-based compensation for the year 2010 that was actually awarded in 2011. This occurs because, as noted below, State Street’s annual compensation cycle generally concludes in February of the succeeding year.

(3)	Total Compensation. The amounts disclosed in the above table under the heading “2011 Total Compensation” and the amounts reported in column (j) of the Summary Compensation Table differ for two principal reasons. First, the equity awards attributed to 2011 in the Summary Compensation Table, as required by SEC rules, represent awards granted in 2011 with respect to the 2010 compensation year. The table above reflects equity awards granted in 2012 with respect to the 2011 compensation year. Second, the totals in the Summary Compensation Table include amounts related to the change in pension value during the relevant year, which the Committee did not view conceptually as a component of 2011 total compensation awarded as part of the regular annual compensation cycle, and therefore did not include in its calculation. As in the past, meaningful data from the peer group regarding increases in pension value were not available and, therefore, could not be readily used as a quantitative factor in evaluating compensation relative to the peer group. The Committee also was aware that, effective January 1, 2008, for our named executive officers, we began transitioning all of our defined benefit retirement plans to defined contribution plans and that all related transition periods were completed as of December 31, 2010. For further information concerning the 2011 change in pension value presented in the Summary Compensation Table, see below under the heading “– Other Elements of Compensation – Retirement Benefits” and footnote (3) to the Summary Compensation Table.

(4)	As discussed elsewhere in this proxy statement, as a result of specific requirements of the U.K. Financial Services Authority applicable to Mr. Antonellis, due to his role in our organization, the structure of Mr. Antonellis’s incentive compensation differs from that of our other named executive officers. Among those requirements is that one-half of the non-deferred portion of Mr. Antonellis’s incentive compensation award be in the form of equity that is immediately vested, but that cannot be sold for six months.

Additional Key Considerations and Compensation Process Elements

Committee Meetings

The Compensation Committee’s process for determining annual incentive compensation for executive officers for any year ordinarily concludes with its approval and award of compensation, usually in February of the succeeding year. The Committee met seven times in connection with its activities for the 2011 compensation year and considered and evaluated a broad range of corporate performance factors, individual performance updates and market information, as well as evolving trends, practices and guidance in the design, regulation, risk alignment and governance of compensation matters in the U.S. and other jurisdictions. During these meetings, the Committee received regular updates, including from the Committee’s independent compensation consultant and external legal counsel, on these and other matters, particularly with respect to the financial services industry.

“Say-on-Pay” Results

Since 2009, we have annually asked our shareholders to vote at our shareholder meeting to approve a non-binding advisory proposal on executive compensation. In 2011, consistent with the newly enacted Dodd-Frank Act, we asked our shareholders to vote on the frequency on which we should hold these votes. We recommended that we continue to hold the vote annually, and our shareholders approved that recommendation. We are therefore continuing our practice of holding a “say-on-pay” vote at each annual shareholder meeting.

Each year we have presented a “say-on-pay” vote, the proposals have been approved by a significant majority of the votes cast. At our 2011 annual meeting of shareholders, the “say-on-pay” proposal received the approval of 89% of the votes cast at the meeting. The Compensation Committee was aware of and considered this result, and prior “say-on-pay” votes, in making its compensation determinations for 2011. The Committee believes that the results of the 2011 and prior “say-on-pay” votes reflect an overall high level of shareholder support for State Street’s compensation practices, as well as an indication that State Street should continue to monitor and, as appropriate, integrate evolving market and regulatory compensation practices into its compensation programs. In response to these market and regulatory developments, State Street has, among other things, continued a performance-based component to incentive compensation for its named executive officers, maintained a high level of equity composition and deferral for incentive compensation awards to its named executive officers, augmented its processes associated with the alignment of risk and incentive compensation and introduced a risk-based forfeiture provision to deferred equity awards for its material risk takers. These matters are all discussed in greater detail in other sections of this compensation discussion and analysis.

Peer Group and Benchmarking

Among the many factors used in determining executive compensation, we benchmark our total compensation against a peer group of companies with which we compete in business and for executive talent. Our generally applicable peer group, approved by the Compensation Committee, consists of 12 financial services companies

American Express	Bank of New York Mellon
BlackRock	Franklin Resources
Goldman Sachs	JP Morgan Chase
Marsh & McLennan	Morgan Stanley
Northern Trust Corporation	PNC Financial Services
U.S. Bancorp	Wells Fargo

A subset of the above firms, excluding BlackRock, Goldman Sachs, Marsh & McLennan, Franklin Resources and Morgan Stanley, is used for Mr. Hooley. The Committee believes this subset contains the comparator companies most appropriate for evaluating compensation of the Chief Executive Officer position. For Mr. Powers, the Compensation Committee uses a separate peer group of 24 leading investment management firms2. The Committee views this separate peer group as a more relevant comparator group for Mr. Powers, given his position as the President and Chief Executive Officer of SSgA, our investment management business unit.

During 2011, the Compensation Committee’s independent compensation consultant, Aon Hewitt, compiled compensation paid to comparable executives for the generally applicable peer group for benchmarking purposes. At a December 2011 meeting of the Committee, Aon Hewitt presented a report in which it reviewed the total compensation paid to executives at companies in the peer group for 2010 (the most recent full year for which this specific data was available) and, where the comparable positions existed at State Street among our named executive officers, ranked our total compensation for 2010 compared to the peer group’s median. For Mr. Powers, the Committee uses supplemental data compiled by Towers Watson and McLagan. For these purposes, and as otherwise discussed in this proxy statement, the Committee considers total compensation to consist of base salary and incentive compensation. In early 2012, Aon Hewitt updated its December 2011 report with available data regarding 2011 compensation actions.

Our Compensation Committee’s compensation objective is to target the total compensation of our executives at the median of the peer group if we attain anticipated performance and, at higher or lower performance levels, to recognize over-performance or under-performance contributing to the relevant performance level. By the time of the Committee’s final compensation decisions, Aon Hewitt had supplemented its December 2011 report with available market trend data for 2011 compensation actions. The Committee also recognized that the peer group itself, although selected to comprise appropriate comparator companies, exhibits some variability in size and business lines. In addition, the nature of the roles of executives varies by firm, and several of our executive officers may not have many (or, possibly, any) direct equivalents within the peer group. Therefore, the Compensation Committee referenced peer group data as indicative of appropriate compensation levels for our named executive officers, but formed its own perspective on median compensation ranges for executive positions based on the peer group data, additional available data regarding 2011 market trends and other factors it deemed appropriate. The 2011 total compensation established for each of our named executive officers was within that median range.

Incentive Compensation Guidelines

In the early part of each year, the Compensation Committee establishes guidelines for the amount of annual and other incentive awards for each named executive officer. These guidelines represent an initial payout opportunity based on State Street’s consolidated operating-basis net income before income taxes and incentive compensation, which we refer to as Operating NIBTIC, with adjustments, determined by the Compensation Committee in its discretion, based upon business, risk, capital and other considerations. As applied to the annual component of incentive compensation under the senior executive annual incentive plan, or SEAIP, described below, to qualify for the performance-based compensation exception to the deduction limitation of Section 162(m) of the Internal Revenue Code, these adjustments must only involve a reduction to Operating NIBTIC. For 2011, Operating NIBTIC was $3.33 billion. The Committee did not exercise negative discretion to impose reductions to this performance determination; although, as described, below, the Committee did exercise negative discretion to award compensation for the named executive officers at levels lower than the payout opportunities provided for under the SEAIP and other, non-SEAIP, components of our incentive compensation program. For a discussion of the factors considered by the Committee in determining amounts awarded under the SEAIP and non-SEAIP components of our incentive compensation program, see “– 2011 Compensation Determinations” above.

[2]	This peer group consists of the following: AllianceBernstein, Allianz Global Investors, BlackRock, BNY Mellon Asset Management, Capital Group Companies, Columbia Management Investor Advisors, Deutsche Bank, Federated Investors, Fidelity Investments, Franklin Templeton, Goldman Sachs, Invesco Plc, JPMorgan Chase, KeyCorp, Legg Mason & Co., Morgan Stanley, Northern Trust Corporation, Pacific Investment Management Co., T. Rowe Price, UBS, Vanguard Group, Wellington Management Co., Wells Fargo and Western Asset Management Co.

We use the SEAIP, approved by our shareholders in 2011, to provide our named executive officers with annual incentive compensation, the payment of which is dependent upon the achievement of annual financial performance goals. To implement the SEAIP, the Compensation Committee in early 2011 assigned each named executive officer a maximum payout opportunity expressed as a percentage of 2011 Operating NIBTIC. The payout opportunity for each of the named executive officers for 2011 (based on 2011 Operating NIBTIC) was as follows: Mr. Hooley, 0.309502%; Mr. Resch, 0.176029%; Mr. Antonellis, 0.171000%; Mr. Phalen, 0.176029%; and Mr. Powers, 0.201176%. The SEAIP allows the Committee to exercise negative discretion to make awards that are less than the payout opportunity. For 2011, the Committee exercised this discretion, and each named executive officer received incentive compensation under the SEAIP in an amount less than the executive’s payout opportunity. Amounts paid under the SEAIP for 2011 were in the form of cash and deferred shares (and, in the case of Mr. Antonellis, also immediately vested shares with a six-month sale restriction). Awards under the SEAIP are intended to qualify for the performance-based compensation exception to the deduction limitation of Section 162(m) of the Internal Revenue Code and are subject to an annual limit of $10 million per individual.

After determining the level of annual incentive payments under the SEAIP, the other, non-SEAIP, component of each named executive officer’s 2011 incentive compensation was paid as long-term performance-based restricted stock units. The Compensation Committee determined the total amount for the non-SEAIP component of incentive compensation for each named executive officer with reference to a payout opportunity guideline expressed as a percentage of 2011 Operating NIBTIC. The 2011 payout opportunity for each of the named executive officers (based on 2011 Operating NIBTIC), set by the Compensation Committee in early 2011, was as follows: Mr. Hooley, 0.185701%; Mr. Resch, 0.094785%; Mr. Antonellis, 0.092077%; Mr. Phalen, 0.094785%; and Mr. Powers, 0.108326%. Unlike for SEAIP awards, the amount resulting from this payout opportunity was not subject to a maximum limit. The Committee used the payout opportunity calculation as a guideline in developing each named executive officer’s total compensation and could increase or decrease this component of incentive compensation, in its discretion, based upon its subjective assessment of the appropriate amount of compensation. For 2011, the Committee exercised negative discretion and awarded to each named executive officer other incentive compensation in an amount less than the payout opportunity.

Prior-Year Performance Award Results

In February 2012, the Committee reviewed 2011 financial results for purposes of determining compensation results under performance-based compensation awarded in prior years, but based in whole or in part on metrics for periods ended December 31, 2011. The results under those awards are as follows:

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The performance period (2011) for the performance-based restricted stock units granted as part of 2010 incentive compensation to each of the named executive officers ended. The relevant performance threshold for this one-year performance period was return on common shareholder equity, or ROE, determined in accordance with GAAP, of 9.4%. Actual ROE for the relevant performance period was 10.0%. Based on this performance, the awards became payable for 105% of the initial restricted stock units. One-fourth of the restricted stock units vested and converted into State Street common stock in February 2012. The remaining restricted stock units are scheduled to vest and convert into State Street common stock ratably in annual installments over the next three years.

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The performance period (2011) for the SSgA-related performance-based restricted stock units granted to Mr. Powers as part of 2010 incentive compensation ended. The relevant performance threshold for this one-year performance period was growth in SSgA operating-basis pre-tax income, of 31.00%. Actual pre-tax income for the relevant performance period was 11.06%. Based on this performance, the award became payable for 33% of the initial restricted stock units, and these units are scheduled to vest and convert into State Street common stock in February 2014.

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The second performance period (2010-2011) for the four-year performance-based restricted stock units granted as part of 2009 incentive compensation to each of the named executive officers ended. The relevant performance threshold for this two-year performance period was average annual ROE, determined in accordance with GAAP, of 14%. Actual average annual ROE for the relevant performance period was 10.8%. Based on this performance, 68% of the restricted stock units vesting during this two-year performance period (25% of each individual’s award) converted into State Street common stock.

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The performance period (2009-2011) for the three-year performance-based restricted stock units granted to Mr. Powers as part of 2008 incentive compensation ended. The relevant performance threshold for this three-year performance period was a compound annual growth rate in SSgA operating-basis pre-tax income of 12.50%. Actual pre-tax income for the relevant performance period was (21.30)%. Based on this performance, no payments were payable under the award.

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The fourth and final performance period (2007-2011) for the special performance awards granted to Messrs. Hooley and Antonellis in December 2006, in connection with their appointment to the office of Vice Chairman, ended. The relevant performance threshold for this five-year performance period was average annual ROE, determined on an operating basis, of 10%. Actual operating-basis average annual ROE for the relevant performance period was 14.4%. Based on this performance, 100% of the restricted stock units vesting (25% of each individual’s award) converted into State Street common stock.

Early in each compensation year, the Compensation Committee identifies specific types of objectively determinable factors that could affect performance measures if the factors occur during the year. In doing so, the Committee establishes that the effects of those factors will be excluded from the calculation of the performance measures. Factors that could result in an adjustment to the calculation of the above performance measures include: acquisitions, dispositions and similar transactions and related securities issuances and expenses; changes in accounting principles or law; and restructuring charges and expenses. The Committee retains the power to exercise negative discretion, as it deems appropriate under the relevant circumstances, to reduce the actual payouts under performance awards below the payouts otherwise resulting from the application of adjustments for any of these factors. In reaching the above determinations of 2011 performance relative to specified performance thresholds, the Committee elected to exercise this negative discretion. As a result, the relevant performance award payouts were reduced to the levels that would have applied in the absence of any adjustments.

Compensation Consultant

The Compensation Committee has directly retained the services of Aon Hewitt to provide compensation consulting and compensation data services to the Committee in connection with its annual review of executive compensation. Aon Hewitt regularly participated in meetings and executive sessions of, and advised, the Committee in connection with its services.

The Compensation Committee believes that in order for its compensation consultant to provide the Committee with appropriate advice regarding compensation matters, including the amount, elements and structure of executive compensation, the consultant’s primary representative advising the Committee must be independent of management and the Committee. The Committee has adopted a policy to aid its determination of independence. Under the policy, in determining independence for 2011, the Committee considered the following factors:

■	whether Aon Hewitt provides other services to State Street;

■	the amount of fees received from State Street by Aon Hewitt, as a percentage of Aon Hewitt’s total revenue;

■	the policies and procedures of Aon Hewitt;

■	any business or personal relationship of Aon Hewitt’s primary representative to the Committee with a member of management or of the Committee; and

■	whether Aon Hewitt’s primary representative owns any stock of State Street.

The Compensation Committee uses its discretion in implementing the policy. In particular, in balancing the above factors, the Committee is not required to treat any one or more of the factors as dispositive or more or less heavily weighted than any or all of the other factors.

At a meeting held in December 2011, the Compensation Committee reviewed the independence of Aon Hewitt’s primary representative to the Committee under the policy. In connection with its independence evaluation, the Committee reviewed with the primary representative two relevant relationships.

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Aon Hewitt. During 2011, Aon Hewitt provided consulting services to State Street in Japan and China, including employee surveys and related activities. Total 2011 fees for these services were approximately $80,000.

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McLagan. McLagan is a consulting, productivity and performance benchmarking firm with a high level of expertise in the investment management industry. McLagan is owned by Aon Corporation, the company that also acquired Hewitt Associates in October 2010, forming Aon Hewitt. State Street management uses McLagan to provide market data services, focused primarily on the investment management industry, in the United States, United Kingdom and Asia-Pacific. Total 2011 fees for these services were approximately $350,000.

The primary representative of Aon Hewitt advising the Compensation Committee did not participate in any of these other services by Aon Hewitt or services by McLagan. In both cases, management determined to engage the relevant firm, and the engagements were not approved by the Committee. Total 2011 fees to Aon Hewitt for compensation consultant services to the Compensation Committee were approximately $200,000, or less than 0.002% of Aon Corporation’s 2011 consolidated total revenue. The total 2011 fees to Aon Hewitt and McLagan for services other than compensation consultant services to the Compensation Committee were approximately $430,000, or less than 0.004% of Aon Corporation’s 2011 consolidated total revenue.

With regard to the independence of the primary representative of Aon Hewitt advising the Compensation Committee, in December 2011 that representative presented to the Committee several safeguards developed by Aon Hewitt to promote the independence of the compensation advice it provides. The safeguards include: strong confidentiality requirements and a code of conduct; a strict policy against investing in client organizations; management of multi-service client relationships by separate account executives; clearly defined engagements with compensation committees that are separate from any other services provided; formal segregation of executive compensation services into a separate business unit; no incentives for cross-selling of services, and no compensation rewards based on other results; no offers of more favorable terms for organizations that retain Aon Hewitt for additional services; and consulting work limited to boards, compensation committees and companies, with no representation of individual executives in any capacity.

Following its review of the primary representative of Aon Hewitt advising the Compensation Committee, consistent with its policy, the Committee determined that representative to be independent.

The Compensation Committee supplements the data provided by Aon Hewitt with data prepared by Towers Watson & Co. and, as noted above, McLagan. Towers Watson, like McLagan, was engaged by our Global Human Resources Department based on its specialized expertise in the financial services industry. Towers Watson and McLagan have provided other services to State Street in the past and may do so in the future.

Other Elements of Compensation

Additional elements of our compensation program for our named executive officers include the following.

Forfeiture Provisions

The deferred equity-based awards to our named executive officers granted as part of our 2011 compensation process, consisting of performance-based restricted stock units and deferred shares, each contain provisions permitting the reduction or cancellation of the amount to be paid under the award, in whole or in part, upon the occurrence of specified events. The Compensation Committee, in its discretion, determines whether forfeiture is appropriate. The events for which a forfeiture may occur include:

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if the executive’s actions exposed State Street to inappropriate risk or risks (including where the executive failed to timely identify, analyze, assess or raise concerns about such risk or risks, where it was reasonable to expect the executive to do so), and such exposure has resulted or could reasonably be expected to result in a material loss or losses that are or would be substantial in relation to State Street’s revenue, capital and overall risk tolerance (where, for purposes of this clause, State Street means State Street Corporation, on a consolidated basis, or, to the extent the executive devotes substantially all of his or her business time to a particular business unit, State Street refers to such business unit);

■	if the executive engaged in fraud, gross negligence or any misconduct that was materially detrimental to the interests or business reputation of State Street or any of its businesses; or

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if, as a result of a material financial restatement or miscalculation or inaccuracy in the determination of performance metrics, financial results or other criteria, the executive would have received a smaller or no award.

The Committee introduced the first forfeiture provision regarding exposure to inappropriate risks for the 2011 compensation year. This approach is consistent with regulatory guidance applicable to executive compensation at major financial institutions. We have included the other forfeiture provisions in deferred incentive compensation awards for our named executive officers since the 2009 compensation year. The Committee anticipates reviewing the terms of these forfeiture provisions in light of relevant evolving market practices and regulatory guidance and may in the future alter its approach on this element of its compensation practices, as applied to future incentive compensation awards, to enhance its alignment with those practices and guidance, including by modifying the events upon which a reduction or cancellation of the relevant compensation may occur.

Retirement Benefits

Our named executive officers are eligible to participate in our 401(k) defined contribution retirement plan available to our employees generally. This 401(k) plan includes a discretionary performance-based element. We did not make any contributions to the 401(k) plan under this performance-based element in either 2011 or 2012. Effective April 2012, we have also reduced the employer matching contribution to the 401(k) plan from 6% to 5%.

We also maintain a frozen qualified defined benefit pension plan for certain U.S. employees that determines benefits, in general, based on an account balance that is increased annually by interest credits. Each of our named executive officers, other than Mr. Powers, participates in this plan; no additional annual pay credits, however, are provided to their accounts. Because pension benefits under our qualified defined benefit plan are limited by Internal Revenue Code restrictions, we maintain two supplemental pension programs, both of which are frozen: one, with broader eligibility, that is designed to make up for limits imposed by the qualified plan or by the Internal Revenue Code on qualified-plan benefits, and a second that was originally designed to provide, together with other retirement programs, pension benefits for vested participants equal generally to a specified percentage of their compensation. The latter plan now provides for two separate benefit components: (1) a frozen traditional defined benefit component, in which all named executive officers, except for Mr. Powers, participate; and (2) a defined contribution component. These plans are described below under the heading “Pension Benefits as of December 31, 2011.”

Column (h) of the Summary Compensation Table on page 55 of this proxy statement presents, consistent with SEC rules, the 2011 change in pension value for each of our named executive officers participating in our defined benefit retirement programs. Those amounts represent the change in the actuarial present value of the accumulated benefits under our qualified and nonqualified defined benefit pension plans. As noted above, the plans are frozen and none of the named executive officers are receiving additional credits under the plans. The change in value presented in the Summary Compensation Table reflects a year-over-year update to applicable actuarial calculation assumptions from December 31, 2010 to December 31, 2011, including a decline in the relevant discount rate assumption resulting from a decline in market interest rates, as well as formula-driven changes due to an additional year of service and age. These updates resulted in increases in the actuarial present value of benefits at December 31, 2011. The table below describes the change in pension value and non-qualified deferred compensation earnings (as presented in the Summary Compensation Table), highlighting the split between (1) the amount attributable to additional service and age and (2) the amount attributable to the actuarial present value effect of the decline in interest rates. The change in pension value presented in the Summary Compensation Table and in the table below represent actuarial calculations based upon assumptions on the relevant dates. The actuarial present value of the accumulated pension benefits calculated on future dates may increase or decrease, based upon assumptions applicable on those future dates and on formula-driven changes due to additional service and age.

	Change in Pension Value and Non-Qualified Deferred Compensation Earnings
Name	Due to Additional Year of Service and Age(1)	Due to Change in Assumptions(2)	Total
Joseph L. Hooley	$785,080	$3,407,379	$4,192,459
Edward J. Resch	281,188	987,126	1,268,314
Joseph C. Antonellis	683,100	2,671,655	3,354,755
James S. Phalen	644,983	1,955,268	2,600,251
Scott F. Powers	—	—	—

(1)	The change in pension value and non-qualified deferred compensation due to additional years of service and age was quantified by comparing (i) the December 31, 2010 present value of pension benefits with (ii) the present value of pension benefits calculated on December 31, 2011 holding the December 31, 2010 discount rate assumptions constant.

(2)	The change in pension value and non-qualified deferred compensation due to changes in assumptions was quantified by comparing (i) the present value of pension benefits calculated as of December 31, 2011 based on the December 31, 2011 discount rate assumptions and (ii) subtracting from that the relevant amounts determined to be due to additional service and age, as set forth in footnote (1) above.

Deferred Compensation

We maintain a nonqualified deferred compensation plan that allows executive officers and others to defer both base salary and the cash portion of annual incentive bonuses and to receive a return based on one or more notional investment options selected by the participant. Currently, the investment options include a money market fund, three SSgA funds and a State Street common stock fund. The nonqualified deferred compensation plan supplements deferrals made under our tax-qualified 401(k) plan. We provide these nonqualified deferred compensation benefits because, in our experience, most companies of our size provide a similar benefit to their senior employees. This plan is described below under the heading “2011 Nonqualified Deferred Compensation.”

Perquisites

We provide a modest level of perquisites, such as financial planning, annual physicals and personal liability coverage, to our named executive officers. We provide these benefits because we believe that some level of personal benefits is necessary as part of a competitive compensation arrangement for senior executives. In addition, we provide a driver and other security benefits to our chief executive officer and vice chairman, and we offer parking benefits to our other named executive officers. We do not provide a tax gross-up for the income attributable to any perquisite for our named executive officers.

Change of Control Agreements

The general structure of our change of control agreements with our named executive officers was put in place several years ago after consideration of appropriate measures to retain key employees in light of a then-threatened hostile bid to acquire State Street. The terms of the agreements have been revised on separate occasions, most recently in 2009, as part of the Committee’s review of the purpose and benefits of these agreements, in light of evolving market practices and trends. Under this program each of our named executive officers is a party to an agreement entitling him to specified change of control benefits. We have continued to provide these agreements because we believe that providing some protection in the event of a change of control is necessary to attract and retain high quality executives and to keep their attention on the business during the period leading up to a possible change of control. Our change in control arrangements are further described below under the heading “Potential Payments Upon Termination Or Change of Control – Change of Control.”

Executive Equity Ownership Guidelines, Practices and Policies

State Street believes that executive stock ownership is an important mechanism to promote alignment of our executives’ interests with those of our shareholders and to effectively incent our executives to meet our financial, operational and strategic goals. In order to foster these benefits appropriately, we have implemented several practices, policies and guidelines. These include:

Stock Ownership Guidelines. We have stock ownership guidelines that apply to all executive officers. The target level of stock ownership is the lesser of 100,000 shares or shares valued at $5,000,000 for the chief executive officer, the lesser of 40,000 shares or shares valued at $2,000,000 for other members of our Management Committee, representing our senior-most policy making executive officers, and 10,000 shares or shares valued at $500,000 for other executive officers. The level of ownership is calculated on the date that we use for the beneficial ownership table in our annual meeting proxy statement and by reference to the closing price of our common stock on the NYSE on that date. The achievement of these levels is phased-in over a period of five years, with the first year commencing on the first January 1 after the person becomes an executive officer. The executive is expected to attain the expected ownership level ratably over five years. As of March 1, 2012, the stock ownership of each of our named executive officers exceeded the expected level of ownership under these guidelines.

Securities Trading Policy; No Hedging or Speculative Trading; Rule 10b5-1 Plans. State Street has a Securities Trading Policy, reviewed and approved annually by the Board of Directors, that contains specific provisions and trading restrictions designed primarily to assist our executive officers, and other designated employees with access to sensitive information, in their compliance with U.S. federal securities laws in connection with their trading in State Street securities. The policy also contains prohibitions against selling State Street securities short, engaging in options trading or hedging transactions in State Street securities and engaging in speculative trading in State Street securities. Limited exceptions to these prohibitions, relating to events associated with equity compensation and employee benefit plans, apply. The policy contemplates that individuals, including our executive officers, may enter into trading plans designed to comply with Rule 10b5-1 under the Exchange Act. Rule 10b5-1 allows corporate executives to prearrange sales of their company’s securities in a manner that avoids concerns about initiating stock transactions while in possession of material non-public information. Our executive officers may, from time to time, adopt trading plans under Rule 10b5-1 and effect transactions in our securities under those plans on a predetermined basis. The Securities Trading Policy is in addition to the generally applicable requirements in the State Street Standard of Conduct, applicable to all employees, that their trading activities must be in compliance with applicable law and that they may not trade on the basis of material non-public information.

Equity Grant Policy. The Compensation Committee has adopted an Equity Grant Policy of general applicability, as described below:

■	Annual grants of equity awards to executive officers and other employees are typically made by the Committee on the date of a scheduled meeting of the Committee or the Board of Directors to be held in

February or March of each year following the public release of financial results for the prior fiscal year. Pursuant to authority delegated by the Board, and subject to any limitations that the Board or the Committee may establish, a single-person or other committee of the Board may make annual grants to persons other than executive officers on the date of the scheduled meeting in February or March.

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Grants of equity awards to executive officers in connection with new hirings, promotions, special recognition, retention or other special circumstances are made by the Committee. Awards to other individuals may be made either by the Committee or, subject to any limitations that the Board or the Committee may establish, a committee of the Board composed of (1) the Chairman of the Board, (2) the Chief Executive Officer, (3) the Committee Chair or (4) the Committee Chair along with any other member of the Committee. This type of award may be granted on the date of a scheduled meeting of the Committee, a scheduled meeting of the Board or the last business day of a calendar month.

■	The exercise price for all stock options and stock appreciation rights will be the closing price of State Street’s common stock on the date of grant.

Except for the setting of the February or March meeting to occur after our public release of annual earnings, there was no program, plan or practice with respect to 2011 of timing equity awards in coordination with the release of material non-public information.

Compensation Committee Report

The Compensation Committee furnishes the following report:

The Committee has reviewed and discussed the Compensation Discussion and Analysis with State Street management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by,

Richard P. Sergel, Chair Amelia C. Fawcett Linda A. Hill Robert S. Kaplan Robert E. Weissman

Alignment of Incentive Compensation and Risk

As noted above under the heading “Compensation Discussion and Analysis – Overview – Compensation Committee Process and Risk Alignment,” an area of particular focus for the Compensation Committee in 2011 was the alignment of incentive compensation with risk. The Compensation Committee receives regular updates on regulatory and governmental actions and guidance concerning compensation and related risk and governance matters, particularly with respect to the financial services industry. For 2011, these updates focused primarily on: proposed and final rulemaking under the Dodd-Frank Act, including a proposed rule issued by the Board of Governors of the Federal Reserve System and other banking agencies in March 2011 regarding incentive compensation arrangements; regulatory reviews of our incentive compensation practices; and proposed and final guidance and regulations from national and multi-national banking regulators in Europe and Asia concerning compensation and risk principles. The Committee also received updates on compensation actions, including new design elements, taken by other major financial services firms. These developments focused primarily on aligning compensation with risk principles, and each informed the decisions of the Committee in making its incentive compensation decisions for 2011.

Consistent with the principles outlined in this evolving framework, we have established broad and integrated processes to maintain the alignment of incentive compensation and risk, including to:

■	conduct risk-based reviews of incentive plan design;

■	identify individuals whose activities may expose State Street to material amounts of risk; and

■	adjust compensation for risk.

Risk-Based Review of Incentive Plan Design. We have established a management committee comprising senior representatives of our Enterprise Risk Management, Compliance, Corporate Audit, Finance, Legal and Global Human Resources departments to serve as a forum for the risk management and internal control functions to formally review and provide their assessment of incentive compensation arrangements throughout the organization. We refer to this committee as the Incentive Compensation Control Committee, or ICCC. The ICCC’s review and assessment is intended to promote the consistency of our incentive compensation arrangements with the safety and soundness of State Street and the alignment of these arrangements with applicable regulatory guidance and regulations. All proposed incentive compensation arrangements and material amendments are presented for consideration by the ICCC prior to presentation to the Compensation Committee. In addition, the Compensation Committee annually reviews the activities of the ICCC.

The Compensation Committee integrates other elements into its incentive compensation design review processes in order to assess the alignment of incentive compensation design with risk and, in those respects, interacts closely with our Risk and Capital Committee, whose Chair is also a member of the Compensation Committee. At a joint meeting with the Risk and Capital Committee in May 2011, the two committees finalized the parameters for a comprehensive corporate risk assessment, to be prepared by our Enterprise Risk Management department, evaluating State Street’s actual performance relative to expected performance in a variety of risk categories. In July, September and December of 2011, the Compensation Committee received and reviewed quarterly updates to this risk assessment for use in its compensation decisions, in each case following review and approval by the Risk and Capital Committee. The Compensation Committee also annually meets with our Chief Risk Officer and our Chief Human Resources Officer to evaluate the incentive compensation plans for all State Street employees, including the named executive officers, relative to risk management principles.

Identification of Material Risk Takers. We undertake a comprehensive process, led by our Enterprise Risk Management department, to identify the population of individuals whose activities may expose State Street to material amounts of risk. We sometimes refer to these individuals as material risk takers. In this process, we identify specific material risks that employees have control or influence over and those employees, or groups of employees, with the capacity to expose State Street to those risks. Individuals or groups of employees are initially matched to specific risks, and the resulting list is then validated by control functions and executive management. The Compensation Committee reviewed the final list of material risk takers with our Chief Risk Officer in January 2012, permitting the opportunity to apply ex ante “risk adjustments” to the incentive compensation arrangements for those employees, if and as appropriate. See “– Adjustments to Compensation for Risk” below. For these purposes, among other employees, each member of our Management Committee, including each named executive officer, is classified as a material risk taker.

Adjustments to Compensation for Risk. For 2011 incentive compensation awards, we instituted a formal two-pronged risk adjustment process allowing the opportunity for risk-based adjustments to the incentive compensation awarded to material risk takers, as appropriate, both before and after the compensation is awarded:

■

ex ante compensation adjustments to awards prior to grant, guided by risk assessments developed and implemented by our Enterprise Risk Management department and approved by the Risk and Capital Committee; and

■	ex post compensation adjustments to adjust for risk outcomes that arise during the vesting period of equity awards.

Ex ante adjustments to incentive compensation represent downward adjustments made to the amount of compensation awarded, based upon a determination that the corporation, business or material risk-taker contributed to poor risk performance during a compensation year. These adjustments are guided by formal risk assessments at the corporate and business unit levels. The corporate level assessment, noted above under “Compensation Discussion and Analysis – 2011 Compensation Determinations – Compensation Assessment Framework,” is reviewed by the Compensation Committee several times a year and informs all compensation decisions made by the Committee. The Committee also specifically uses the corporate risk assessment in determining the total incentive compensation plan funding available to all State Street personnel globally for the compensation year. The business unit level risk assessments are similarly used to adjust allocations of incentive compensation funding to the individual business units. Finally, both the corporate and business unit level risk assessments are used to apply, as appropriate in the event of under-performance, a downward risk adjustment to the incentive compensation of the responsible material risk taker before the compensation is awarded.

As an ex post adjustment, for the 2011 compensation year, we have incorporated a risk-based forfeiture provision to the performance-based restricted stock unit and deferred share awards for all material risk takers, including each named executive officer. The provision provides for the reduction or cancellation of the amount remaining to be paid under the relevant award to a material risk taker in the event the Compensation Committee determines that the actions of the material risk taker exposed State Street to inappropriate risk and that exposure has resulted or could reasonably be expected to result in a material loss or losses that are or would be substantial in relation to the revenue, capital and overall risk tolerance of State Street. For purposes of this provision, State Street refers to State Street Corporation or, to the extent the material risk taker devotes substantially all of its time to a particular business, State Street also refers to that business. This forfeiture provision permits the application, as appropriate, of a risk adjustment to the compensation of the responsible material risk taker after the compensation is awarded. For members of our Management Committee, the risk-based forfeiture provision is in addition to our previously introduced misconduct and financial restatement-related forfeiture provision. See above under the heading “Compensation Discussion and Analysis – Other Elements of Compensation – Forfeiture Provisions.”

As a result of these reviews and processes, we believe that our compensation policies and practices for employees do not create risks that are reasonably likely to have a material adverse effect on us. We will continue to monitor developments in this area and may, as we believe appropriate, make related adjustment to our compensation practices.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
(a)	(b)	(c)	(e)	(g)	(h)	(i)	(j)
Joseph L. Hooley Chairman, President and Chief Executive Officer	2011	$1,000,000	$8,076,905	$2,608,000	$4,192,459	$310,600	$16,187,964
	2010	961,058	5,995,151	4,000,000	1,666,517	296,394	12,919,120
	2009	775,000	10,000,023	2,516,300	468,785	143,440	13,903,548

Edward J. Resch Chief Financial Officer	2011	$800,000	$4,323,913	$1,488,000	$1,268,314	$252,345	$8,132,572
	2010	776,923	4,326,785	3,509,100	767,619	61,150	9,441,577
	2009	700,000	6,000,014	1,819,100	478,592	49,234	9,046,940

Joseph C. Antonellis Vice Chairman	2011	$800,000	$4,679,751	$1,460,000	$3,354,755	$2,315,211	$12,609,717
	2010	782,692	3,759,208	3,070,400	1,326,901	1,643,890	10,583,091
	2009	725,000	3,000,030	1,581,900	397,583	94,285	5,798,798

James S. Phalen Executive Vice President	2011	$750,000	$5,197,456	$1,558,000	$2,600,251	$460,687	$10,566,394
	2010	703,846	3,879,544	3,070,400	1,738,765	405,965	9,798,520
	2009	550,000	4,812,587	1,632,300	389,211	219,858	7,603,956

Scott F. Powers(5) Executive Vice President	2011	$800,000	$4,332,332	$1,558,000	—	$224,210	$6,914,542
	2010	788,462	8,796,762	3,725,000	—	229,700	13,539,924

(1)	Amounts represent the grant date fair value of awards granted to the named executive officers during the indicated years for restricted stock awards, deferred stock awards and performance awards. Fair value for the awards for each year is computed in accordance with GAAP, using the assumptions stated in notes 1 and 14 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011. Please refer to the “Grant of Plan-Based Awards in 2011” table for the threshold, target, and maximum levels for performance awards. The amount in the “Stock Awards” column for Messrs. Hooley, Antonellis, Phalen and Powers also includes a February 2011 award of 4,518 shares of deferred stock granted as part of a defined contribution Executive Supplemental Retirement Plan (ESRP) benefit. There were no awards of stock options or stock appreciation rights to any of the named executive officers in the relevant years.

(2)	Represents the cash portion of incentive compensation award for the relevant year.

(3)	These amounts represent the change in the actuarial present value of the accumulated benefits under our qualified and nonqualified defined benefit pension plans. The plans are frozen and none of the named executive officers are receiving additional credits under the plans. The change in value presented in the Summary Compensation Table above reflects a year-over-year update to applicable actuarial calculation assumptions from December 31, 2010 to December 31, 2011, including a decline in the relevant discount rate assumption resulting from a decline in market interest rates, as well as formula-driven changes due to an additional year of service and age. These updates resulted in increases in the actuarial present value of benefits at December 31, 2011. The table below describes the change in pension value and non-qualified deferred compensation earnings, as presented in the Summary Compensation Table above, highlighting the split between (i) the amount attributable to additional service and age and (ii) the amount attributable to the actuarial present value effect of the decline in interest rates. The change in pension value presented in the Summary Compensation Table above and in the following table represent actuarial calculations based upon assumptions on the relevant dates. The actuarial present value of the accumulated pension benefits calculated on future dates may increase or decrease, based upon assumptions applicable on those future dates and on formula-driven changes due to additional service and age.

	Change in Pension Value and Non-Qualified Deferred Compensation Earnings

Name	Due to Additional Year of Service and Age(A)	Due to Change in Assumptions(B)	Total
Joseph L. Hooley	$785,080	$3,407,379	$4,192,459
Edward J. Resch	281,188	987,126	1,268,314
Joseph C. Antonellis	683,100	2,671,655	3,354,755
James S. Phalen	644,983	1,955,268	2,600,251
Scott F. Powers	—	—	—

(A)	The change in pension value and non-qualified deferred compensation due to additional years of service and age was quantified by comparing (i) the December 31, 2010 present value of pension benefits with (ii) the present value of pension benefits calculated on December 31, 2011 holding the December 31, 2010 discount rate assumptions constant.

(B)	The change in pension value and non-qualified deferred compensation due to changes in assumptions was quantified by comparing (i) the present value of pension benefits calculated as of December 31, 2011 based on the December 31, 2011 discount rate assumptions and (ii) subtracting from that the relevant amounts determined to be due to additional service and age, as set forth in footnote (A) above.

(4)	The following table describes the amounts set forth in the “All Other Compensation” column:

Name	Travel Benefits(A) ($)	Personal and Home Security(B) ($)	Executive Health Screening ($)	International Assignment(C) ($)	Financial Planning/Tax Services ($)	Personal Liability Coverage ($)	Company Contributions to Defined Benefit Plans(D) ($)	Other Benefits(E) ($)	Total ($)
Joseph L. Hooley	$36,165	$21,140	$2,595	—	$5,000	$1,000	$214,700	$30,000	$310,600
Edward J. Resch	—	—	2,595	—	3,750	1,000	230,000	15,000	252,345
Joseph C. Antonellis	50,434	4,301	2,595	2,013,181	5,000	1,000	214,700	24,000	2,315,211
James S. Phalen	5,750	—	2,595	197,642	4,000	1,000	214,700	35,000	460,687
Scott F. Powers	5,915	—	2,595	—	—	1,000	214,700	—	224,210

(A)	Amount includes the cost of a car and driver (Messrs. Hooley and Antonellis only). For the car and driver in 2011, the aggregate incremental cost ($36,165 for Mr. Hooley and $50,434 for Mr. Antonellis) was determined by allocating the total cost between personal and business use by mileage traveled. Amount also includes parking benefits for Messrs. Phalen and Powers at $5,750.

(B)	Amount represents the cost of security at the residence of Mr. Hooley and at the residence of Mr. Antonellis. This amount was determined by invoice amounts for alarm monitoring and maintenance.

(C)	The amounts shown include expatriate benefits received by Messrs. Antonellis and Phalen in accordance with their international assignments. State Street provides expatriate employees with cost of living, housing and other relocation assistance as well as a tax equalization policy (designed to maintain a level of income tax equivalent to that applicable in the home country) applicable to all employees working on temporary international assignments in jurisdictions other than their home country where taxes in the home and host jurisdictions are paid on the employee’s behalf. In 2011, in connection with Mr. Antonellis’s assignment to the United Kingdom as Head of International Global Services, State Street’s total payments of $2,013,181 included a cost-of-living allowance of $99,821, tax equalization payments of $1,548,083, housing and moving expenses equal to $240,059, and family expenses/other benefits of $125,218. In connection with Mr. Phalen’s prior assignment to the United Kingdom as Head of International Operations for Investment Servicing and Investment Research and Trading, State Street’s total payments of $197,642 included tax equalization payments of $193,369 and housing and moving expenses of $3,523.

(D)	Includes contributions, made in February 2012 for 2011, to the Executive Supplemental Retirement Plan for Messrs. Hooley, Resch, Antonellis, Phalen and Powers ($200,000 each). Also included are company contributions to other defined contribution plans (the Salary Savings Program and the Management Supplemental Savings Plan) in the following amounts for the named executive officers: Mr. Resch ($30,000), Messrs. Hooley, Antonellis, Phalen and Powers ($14,700 each).

(E)	Represents charitable donations and the matching gift program. Messrs. Hooley, Antonellis and Phalen, who served on the board of a State Street joint venture, each directed contributions of $20,000 from the joint venture to charities of their choice. Matching charitable contributions were made in the name of Messrs. Hooley, Resch, Antonellis and Phalen to charities of their choice under State Street’s matching gift program ($10,000 for Mr. Hooley, $4,000 for Mr. Antonellis and $15,000 for each of Messrs. Resch and Phalen).

(5)	Mr. Powers was not a named executive officer for 2009, and therefore no disclosure is presented for that year.

Grants of Plan-Based Awards in 2011

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Name	Plan/Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Joseph L. Hooley	2011 SEAIP 162(m) Plan	$0	$10,000,000	$10,000,000	—	—	—	—	—
	2006 Equity Incentive Plan (2/24/2011 ESRP Share Award)(3)	—	—	—	—	—	—	4,518	$200,012
	2006 Equity Incentive Plan (02/24/2011 Performance-Based RSU)(4)	—	—	—	0	186,171	242,022	—	7,876,893
Edward J. Resch	2011 SEAIP 162(m) Plan	0	5,687,500	10,000,000	—	—	—	—	—
	2006 Equity Incentive Plan (02/24/2011 Performance-Based RSU)(4)	—	—	—	—	102,196	132,855	—	4,323,913
Joseph C. Antonellis	2011 SEAIP 162(m) Plan	0	5,525,000	10,000,000	—	—	—	—	—
	2006 Equity Incentive Plan (2/24/2011 ESRP Share Award)(3)	—	—	—	—	—	—	4,518	200,012
	2006 Equity Incentive Plan (02/24/2011 Performance-Based RSU)(4)	—	—	—	0	105,879	137,643	—	4,479,739
James S. Phalen	2011 SEAIP 162(m) Plan	0	5,687,500	10,000,000	—	—	—	—	—
	2006 Equity Incentive Plan (2/24/2011 ESRP Share Award)(3)	—	—	—	—	—	—	4,518	200,012
	2006 Equity Incentive Plan (02/24/2011 Performance-Based RSU)(4)	—	—	—	0	118,115	153,550	—	4,997,444
Scott F. Powers	2011 SEAIP 162(m) Plan	0	6,500,000	10,000,000	—	—	—	—	—
	2006 Equity Incentive Plan (2/24/2011 ESRP Share Award)(3)	—	—	—	—	—	—	4,518	200,012
	2006 Equity Incentive Plan (02/24/2011 Performance-Based RSU)(4)	—	—	—	0	53,636	69,727	—	2,269,337
	2006 Equity Incentive Plan (2/24/2011 SSgA Performance-Based RSU)(5)	—	—	—	0	44,452	66,678	—	1,862,983

(1)	For 2011, under the 2011 SEAIP, amounts were awarded in the form of cash and deferred shares (and in the case of Mr. Antonellis, also immediately-vested shares with a six-month sale restriction). The actual cash payouts under the 2011 SEAIP are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The actual deferred shares were granted in 2012 and will be included in our 2013 proxy statement for the 2013 annual meeting of shareholders.

(2)	Fair value of the awards is computed in accordance with GAAP, using the assumptions stated in notes to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011.

(3)	Deferred stock award granted as part of Executive Supplemental Retirement Plan (ESRP) benefit. These awards are described in the narrative accompanying the “Pension Benefits as of December 31, 2011” table.

(4)	Performance-based restricted stock unit awards granted on February 24, 2011.

(5)	SSgA performance-based restricted stock unit award granted on February 24, 2011.

Narrative Disclosure Accompanying Grants of Plan-Based Awards Table

State Street provides for annual incentive compensation under the SEAIP, which has been approved by shareholders. The SEAIP is further described above under the heading “Compensation Discussion and Analysis – Additional Key Considerations and Compensation Process Elements – Incentive Compensation Guidelines.”

The awards set forth in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the Grants of Plan-Based Awards table were made under the non-SEAIP component of our incentive compensation program under which State Street grants performance-based restricted stock unit awards to executive officers. The awards referenced in this table were granted as part of 2010 incentive compensation in February 2011. Payouts under these awards are described above under the heading “Compensation Discussion and Analysis – Additional Key Considerations and Compensation Process Elements – Prior-Year Performance Award Results.”

The awards that appear in the “All Other Stock Awards” column of the Plan-Based Awards Table are deferred stock awards granted to Messrs. Hooley, Antonellis, Phalen and Powers as part of their Executive Supplemental Retirement Plan (ESRP) benefit for 2010 compensation year, awarded in 2011. These awards are described in the narrative accompanying “Pension Benefits as of December 31, 2011” heading below.

The equity awards described above vest immediately following a triggering event in connection with a change of control, as described below under “Potential Payments upon Termination or Change of Control.”

Outstanding Equity Awards as of December 31, 2011

	Option/SAR Awards					Stock Awards(1)
Name	Option/ SAR Grant Date	Number of Securities Underlying Unexercised Options/ SARs Exercisable (#)	Number of Securities Underlying Unexercised Options/SARs Unexercisable(2) (#)	Option/ SAR Exercise Price ($)	Option/ SAR Expiration Date	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
(a)		(b)	(c)	(e)	(f)			(g)	(h)	(i)	(j)
Joseph L. Hooley	02/21/02	13,400	0	$49.7050	02/20/12	10/22/09	(3)	128,535	$5,181,246
	12/19/02	93,300	0	$40.2200	12/18/12	02/25/10	(4)			69,001	$2,781,430
	12/17/03	61,600	0	$49.8100	12/16/13	02/24/11	(5)	195,483	$7,879,920
	03/02/05	64,900	0	$44.5300	03/01/15	02/24/11	(6)	1,526	$61,513
	03/01/06	94,938	0	$62.6300	02/29/16
	02/15/07	181,865	0	$70.5900	02/14/17
	02/28/08	125,351	41,784	$81.7100	02/27/18
Edward J. Resch	11/21/02	28,500	0	$46.2100	11/20/12	10/22/09	(3)	42,846	$1,727,122
	12/19/02	50,000	0	$40.2200	12/18/12	02/25/10	(4)			49,799	$2,007,398
	12/17/03	64,700	0	$49.8100	12/16/13	02/24/11	(5)	107,308	$4,325,585
	03/02/05	97,300	0	$44.5300	03/01/15
	03/01/06	89,904	0	$62.6300	02/29/16
	02/15/07	112,744	0	$70.5900	02/14/17
	02/28/08	85,221	28,408	$81.7100	02/27/18
Joseph C. Antonellis	12/19/02	790	0	$40.2200	12/18/12	10/22/09	(3)	21,423	$863,561
	12/17/03	32,867	0	$49.8100	12/16/13	02/25/10	(4)			43,267	$1,744,093
	03/02/05	48,675	0	$44.5300	03/01/15	02/24/11	(5)	111,171	$4,481,303
	03/01/06	99,254	0	$62.6300	02/29/16
	02/15/07	153,150	0	$70.5900	02/14/17
	02/28/08	93,296	31,099	$81.7100	02/27/18
James S. Phalen	02/21/02	7,100	0	$49.7050	02/20/12	02/19/98	(3)	3,726	$150,195
	12/19/02	9,800	0	$40.2200	12/18/12	10/22/09	(3)	35,705	$1,439,269
	12/17/03	8,100	0	$49.8100	12/16/13	02/25/10	(4)			44,652	$1,799,922
	03/02/05	63,500	0	$44.5300	03/01/15	02/24/11	(5)	124,019	$4,999,206
	03/01/06	71,923	0	$62.6300	02/29/16
	02/15/07	65,421	0	$70.5900	02/14/17
	02/28/08	50,676	16,892	$81.7100	02/27/18
Scott F. Powers	03/05/09	69,673	69,673	$19.3100	03/04/19	03/05/09	(6)	7,011	$282,613
						02/25/10	(4)			32,018	$1,290,646
						02/25/10	(6)	4,510	$181,798
						02/25/10	(7)			42,690	$1,720,834
						06/15/10	(3)	77,943	$3,141,882
						02/24/11	(5)	56,316	$2,270,098
						02/24/11	(6)	4,579	$184,579
						02/24/11	(8)	14,669	$591,307

(1)	Closing price per share of our common stock on December 30, 2011 was $40.31. Market values described in the above table are based on that price.

(2)	All option/SAR awards granted on February 28, 2008 and March 5, 2009 vest in four equal annual installments (25% per year) starting on the first anniversary of the grant.

(3)	Vesting for unvested stock awards is as follows: (i) the stock awards granted to Mr. Hooley on October 22, 2009 vest in five equal annual installments (20% per year) starting on November 1, 2010; (iii) the stock awards granted on October 22, 2009 to Messrs. Resch, Antonellis, and Phalen vest in three equal annual installments (33.3% per year) starting on November 1, 2010; (iii) the stock awards granted to Mr. Phalen on February 19, 1998 vest at retirement; and (iv) the stock awards granted to Mr. Powers on June 15, 2010 vest in four equal annual installments (25% per year) starting on August 15, 2011.

(4)	Performance-based restricted stock unit awards that vest in four equal annual installments (25% per year); amounts represent remaining 50% of unearned and unvested award and assume that 100% of performance threshold is attained.

(5)	Performance-based restricted stock unit awards with a one-year (January 1, 2011 – December 31, 2011) performance measurement period, and were earned at 105%. These awards are converted to time-based vesting in four equal installments (25% per year), starting in 2012.

(6)	Deferred stock awards granted as part of the Executive Supplemental Retirement Plan (ESRP) benefit and described in the narrative to the Pension Benefits as of December 31, 2011 table. These amounts have been adjusted to include dividends.

(7)	SSgA performance-based restricted stock unit award for the 2010 – 2012 performance period; amounts assume that 100% of performance threshold is attained.

(8)	SSgA performance-based restricted stock unit award with a one-year (January 1, 2011 – December 31, 2011) performance measurement period and was earned at 33%. This is converted to a time-based award, cliff vesting in 2014.

2011 Option/SAR Exercises(1) and Stock Vested

	Stock Awards

Name	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)

(a)	(d)	(e)
Joseph L. Hooley	76,720	$3,039,635
Edward J. Resch	59,777	$2,344,048
Joseph C. Antonellis	48,073	$1,923,599
James S. Phalen	55,465	$2,199,091
Scott F. Powers	70,171	$2,866,790

(1)	None of the named executive officers exercised options or SARs to purchase State Street common stock during 2011.

(2)	Includes stock awards that vested in 2011 and performance awards earned for performance periods ending in 2011 with immediate vesting upon certification of results. The number of stock awards that vested in 2011 are as follows: Mr. Hooley, 42,845; Mr. Resch, 42,845; Mr. Antonellis, 21,423; Mr. Phalen, 35,704; and Mr. Powers, 59,285. The number of performance awards earned for performance periods ending in 2011 are as follows: Mr. Hooley, 30,822; Mr. Resch, 16,932; Mr. Antonellis, 22,071; Mr. Phalen, 15,182; and Mr. Powers, 10,886. Figures also include vested ESRP shares and dividends earned on those shares (all earned in stock). Mr. Hooley’s ESRP award is two-thirds vested, for a total of 3,053 shares. Messrs. Antonellis and Phalen’s ESRP awards are 100% vested, for a total of 4,579 shares each. Note that Mr. Resch did not receive an ESRP award for 2011 and Mr. Powers is not vested in his ESRP award, which is included in the “Outstanding Equity Awards as of December 31, 2011” above.

(3)	The value realized on vesting for stock awards and dividends is based on the closing stock price on the relevant vesting date.

Pension Benefits as of December 31, 2011

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)

(a)	(b)	(c)	(d)
Joseph L. Hooley	Retirement Plan	14	$182,825
	MSRP (Management Supplemental Retirement Plan)	14	782,293
	ESRP (Executive Supplemental Retirement Plan)(3)	25	12,941,242

	Total		13,906,360
Edward J. Resch	Retirement Plan	7	52,372
	MSRP (Management Supplemental Retirement Plan)	7	290,926
	ESRP (Executive Supplemental Retirement Plan)(3)	9	4,263,458

	Total		4,606,756
Jospeh C. Antonellis	Retirement Plan	18	$304,512
	MSRP (Management Supplemental Retirement Plan)	18	755,521
	ESRP (Executive Supplemental Retirement Plan)(3)	20	10,535,990

	Total		11,596,023
James S. Phalen	Retirement Plan	18	$293,318
	MSRP (Management Supplemental Retirement Plan)	18	872,595
	ESRP (Executive Supplemental Retirement Plan)(3)	20	9,286,633

	Total		10,452,546
Scott F. Powers(4)	Retirement Plan	—	—
	MSRP (Management Supplemental Retirement Plan)	—	—
	ESRP (Executive Supplemental Retirement Plan)(3)	—	—

	Total

(1)	Retirement Plan and MSRP service is credited from first anniversary of date of hire, but plans are frozen with benefits ceasing to accrue for Messrs. Hooley, Antonellis and Phalen on January 1, 2010 and Mr. Resch on December 31, 2010. ESRP service is credited from date of hire. For Mr. Hooley’s ESRP benefit, prior service for nine years with a State Street joint venture counts as credited service with State Street.

(2)	All assumptions are as described in note 18 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011, including a discount rate of 4.50%, with the exception of the following:

–	retirement age assumed to be normal retirement age as defined by each plan; and
–	no pre-retirement mortality, disability, or termination assumed.

Consistent with valuation assumptions, the form of payment reflected in this December 31, 2011 disclosure is 55% lump sum or installment payment and 45% annuity for the Retirement Plan. For the MSRP and ESRP, benefits paid after January 1, 2008 are in the form of a three-year installment. The 2011 qualified plan compensation limit of $245,000 has been incorporated.

(3)	Messrs. Hooley’s, Resch’s, Antonellis’s, Phalen’s and Powers’ ESRP defined contribution employer contribution cash amounts are reported in the All Other Compensation column of the Summary Compensation Table and Messrs. Hooley’s, Antonellis’s, Phalen’s and Powers’ ESRP defined contribution share account information is reported in the 2011 Nonqualified Deferred Compensation table. Mr. Resch did not have an ESRP defined contribution share account because his transition of defined benefit under the ESRP extended through December 31, 2010. Therefore, Mr. Resch did not receive a defined contribution share benefit under the ESRP in 2011.

(4)	Since Mr. Powers was hired at State Street on May 1, 2008, he does not participate in the Retirement Plan or the MSRP and therefore does not have any defined benefit pension benefits to be reported on the Pension Benefits Table or Summary Compensation Table.

State Street maintains a qualified defined benefit plan, referred to as the Retirement Plan. Since January 1, 1990, the Retirement Plan has determined benefits using a cash balance formula. Under this formula, a notional account is established for each participant that is increased annually by both interest credits and pay credits. Interest credits are made at a specified rate and pay credits equal a percentage of the participant’s pay for the calendar year. The pay credit percentages are 4.0% for the first year of participation increasing to 11.25% for the thirtieth year and zero thereafter. Eligible pay includes a participant's salary, overtime, cash incentive compensation and commissions. In general, until August 31, 2003, the Retirement Plan provided that eligible participants who were continuously employed since December 31, 1989 and who retire after reaching age 55 would receive the greater of their cash balance account or the benefit derived from a “grandfathered” formula. For a participant with 30 years of service, the grandfathered formula is equal to a benefit of 50% of final average pay (counting base salary only) minus 50% of the estimated Social Security benefit. For periods of service of less than 30 years, the benefit is reduced on a pro rata basis.

Effective August 31, 2003, the Retirement Plan was amended to freeze the grandfathered formula by ceasing future accruals under this formula based on a participant's eligible average pay earned and benefit service completed after August 31, 2003. Years of service completed after that date will continue to be counted, however, for purposes of determining early retirement reduction factors. Effective January 1, 2008, the Retirement Plan was again amended to freeze participation and all future pay credits, with the exception of a three-year transition subsidy provided to certain participants who met a specified combination of age and completed years of service on that date. This three-year transition period ended December 31, 2010. The normal retirement age under the Retirement Plan is 65, although earlier retirement options are available. The Retirement Plan has a three-year vesting provision and participants who are vested are entitled to receive their account balances or equivalent annuities if they cease to be employed before retirement.

To comply with federal tax rules, the Retirement Plan limits the benefit that a participant may receive and the amount of compensation that may be taken into account for any participant in any year. For employees who are affected by this limitation, State Street has maintained a supplemental retirement plan, the Management Supplemental Retirement Plan, referred to as the MSRP, that is designed to provide the benefits that would be payable under the Retirement Plan but for the limitations imposed by the Internal Revenue Code.

State Street also maintains the Executive Supplemental Retirement Plan, referred to as the ESRP, to provide executive officers at the executive vice president level or higher with competitive retirement benefits and encourage their continued employment. Executive officers become eligible to participate in the plan upon their appointment to an eligible position. During 2011, all of the named executive officers participated in the ESRP, although, as described below Mr. Powers was only eligible to participate in the defined contribution portion of the ESRP.

The ESRP provides for two separate benefit components: a traditional defined benefit component, which was frozen effective January 1, 2008, and a defined contribution component. In general, the defined benefit component of the ESRP (when expressed as a life annuity commencing at age 65) accrues at the annual rate of 2 1/2% of eligible earnings (generally base salary plus incentive compensation under the SEAIP plan in which the executive participates), up to a maximum of 50% of eligible earnings. This formula benefit is offset by pension benefits from State Street or other sources, including a former employer, but excluding social security. For participants who retire early, the defined benefit component is reduced by a factor of 3% for each year under the age of 65 (the “standard reduction factors”), except that any participants who on January 1, 2005 were at least age 55 and had completed at least 10 years of service are subject instead to a monthly early retirement reduction of their formula benefit aggregating to 1% per year between age 60 and 65 and to 2 1/2% per year between ages 55 and 60 (the “pre-2005 reduction factors”), with the offset for other plan benefits reduced by the applicable factors under those plans. If a participant becomes disabled or dies before retirement, the ESRP pays a disability benefit equal to the participant's accrued defined benefit component including offsets, reduced for early retirement age and multiplied by a percentage determined by dividing the sum of the participant’s age and service by 85, and a death benefit equal to one-half of the benefit calculated in the same manner.

For certain participants, the ESRP also contains special defined benefit provisions that may apply in lieu of or in addition to the general defined benefit provisions. In Mr. Hooley’s case, the actuarial equivalent of a hypothetical account balance that is periodically adjusted for interest on the same basis as the cash balance accounts under State Street’s tax-qualified defined benefit plan is added to the benefit determined from the defined benefit formula under the ESRP. No offsets apply to this formula benefit. As of December 31, 2011, the balance of this hypothetical account was $883,750. In addition, Mr. Hooley is credited with nine additional years of service under the plan. These special defined benefit provisions were implemented in accordance with a 2005 amendment to the plan specifically addressing the unique circumstances of Mr. Hooley’s service to a State Street joint venture. The credit reflects Mr. Hooley’s service at the State Street joint venture and at State Street prior to the joint venture service.

Effective January 1, 2008, the ESRP was amended to freeze the defined benefit component. The amended plan includes a transition that continued the defined benefit component for certain executives who had attained age 50 and had been appointed an executive vice president for at least five years as of December 31, 2007. Messrs. Hooley, Antonellis and Phalen were provided with transition benefits that continued the defined benefit component until January 1, 2010, and their benefits are subject to the standard reduction factors. Mr. Resch was provided with continued accruals under the defined benefit component until December 31, 2010, and will qualify for the pre-2005 reduction factors although he is otherwise ineligible for those factors based on his age and service. Mr. Powers is ineligible to participate in the defined benefit portion of the ESRP as he was hired during 2008.

The defined contribution component of the ESRP was added to the plan effective January 1, 2008. As described in the immediately preceding paragraph, each of the named executive officers will receive each year that they remain employed by State Street an annual defined contribution credit to a separate account in the amount of $200,000. Amounts credited to the account may be allocated by the executive among available notional investment options. Each of the named executive officers will also receive each year an additional $200,000 grant of deferred stock under State Street's equity incentive plan for the applicable year.

Participants are eligible to receive one-third of their ESRP benefit if they have attained age 53 and have a combined age and service of at least 60; vesting increases to two-thirds on the first birthday following initial vesting and to full vesting on the second birthday following initial vesting. Benefits under the ESRP are subject to forfeiture in the event a participant's employment terminates for any reason other than death or disability prior to vesting at any time.

Vested participants who terminate their employment will receive their defined contribution benefit from the ESRP in three equal annual installments with the first payment commencing on the first day of the month following the six-month anniversary of their termination of employment. In addition, benefits terminate if the participant engages in certain competitive activities within two years of termination of employment.

Based on their age and service to State Street, Messrs. Antonellis and Phalen are eligible for early retirement under the Retirement Plan and related supplemental plans, and Messrs. Hooley and Resch are eligible for early retirement under the ESRP. Messrs. Hooley and Resch do not yet meet the age and service requirements for early retirement under the Retirement Plan and MSRP. Since Mr. Powers was hired at State Street in 2008, he does not participate in the Retirement Plan, the MSRP, or the defined benefit portion of the ESRP. Mr. Powers is a participant in the defined contribution portion of the ESRP, but has not yet met the age and service requirements for early retirement under that plan.

Under the benefit formula described in the above paragraphs, each of Messrs. Hooley, Resch, Antonellis, Phalen and Powers would have received the following benefits if he had retired at the end of 2011: Mr. Hooley would have been entitled to a benefit of $12,387,378 after applying early reduction factors and a two-thirds vesting adjustment, consisting of a benefit of $883,750 from his Individual Retirement Account, a benefit of $10,992,344 from the defined benefit portion of the ESRP, and a benefit of $511,284 from the defined contribution portion of the ESRP; Mr. Resch would have been entitled to a benefit of $6,510,879 after applying early retirement reduction factors, consisting of a benefit of $6,110,879 from the defined benefit portion of the ESRP and a benefit of $400,000 from the defined contribution portion of the ESRP; Mr. Antonellis would have been entitled to a benefit of $15,856,827, after applying early retirement reduction factors, consisting of a benefit of $281,743 from the Retirement Plan, a benefit of $713,904 from the MSRP, a benefit of $14,082,151 from the defined benefit portion of the ESRP, and a benefit of $779,029 from the defined contribution portion of the

ESRP; Mr. Phalen would have been entitled to a benefit of $12,933,741 after applying early retirement reduction factors, consisting of a benefit of $282,272 from the Retirement Plan, a benefit of $851,046 from the MSRP, a benefit of $11,027,087 from the defined benefit portion of the ESRP and a benefit of $773,336 from the defined contribution portion of the ESRP; and Mr. Powers would have been entitled to his vested account balance in the defined contribution portion of the ESRP, $2,233,631.

2011 Nonqualified Deferred Compensation(1)

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions(2) ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)

Joseph L. Hooley	—	$202,550	($62,471)	($3,569)	$1,493,061

Edward J. Resch	$200,000	17,850	33,759	—	1,801,519

Joseph C. Antonellis	—	202,550	106,467	(5,528)	2,373,304

James S. Phalen	—	202,550	3,910	(5,444)	2,523,153

Scott F. Powers	—	202,550	(105,546)	—	2,874,586

(1)	Includes defined contribution plan amounts for the Management Supplemental Savings Plan and the ESRP.

(2)	Includes the Federal Insurance Contributions Act (FICA) tax payment associated with the ESRP balances vesting during 2011.

State Street maintains the State Street Corporation Management Supplemental Savings Plan for designated highly compensated or managerial employees, which includes the named executive officers. Under this plan, eligible employees may elect, prior to the beginning of a year, to defer (a) base salary equal to the excess of (i) a percentage, from 1% to 25%, of base salary for the year over (ii) the maximum amount that may be deferred for the year under State Street’s Salary Savings Program ($16,500 for 2011, or $22,000 for employees age 50 and older), and (b) a percentage, from 5% to 92%, of cash bonuses and other cash incentive pay, excluding any amount subject to automatic deferral. State Street matched all deferrals made under the plan for 2011 up to a maximum of 6% of a participant’s match-eligible compensation, which is defined as the lesser of (i) base salary plus annual cash incentive compensation not exceeding 50% of prior year base salary, or (ii) $500,000, in either case reduced by the applicable Internal Revenue Code cap on annual compensation ($245,000 in 2011). State Street also provides a performance-based credit, in the company’s discretion, to participants whose base salary exceeds the Internal Revenue Code cap on annual compensation. Effective April 2012, State Street reduced the employer matching contribution to the Management Supplemental Savings Plan and the 401(k) plan from 6% to 5%. The amount of the performance-based credit is limited to 5% of the amount by which a participant's base salary exceeds the Internal Revenue Code cap on annual compensation, but disregarding salary in excess of $500,000. An account is maintained for each participant reflecting deferrals, matching credits, and increases or decreases based on the performance of notional investments selected by the employee, or on a default investment if the employee does not make a selection. A participant may change notional investments once per calendar month. The notional investments available for 2011 and the rate of return for the year were as set forth below.

Notional Investment	Rate of Return
Vanguard Prime Money Market Fund	0.05%
SSgA Intermediate Bond Index Fund	5.74%
SSgA S&P 500 Flagship Fund	2.12%
SSgA International Index Fund	-12.06%
State Street Common Stock	-11.43%

Distributions of base salary and cash incentive compensation deferrals from the plan are made, pursuant to the participant’s election at commencement of participation, either (i) on the first business day of the month following the six month anniversary of the participant’s termination of employment, or (ii) at a specified date not earlier than one year from the date participation commenced. Payment is made either in a single lump sum distribution or in installments over two to ten years. Participants may change distribution elections consistent with limitations set forth in the plan and tax rules applicable to non-qualified deferred compensation. Matching and performance-based credits are paid in a lump sum on the first day of the month following the six-month anniversary of the employee’s termination of employment. A participant’s account is payable in a lump sum upon the participant's death. A participant who experiences a severe and unanticipated financial need may request a withdrawal of amounts deferred under the plan, but portions of an account attributable to matching credits or to notional investment experience are not available for withdrawal.

Amounts related to the defined contribution component of the ESRP, which is described in the narrative accompanying the “Pension Benefits as of December 31, 2011” table, are included in the figures for Messrs. Hooley, Antonellis, Phalen and Powers. For Mr. Hooley, $1,311,104 of his aggregate balance comes from the Management Supplemental Savings Plan and $181,957 of his aggregate balance comes from the defined contribution component of the ESRP. For Mr. Antonellis, $2,178,860 of his aggregate balance comes from the Management Supplemental Savings Plan and $194,444 of his aggregate balance comes from the defined contribution component of the ESRP. For Mr. Phalen, $2,334,402 of his aggregate balance comes from the Management Supplemental Savings Plan and $188,751 of his aggregate balance comes from the defined contribution component of the ESRP. For Mr. Powers, $15,922 of his aggregate balance comes from the Management Supplemental Savings Plan and $2,858,664 of his aggregate balance comes from the defined contribution component of the ESRP. The notional investment options available for the defined contribution ESRP are the same as the notional investment options listed above for the Management Supplemental Savings Plan. As noted above in this proxy statement under the heading “Pension Benefits as of December 31, 2011,” because Mr. Resch’s transition defined benefit under the ESRP extended through December 31, 2010, Mr. Resch had not received a defined contribution share benefit under the ESRP.

Potential Payments upon Termination or Change of Control

Termination of Employment

State Street has a severance plan that provides benefits to all salaried employees upon certain involuntary terminations. In addition to providing for benefits that apply to all employees, the severance plan provides for severance pay up to a maximum, which varies depending on employment title. Severance payments made under the plan are subject to the employee’s compliance with specified restrictive covenants. For the named executive officers, all of whom are executive vice presidents or more senior, the policy provides for a severance period of 52 weeks (including a two-week notice period) of base salary plus four weeks of base salary per completed year of service up to a maximum of 104 weeks of base salary.

Assuming a qualifying termination of employment at December 31, 2011, each of our named executive officers would have been eligible to receive severance payments under the severance plan in the following amounts: Mr. Hooley – $2,000,000; Mr. Resch – $1,353,846; Mr. Antonellis – $1,600,000; Mr. Phalen – $1,500,000; and Mr. Powers – $984,615.

All deferred cash awards, deferred stock awards, restricted stock awards, stock options and SARs continue to vest during the severance period and, if awarded after 2006, continue to vest under the original terms of the award unless an employee is terminated for gross misconduct or terminates voluntarily. All performance-based awards will be paid on the scheduled payment date, subject to attainment of performance measures. Equity awards to our named executive officers that continue to vest after an employee is terminated remain subject to applicable forfeiture provisions which pertain to the relevant awards including the 2011 equity awards’ (granted in 2012) risk-based forfeiture provision. For a description of these provisions, see above in this proxy statement under the heading “Compensation Discussion and Analysis – Other Elements of Compensation – Forfeiture Provisions.” In addition, in connection with a termination other than following a change of control, each of the named executive officers is entitled to benefits payable upon retirement or other qualifying termination under State Street’s defined benefit pension plans and payouts of amounts that are credited to the executive under one or more of State Street’s nonqualified deferred compensation arrangements. These arrangements are described above in this proxy statement under “Pension Benefits as of December 31, 2011” and “Non-Qualified Deferred Compensation.” All payments upon the separation from service of “specified employees” within the meaning of Section 409A of the Internal Revenue Code are subject to a six-month delay under the rules of Section 409A to the extent applicable.

Change of Control

State Street has agreements with each of our named executive officers that become effective upon a change of control of State Street or upon a termination of employment arising in connection with or in anticipation of a change of control. A change of control is defined to include the acquisition of 25% or more of our outstanding stock or other change of control determined by regulatory authorities, the failure of incumbent directors (or their designated successors) to constitute a majority of the board of directors or a merger, consolidation or sale of all or substantially all of our assets in which State Street shareholders do not retain a majority of the voting power of the surviving or successor corporation and incumbent directors do not constitute a majority of the board. These agreements renew from year to year at the end of the year, unless State Street gives the executive notice at least 60 days before the renewal date that the agreement will not be renewed.

Each change of control agreement provides for two years’ continued employment after a change of control on terms commensurate with those previously in effect, including base salary at an unreduced rate and minimum incentive compensation set at the target incentive compensation amount under the SEAIP applicable to the executive officer for the fiscal year in which the change of control occurs. Each agreement also provides for continued participation in incentive, savings, welfare benefit, fringe benefit and retirement plans on terms no less favorable than those in effect prior to the change of control, and payment of legal fees in connection with the enforcement of the rights under these agreements.

Under the agreements, executives are subject to an express undertaking not to disclose confidential information and a non-solicitation covenant lasting until the earlier of the first anniversary of the change of control and 18 months after the termination date. However, an asserted breach of these covenants would not give State Street grounds for deferring or withholding any payments.

The change of control agreements also provide our named executive officers with the payment of accrued salary and benefits, including pro-rated annual incentive compensation, in the event of a termination by reason of death or disability, and they provide for additional severance-type benefits as summarized below upon the cessation of employment under a “double trigger mechanism”. This mechanism requires the occurrence of both a change of control and either the termination without cause or the constructive termination of the officer’s employment.

The benefits provided include (1) a lump sum payment, subject to a maximum of $10 million, equal to two times the sum of base salary and the target incentive compensation under the SEAIP in the year of the change of control, (2) a lump sum payment equal to two times State Street’s contributions to the defined contribution retirement plans applicable to the officer and (3) a lump sum payment equal to the actuarial value of the incremental benefit under State Street’s qualified and supplemental retirement plans which the officer would have received had he or she remained employed for two years after the date of termination and continued employee welfare benefits for two years after the date of termination.

Each of the outstanding agreements pursuant to which stock options, restricted stock and performance awards were granted to the named executive officers contains provisions for acceleration of vesting and exercise of stock options and payment of performance awards in connection with a change of control. With respect to awards of deferred cash made in February 2011 and subsequently, the Supplemental Cash Incentive Plan provides for accelerated vesting and payment of such awards upon the occurrence of a “change of control event” as defined in Section 409A of the Internal Revenue Code.

The executives are entitled to gross-up payments, subject to limitations, to make up for any taxes that may be imposed under the change-of-control (“golden parachute”) excise tax provisions under Section 280G and Section 4999 of the Internal Revenue Code. These gross-up payments, however, are limited so that they are made only in the event the value of the aggregate of the prescribed change of control benefits under the agreement exceeds 110% of the product of 2.99 multiplied by the executive officer’s “base amount.” The base amount is generally the average annual compensation of the applicable officer over the preceding five-year period. In the event the value of the aggregate of the prescribed change of control benefits does not exceed that threshold, the executive officer does not receive the gross-up benefit, and the change of control benefits under the agreement will be reduced to assure that the change of control benefits do not exceed 2.99 times the officer’s base amount.

Change in control payments at December 31, 2011. The amounts set forth in the following table are based, in the case of each named executive officer, on the hypothetical assumption that on December 31, 2011 State Street had a change of control and that immediately thereafter, but also on December 31, 2011, the executive was terminated, received a lump sum payment of all cash entitlements under the change of control agreement and benefited from acceleration of all equity awards accelerating upon the change of control.

Change of Control Benefit Components— December 31, 2011(1) (In millions)	Joseph L. Hooley	Edward J. Resch	Joseph C. Antonellis	James S. Phalen	Scott F. Powers
Cash Severance(2)	$10.00	$10.00	$10.00	$10.00	$10.00
Accrued Obligations for 2011 Incentive Compensation(3)	10.00	5.69	5.53	5.69	6.50
Enhanced Pension Benefit(4)	3.35	1.45	2.87	2.29	0.84
Unvested Pension Benefit	5.75	—	—	—	1.67
Accelerated Vested Options Intrinsic Value(5)	—	—	—	—	1.46
Accelerated Vested Stock Value(6)	13.06	6.05	5.34	6.59	6.00
Payout of Performance Awards(7)	3.23	2.33	2.02	2.09	7.54
Other Benefits	0.21	0.11	0.10	0.11	0.11
Total Value	45.60	25.63	25.86	26.77	34.12
Tax Gross-Up Payment(8)	13.69	8.86	8.50	8.95	11.89

(1)	Calculations assume a change of control occurred on December 31, 2011 and a termination entitling the executives to the specified benefits occurred on that date. The value of shares of common stock used in calculations is based on the closing price of State Street’s common stock on the NYSE on December 30, 2011, $40.31.

(2)	The amount would be paid as a lump sum but has been calculated without any present-value discount assuming that base pay would continue at 2011 rates, with incentive compensation each year at the target incentive compensation amount under the SEAIP applicable in 2011.

(3)	The accrued obligation is equal to the target incentive compensation amount under the SEAIP to be paid in cash or equity to each executive in February 2012 for the 2011 year.

(4)	The enhancement to any pension benefit otherwise owing to the executive would be paid as a lump sum but has been calculated assuming that base pay would continue at 2011 rates, with target incentive compensation each year creditable in full for supplemental pension purposes. 2010 was the final year for the defined benefit transition for which base pay and target incentive compensation applied.

(5)	Represents the difference between the closing price of State Street stock on December 30, 2011 and the exercise price of all unvested options/SARs that are accelerated upon a change of control.

(6)	Represents the value of all shares of restricted stock and performance awards with known performance that were subject to service-based restrictions on December 30, 2011. These restrictions lapse upon a change of control.

(7)	Represents the value of unearned performance awards and performance based restricted stock units granted in 2009, 2010 and 2011.

(8)	For purposes of determining tax gross-up amounts, it has been assumed that: (a) SEAIP incentive compensation opportunities and performance-based restricted stock unit awards that were granted in 2011 under the non-SEAIP component of our incentive compensation program were awarded through the ordinary course and would not be treated as contingent on the change of control; (b) the incentive compensation component of the executive’s entitlements (that portion guaranteed as part of the accrued obligations, plus any excess payable in 2011) would be treated as reasonable compensation for services rendered prior to the change of control for purposes of applicable tax regulations; (c) the value of any early retirement subsidy triggered by a change of control is included; (d) payments under performance awards for the cycle ended December 31, 2011 are not contingent on the change of control to the extent such amounts would have been paid in the absence of a change of control and are otherwise treated as contingent on the change in control; (e) there is no six-month delay in payment required to comply with the requirements of Section 409A as applied to “nonqualified deferred compensation”; and (f) except as noted in (b) above, no portion of the amounts contingent on the change of control would be treated as reasonable compensation.

EXAMINING AND AUDIT COMMITTEE MATTERS

Examining and Audit Committee Pre-Approval Policies and Procedures

State Street’s Examining and Audit Committee has established pre-approval policies and procedures applicable to all services provided by State Street’s independent auditor, pursuant to which the Examining and Audit Committee will review for approval each particular service expected to be provided. In connection with that review, the Examining and Audit Committee will be provided with sufficient detailed information so that it can make well-reasoned assessments of the impact of the services on the independence of the independent auditor. Pre-approvals include pre-approved cost levels or budgeted amounts or a range of cost levels or budgeted amounts. Substantive changes in terms, conditions, and fees resulting from changes in the scope, structure, or other items also require pre-approval. The pre-approvals include services in categories of audit services, audit-related services, tax services and other services (services permissible under the SEC’s auditor independence rules). The services shown in the table below were approved by the Examining and Audit Committee in accordance with these pre-approval policies and procedures.

Audit and Non-Audit Fees

Ernst & Young LLP was State Street’s independent auditor for the fiscal year ended December 31, 2011. Fees incurred by State Street and its subsidiaries for professional services rendered by Ernst & Young with respect to 2011 and 2010 were as follows:

Description (In millions)	2011	2010

Audit Fees	$17.3	$15.6
Audit-Related Fees	13.0	11.9
Tax Fees	6.0	5.5
All Other Fees	1.7	0.2

Services provided under Audit Fees primarily included statutory and financial statement audits, the requirement to opine on the design and operating effectiveness of internal control over financial reporting and accounting consultations billed as audit services. Services provided under Audit-Related Fees consisted principally of reports on the processing of transactions by servicing organizations, non-statutory audits and due diligence procedures. Services provided under Tax Fees consisted principally of expatriate tax, compliance and corporate tax advisory services. Services provided under All Other Fees consisted of advisory services primarily related to certain regulatory initiatives.

In addition to the services described above, Ernst & Young provides audit and tax compliance services to certain mutual funds, exchange-traded funds and foreign-based private investment funds for which State Street is the sponsor and investment adviser or manager. The mutual funds and exchange-traded funds have boards of directors or similar bodies that make their own determinations as to selection of the funds’ audit firms and approval of any fees paid to such firms. In the case of certain foreign-based private investment funds, State Street participates in the selection of the audit firm to provide the audit and tax compliance services. All of the fees for such services are paid by the entities and not by State Street.

Report of the Examining and Audit Committee

The Examining and Audit Committee, referred to in this report as the Committee, furnishes the following report:

On behalf of State Street’s Board of Directors, the Committee oversees the operation of a comprehensive system of internal controls designed to ensure the integrity of State Street’s financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance, and independence of State Street’s registered public accounting firm.

Consistent with this oversight responsibility, the Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2011 and their assessment of internal control over financial reporting as of December 31, 2011. Ernst & Young LLP, State Street’s independent registered public accounting firm, issued their unqualified report on State Street’s financial statements and the design and operating effectiveness of State Street’s internal control over financial reporting.

The Committee has also discussed with Ernst & Young LLP the matters required to be discussed in accordance with PCAOB AU Section 380, “Communications with Audit Committees”. The Committee has also received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” and has conducted a discussion with Ernst & Young LLP relative to its independence. The Committee has considered whether Ernst & Young LLP’s provision of non-audit services is compatible with its independence.

Based on these reviews and discussions, the Committee recommended to the Board of Directors that State Street’s audited financial statements for the year ended December 31, 2011 be included in State Street’s annual report for the fiscal year then ended.

Submitted by,

Ronald L. Skates, Chair Peter Coym David P. Gruber Charles R. LaMantia Richard P. Sergel

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires State Street’s directors, executive officers and any beneficial owners of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. State Street is not aware of any 10% beneficial owners. Based on State Street’s review of the reports it has received and written representations from its directors and executive officers, State Street believes that all of its directors and officers complied with all Section 16(a) reporting requirements applicable to them with respect to transactions in 2011.

PROPOSALS AND NOMINATIONS BY SHAREHOLDERS

Shareholders who wish to present proposals for inclusion in State Street’s proxy materials for the 2013 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and State Street’s by-laws. To be eligible for inclusion in State Street’s proxy materials, the shareholder proposals must be received by the Secretary of State Street on or before December 6, 2012.

Under State Street’s by-laws, nominations for directors and proposals of business other than those to be included in State Street’s proxy materials following the procedures described in Rule 14a-8 may be made by shareholders entitled to vote at the meeting if notice is timely given and if the notice contains the information required by the by-laws and such business is within the purposes specified in our notice of meeting. Except as noted below, to be timely, a notice with respect to the 2013 annual meeting must be delivered to the Secretary of State Street no earlier than February 15, 2013 and no later than March 17, 2013 unless the date of the 2013 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2012 annual meeting, in which event the by-laws provide different notice requirements. Any proposal of business or nomination should be mailed to: Office of the Secretary, State Street Corporation, One Lincoln Street, Boston, Massachusetts 02111.

State Street’s by-laws specify requirements relating to the content of the notice that shareholders must provide to the Secretary of State Street, including a shareholder nomination for director, to be properly presented at a shareholder meeting.

Appendix A

STATE STREET CORPORATION

2006 EQUITY INCENTIVE PLAN

as Amended and Restated (2012)

1)	DEFINED TERMS; EFFECTIVE DATE

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms. The Plan shall take effect on the Effective Date.

2)	PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based Awards.

3)	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan, determine eligibility for and grant or cancel Awards; determine, modify or waive the terms and conditions, size, or type of any Award, prescribe forms, rules and procedures, and otherwise do all things necessary to carry out the purposes of the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator will exercise its discretion consistent with qualifying the Award for that exception. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4)	LIMITS ON AWARDS UNDER THE PLAN

a)	Number of Shares. The number of shares of Stock available for delivery in satisfaction of Awards under the Plan shall be determined in accordance with this Section 4(a).

(1)	Subject to Section 7(b), the maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan shall be 52,500,000 plus the number (not to exceed 8,000,000) of unused Prior Plan shares. For purposes of the preceding sentence, shares of Stock shall be unused Prior Plan shares (i) if they were subject to awards under the Prior Plan, other than restricted stock awards, that were outstanding on the day preceding the Effective Date to the extent such Prior Plan awards are exercised or are satisfied, or terminate or expire, on or after the Effective Date without the delivery of such shares, or (ii) if they were outstanding on the day preceding the Effective Date as restricted stock awards under the Prior Plan and are thereafter forfeited. The number of shares of Stock delivered in satisfaction of an Award shall be, for purposes of the first sentence of this Section 4(a)(1), the number of shares of Stock subject to the Award reduced by the number of shares of Stock (a) withheld by the Company in payment of the exercise price of the Award or in satisfaction of tax withholding requirements with respect to the Award, or (b) awarded under the Plan as Restricted Stock but thereafter forfeited, or (c) made subject to an Award that is exercised or satisfied, or that terminates or expires, without the delivery of such shares.

(2)

To the extent consistent with the requirements of Section 422 and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition shall not reduce the number of shares available for Awards under the Plan.

b)	Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

c)	Section 162(m) Limits. Subject to Section 7(b), the maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year and the maximum number of shares of Stock subject to SARs granted to any person in any calendar year shall each be 2,000,000, and the maximum number of shares subject to other Awards granted to any person in any calendar year shall be 2,000,000 shares. The provisions of this Section 4(c) shall be construed in a manner consistent with Section 162(m).

5)	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Subsidiaries who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Subsidiaries. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6)	RULES APPLICABLE TO AWARDS

a)	All Awards

(1)	Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting any Award granted hereunder, the Participant agrees to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2)	Term of Plan. No Awards may be made after May 15, 2022, but previously granted Awards may continue beyond that date in accordance with their terms.

(3)	Transferability. Neither ISOs nor, except for gratuitous transfers (i.e., transfers for no consideration) to the extent permitted by the Administrator, other Awards may be transferred other than by will or the laws of descent and distribution, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides, other non-transferable Awards requiring exercise) may be exercised only by the Participant.

(4)	Vesting, Etc. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply: immediately upon the cessation of the Participant’s Employment, each Award requiring exercise that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited, except that:

(a)	subject to (B) and (C) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate;

(b)	all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate; and

(c)	all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if the Administrator in its sole discretion determines that such cessation of Employment has resulted for reasons which cast such discredit on the Participant as to justify immediate termination of the Award.

(5)	Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(6)	Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered consistent either with exemption from, or compliance with, the requirements of Section 409A to the extent applicable.

(7)	Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Subsidiaries, or any rights as a shareholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or Subsidiary to the Participant.

(8)	Section 162(m). This Section 6(a)(8) applies to any Performance Award intended to qualify as performance-based for the purposes of Section 162(m) other than a Stock Option or SAR. In the case of any Performance Award to which this Section 6(a)(8) applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such Performance Awards, the Administrator will preestablish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator will certify whether the applicable Performance Criteria have been attained and such determination will be final and conclusive. No Performance Award to which this Section 6(a)(8) applies may be granted after the first meeting of the shareholders of the Company held in 2017 until the listed performance measures set forth in the definition of “Performance Criteria” (as originally approved or as subsequently amended) have been resubmitted to and reapproved by the shareholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval.

b)	Awards Requiring Exercise

(1)	Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2)	Section 409A Exemption. Except as the Administrator otherwise determines, no Award requiring exercise shall have deferral features, or shall be administered in a manner, that would cause such Award to fail to qualify for exemption from Section 409A.

(3)	Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be 100% of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. No such Award, once granted, may be repriced other than in accordance with the applicable shareholder approval requirements of the New York Stock Exchange. Fair market value shall be determined by the Administrator consistent with the requirements of Section 422 and Section 409A.

(4)	Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the following: all payments will be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of shares of Stock that have been outstanding for at least six months (unless the Administrator approves a shorter period) and that have a fair market value equal to the exercise price, (ii) through a broker-assisted exercise program acceptable to the Administrator, (iii) by other means acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under Section 6(b)(3)(i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

c)	Awards Not Requiring Exercise

Restricted Stock and Unrestricted Stock, whether delivered outright or under Awards of Stock Units or other Awards that do not require exercise, may be made in exchange for such lawful consideration, including services, as the Administrator determines. Any Award resulting in a deferral of compensation subject to Section 409A shall be construed to the maximum extent possible, as determined by the Administrator, consistent with the requirements of Section 409A.

7)	EFFECT OF CERTAIN TRANSACTIONS

a)	Mergers, etc. Except as otherwise provided in an Award, the following provisions shall apply in the event of a Covered Transaction:

(1)	Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2)	Cash-Out of Awards. If the Covered Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards, equal in the case of each affected Award to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award, over (B) the aggregate exercise or purchase price, if any, under the Award (in the case of an SAR, the aggregate base price above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines.

(3)

Acceleration of Certain Awards. If the Covered Transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, substitution or cash-out, each Award requiring exercise will become fully exercisable, and the delivery of shares of Stock deliverable under each outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated and such shares will be delivered, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a shareholder in the Covered Transaction.

(4)	Termination of Awards Upon Consummation of Covered Transaction. Each Award (unless assumed pursuant to Section 7(a)(1) above), other than outstanding shares of Restricted Stock (which shall be treated in the same manner as other shares of Stock, subject to Section 7(a)(5) below), will terminate upon consummation of the Covered Transaction.

(5)	Additional Limitations. Any share of Stock delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject. In the case of Restricted Stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

b)	Change in and Distributions With Respect to Stock; Other Adjustments

(1)	Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and to the maximum share limits described in Section 4(c), and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2)	Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to shareholders other than those provided for in Section 7(a) and 7(b)(1), material changes in law or accounting practices, principles, or interpretations, mergers, consolidations, acquisitions, dispositions, or similar corporate transactions, or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, and the performance-based compensation rules of Section 162(m), where applicable.

(3)	Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

c)	Change in Control Provisions. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control:

(1)	Acceleration of Stock Options and SARs; Effect on Other Awards. All Stock Options and SARs outstanding as of the date such Change of Control is determined to have occurred and which are not then exercisable shall (prior to application of the provisions of Section 7(a), above, in the case of a Change of Control that also constitutes a Covered Transaction) become exercisable to the full extent of the original grant, all shares of Restricted Stock which are not otherwise vested shall vest, and holders of Performance Awards granted hereunder as to which the relevant performance period has not ended as of the date such Change of Control is determined to have occurred shall be entitled at the time of such Change of Control to receive a cash-out with respect to each Performance Award in the amount and in a form described in Section 7(a)(2).

(2)	Restriction on Application of Plan Provisions Applicable in the Event of Termination of Employment. After a Change of Control, Stock Options and SARs granted under Section 7(a)(1) as substitution for existing Awards shall remain exercisable following a termination of employment or other service relationship (other than termination by reason of death, disability (as determined by the Company) or retirement (as defined in the Award)) for the lesser of (i) a period of seven (7) months, or (ii) the period ending on the latest date on which such Stock Option or SAR could otherwise have been exercised.

(3)	Restriction on Amendment. In connection with or following a Change of Control, neither the Committee nor the Board may impose additional conditions upon exercise or otherwise amend or restrict any Award, or amend the terms of the Plan in any manner adverse to the holder thereof, without the written consent of such holder.

d)	Section 409A. Notwithstanding the foregoing provisions of this Section 7, Awards subject to and intended to satisfy the requirements of Section 409A shall be construed and administered consistent with such intent.

8)	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9)	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon shareholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10)	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

11)	MISCELLANEOUS

a)

Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

b)	Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company nor the Administrator, nor any person acting on behalf of the Company or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 11(b) shall limit the ability of the Administrator or the Company to provide by express agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.

c)	Special Terms for Non-U.S. Participants. The Administrator may establish special rules under the Plan (which may be, but need not be, consistent with the rules applicable to Participants and Awards generally) for Awards to Participants who are or are expected to be employed by or otherwise providing services outside the United States or to a non-U.S. Subsidiary, provided, that no such rules shall be established without the approval of the shareholders of the Company to the extent they would be ineffective without such shareholder approval if accomplished as an amendment to the Plan pursuant to Section 9.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Executive Compensation Committee or, if the Board so determines, another committee of the Board, except that the Executive Compensation Committee or such other committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power and authority to grant or to allocate, consistent with the requirements of Chapter 156D of the Massachusetts General Laws and subject to such limitations as the Executive Compensation Committee or such other committee may impose, Awards among such persons (other than officers of the Company) eligible to receive Awards under the Plan as such delegated officer or officers determine consistent with such delegation; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation. If the Executive Compensation Committee or such other committee includes members who are not “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or “outside directors” within the meaning of paragraph (4)(c)(i) of Section 162(m), it shall act and shall be deemed to have acted, in any case where it would be required to do so with respect to Awards to directors or executive officers of the Company to ensure exemption under Rule 16b-3 or Section 162(m), through a subcommittee consisting solely of its non-employee and outside director members.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Awards (other than Awards described in (i) through (vi) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Change in Control”: Any of the following:

(1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (x) the then outstanding shares of Stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following acquisitions of Outstanding Company Common Stock and Outstanding Company Voting Securities: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this definition; or

(2) Individuals who, as of the effective date of the Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to such effective date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(3) Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed with respect to the Company prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company;

provided, that, to the extent necessary to ensure compliance with the requirements of Section 409A, where applicable, an event described above shall be treated as a Change in Control only if it also constitutes or results in a change in ownership or control of the Company, or a change in ownership of assets of the Company, described in Section 409A.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect. Any reference to a provision of the Code shall include, as determined by the Administrator, a reference to applicable regulations and Internal Revenue Service guidance with respect to such provision.

“Company”: State Street Corporation.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Effective Date”: The date on which the shareholders of the Company approve the Plan.

“Employee”: Any person who is employed by the Company or a Subsidiary.

“Employment”: A Participant’s employment or other service relationship with the Company and its Subsidiaries. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Subsidiaries. If a Participant’s employment or other service relationship is with a Subsidiary and that entity ceases to be a Subsidiary, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a Subsidiary unless the Participant transfers Employment to the Company or its remaining Subsidiaries.

“Executive Compensation Committee”: The Executive Compensation Committee of the Board.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO. No ISO shall be exercisable beyond ten years from the date of grant.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenue; assets; expenses; expense control; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; capital or capital ratios; one or more operating ratios; operating leverage; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; shareholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions, changes in accounting principles or interpretations, impairment charges) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: The State Street Corporation 2006 Equity Incentive Plan as from time to time amended and in effect.

“Prior Plan”: The State Street Corporation 1997 Equity Incentive Plan as amended and in effect prior to the Effective Date.

“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the fair market value of such shares at the date of grant.

“Section 409A”: Section 409A of the Code.

“Section 422”: Section 422 of the Code.

“Section 162(m)”: Section 162(m) of the Code.

“Stock”: The Common Stock of the Company, par value $1 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Subsidiary”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) or

Section 414(c) of the Code, except that in determining eligibility for the grant of a Stock Option or SAR by reason of service for a Subsidiary, Sections 414(b) and 414(c) of the Code shall be applied by substituting “at least 50%” for “at least 80%” under Section 1563(a)(1), (2) and (3) of the Code and Treas. Regs. § 1.414(c)-2; provided, that to the extent permitted under Section 409A, “at least 20%” shall be used in lieu of “at least 50%”; and further provided, that the lower ownership threshold described in this definition (50% or 20% as the case may be) shall apply only if the same definition of affiliation is used consistently with respect to all compensatory stock options or stock awards (whether under the Plan or another plan). The Company may at any time by amendment provide that different ownership thresholds (consistent with Section 409A) apply. Notwithstanding the foregoing provisions of this definition, except as otherwise determined by the Administrator a corporation or other entity shall be treated as a Subsidiary only if its employees would be treated as employees of the Company for purposes of the rules promulgated under the Securities Act of 1933, as amended, with respect to the use of Form S-8.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

Appendix B

Excerpt from State Street’s Corporate Governance Guidelines

The Board will have a majority of directors who meet the criteria for independence required by the New York Stock Exchange (NYSE) corporate governance standards. The Board has adopted the following guidelines to assist it in determining director independence in accordance with the NYSE standards. To be considered independent, the Board must determine, after review and recommendation by the Nominating and Corporate Governance Committee, that the director has no direct or indirect material relationship with the Company. The Board has established the following categorical guidelines to assist it in determining independence:

a.	A director will not be independent if he or she does not satisfy any of the bright-line tests set forth in Section 303A.02 (b) of the NYSE Listed Company Manual.

b.	The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if the State Street director or a member of such director’s immediate family (as defined in Section 303A of the NYSE Listed Company Manual) is a director or owner of less than a 10% ownership interest of another company (including a tax-exempt organization) that does business with the Company; provided such State Street director is not involved in negotiating the transaction; (ii) if the State Street director or a member of such director’s immediate family is a current employee, consultant or executive officer of another company (including a tax-exempt organization) that does business with the Company; provided that, (x) where the State Street director is an employee, consultant or executive officer of the other company, neither the director nor any of his or her immediate family members receives any special benefits as a result of the transaction and (y) the annual payments to, or payments from, the Company from, or to, the other company, for property or services in any completed fiscal year in the last three fiscal years are equal to or less than the greater of $1 million, or two percent of the consolidated gross annual revenues of the other company during the last completed fiscal year of the other company; and (iii) if the State Street director or member of such director’s immediate family is a director, trustee, employee or executive officer of a tax-exempt organization that receives discretionary charitable contributions from the Company; provided such State Street director and his or her Immediate Family Members do not receive any special benefits as a result of the transaction; and further provided that, where the director or immediate family member is an executive officer of the tax-exempt organization, the amount of discretionary charitable contributions in any completed fiscal year in the last three fiscal years are not more than the greater of $1 million, or two percent of that organization’s consolidated gross revenues in the last completed fiscal year of that organization (in applying this test, State Street’s automatic matching of employee charitable contributions to a charitable organization will not be included in the amount of State Street’s discretionary contributions).

c.

The following commercial relationships will not be considered to be a material relationship that would impair a director’s independence: lending relationships, deposit relationships or other banking relationships (such as depository, transfer, registrar, indenture trustee, trusts and estates, private banking, investment management, custodial, securities brokerage, cash management and similar services) between State Street and its subsidiaries, on the one hand, and a company with which the director or such director’s immediate family member is affiliated by reason of being a director, employee, consultant, executive officer, general partner or a equityholder thereof, on the other, provided that: (i) such relationships are in the ordinary course of the Company’s business and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; (ii) with respect to a loan by the Company to such company or its subsidiaries, such loan has been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve and Section 13(k) of the Securities Exchange Act of 1934, such loan did not involve more than the normal risk of collectability or present other unfavorable features, and no

B-1

event of default has occurred under the loan; and (iii) payments to the Company for property or services (including fees and interest on loans but not including principal repayments) from such company does not exceed the limit provided in (b)(ii) above.

If a relationship is described by the categorical guidelines contained in both paragraphs b and c above, it will not be considered to be a material relationship that would impair a director’s independence if it satisfies all of the applicable requirements of either paragraph b or c. For relationships not covered by the categorical guidelines (either because they involve a different type of relationship or a different dollar amount), the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth above. The Company will explain in the next proxy statement the basis for any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical guidelines of immateriality set forth above.

B-2

State Street Corporation

One Lincoln Street

Boston, MA 02111-2900

STATE STREET CORPORATION ONE LINCOLN STREET BOSTON, MA 02111

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 14, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 14, 2012. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, annual reports and related materials electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy and related materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M44272-P21768	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

  STATE STREET CORPORATION

The Board of Directors recommends a vote FOR each director nominee in Item 1 and FOR Items 2, 3 and 4.
Vote On Directors
Item 1	To elect 12 directors

	Nominees for Director:		For	Against	Abstain

	1a.	K. Burnes	☐	☐	☐

	1b.	P. Coym	☐	☐	☐

	1c.	P. de Saint-Aignan	☐	☐	☐

	1d.	A. Fawcett	☐	☐	☐

	1e.	D. Gruber	☐	☐	☐

	1f.	L. Hill	☐	☐	☐

	1g.	J. Hooley	☐	☐	☐

	1h.	R. Kaplan	☐	☐	☐

	1i.	R. Sergel	☐	☐	☐

	1j.	R. Skates	☐	☐	☐

			For	Against	Abstain

	1k.	G. Summe	☐	☐	☐

	1l.	R. Weissman	☐	☐	☐

Vote on Proposals

Item 2	To approve an advisory proposal on executive compensation;		☐	☐	☐

Item 3	To approve the amended and restated 2006 equity incentive plan to, among other things, increase by 15.5 million the number of shares of our common stock that may be delivered in satisfaction of awards under the plan; and		☐	☐	☐

Item 4	To ratify the selection of Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2012.		☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

NOTE: Shareholder - Please sign exactly as your name appears hereon

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Dear Shareholder:

We cordially invite you to attend the 2012 annual meeting of shareholders of State Street Corporation. The meeting will be held at One Lincoln Street, 36th Floor, Boston, Massachusetts, on Wednesday, May 16, 2012, at 10:00 a.m. Eastern Time.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting and proxy statement.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote. We urge you to vote regardless of the number of shares you hold. Please mark, sign, date and mail promptly this proxy card in the return envelope. You may also vote electronically by telephone or over the Internet by following the instructions included with this proxy card. In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

We look forward to seeing you at the annual meeting. Your continuing interest in State Street is very much appreciated.

Sincerely,

Joseph L. Hooley
Chairman, President and Chief Executive Officer

PLEASE NOTE: If you plan to attend the meeting, please allow additional time for registration and security clearance. You will be asked to present a valid picture identification acceptable to our security personnel, such as a driver’s license or passport. Public fee-based parking is available at State Street’s headquarters at One Lincoln Street (entrance from Kingston Street). Other public fee-based parking facilities available nearby include the LaFayette Corporate Center and the Hyatt Hotel (entrances from Rue de LaFayette).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M44273-P21768

STATE STREET CORPORATION

Annual Meeting of Shareholders - May 16, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all proxies, hereby appoints Kevin Brady, S. Kelley MacDonald and Shannon Stanley, or any of them, with full power of substitution, as proxies to vote all shares of common stock of State Street Corporation which the undersigned is entitled to vote at the annual meeting of shareholders of State Street Corporation to be held at One Lincoln Street, Boston, Massachusetts 02111 on May 16, 2012 at 10:00 a.m. Eastern Time, or at any adjournment thereof, as indicated on the reverse side, and in their discretion on any other matters that may properly come before the meeting or any adjournment thereof.

To vote in accordance with the recommendations of the Board of Directors, just sign and date the other side; no boxes need to be checked. The shares represented by this proxy will be voted in accordance with the specification made. If no specification is made, the proxy will be voted FOR the twelve director nominees and FOR Items 2, 3 and 4.